ST. GENEVIEVE RESOURCES LTD.
EMERALD ISLE MINE

TECHNICHAL REVIEW,
EVALUATION  OF ALTERNATIVES AND
PROPOSAL FOR ADDITIONAL WORK

(BEHRE DOLBEAR PROJECT 06-072)

December 15, 2006

Prepared By:

BEHRE DOLBEAR & COMPANY (USA), INC.
999 EIGHTEENTH STREET, SUITE 1500
DENVER, COLORADO 80202
(303) 620-0020

Behre Dolbear
founded 1911 MINERALS INDUSTRY CONSULTANTS

Behre Dolbear is the preeminent international minerals industry consultancy responding to the needs of its clients by providing superior and comprehensive business, management, technical, and environmental advisory and consulting services while adhering to the highest ethical and professional standards.

Behre Dolbear & Company, Inc.
Denver, Colorado

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Behre Dolbear
BEHRE DOLBEAR & COMPANY (USA), INC.
 founded 1911 MINERALS INDUSTRY CONSULTANTS

December 15, 2006

Mr. Bryan Wilson
President
St. Genevieve Resources Ltd.
141 Adelaide Street West, Suite 901
Toronto, Ontario M5H 3L9
Canada

RE:	Behre Dolbear's Report "Emerald Isle Mine Analysis and Review for the Re-Start of Operations" - J06-072

Dear Mr. Wilson:

Attached please find the above referenced report from Behre Dolbear. It has been a pleasure to have worked with St. Genevieve Resources and we look forward to a continuing working relationship in the near future.

We hope you find our report helpful. If you wish to discuss the report in greater detail, please call me at (215) 702-8974.

Sincerely,

BEHRE DOLBEAR & COMPAI Y (USA), INC.

/s/ Donald K. Cooper
Donald K. Cooper
President

100 Park Avenue, Suite 1600 New York, New York 10017 212-684-4150  fax 212-684-4438
BEIJING DENVER GUADALAJARA HONG KONG LONDON NEW YORK SANTIAGO SYDNEY TORONTO VANCOUVER
www.dolbear.com

TABLE OF CONTENTS

1.0	EXECUTIVE SUMMARY		1
	1.1	INTRODUCTION	1
	1.2	STATUS AND ONGOING WORK	4
	1.3	GEOLOGY	6
	1.4	MINERAL INVENTORY AND RESERVES	6
	1.5	MINING	7
	1.6	PROCESSING	7
	1.7	INFRASTRUCTURE	8
	1.8	ENVIRONMENTAL	9
	1.9	MINERAL TITLE, LAND, AND WATER RIGHTS	10
	1.10	CAPITAL COSTS	10
	1.11	OPERATING COSTS	11
	1.12	MARKETING	11
	1.13	RISK ANALYSIS	12
2.0	DISCLAIMER		14
	2.1	ELECTRONIC DISCLAIMER	14
3.0	INTRODUCTION		15
	3.1	GENERAL	15
	3.2	BACKGROUND	15
	3.3	SCOPE OF WORK	16
	3.4	PROJECT PERSONNEL	17
	3.5	PROCEDURES	20
	3.6	ACKNOWLEDGEMENTS	21
	3.7	UNITS OF MEASUREMENT AND CURRENCY	21
4.0	GEOLOGY		22
	4.1	GEOLOGICAL SETTING	22
		4.1.1 Regional Geology	22
		4.1.2 Property Geology	24
	4.2	MINERALIZATION	26
		4.2.1 Types of Mineralization	26
		4.2.2 Genetic Model	27
	4.3	GEOCHEMISTRY OF THE EMERALD ISLE COPPER DEPOSIT	29
5.0	MINERAL RESOURCES		31
	5.1	INTRODUCTION	31
	5.2	DRILLING DATA	31
	5.3	ELECTRONIC DATA BASE	32
	5.4	DENSITY MEASUREMENTS	32
	5.5	GEOLOGICAL INTERPRETATION	32
	5.6	ASSAY STATISTICS	33
	5.7	COMPOSITING	33
	5.8	BLOCK MODEL	33
	5.9	CLASSIFICATION OF MINERAL RESOURCES	34
	5.10	POTENTIALLY MINABLE RESOURCES	35
	5.11	RISKS AND CONCLUSIONS	41

i

6.0	MINING		43
	6.1	INTRODUCTION	43
	6.2	PIT SLOPE DESIGN	43
	6.3	HAUL ROAD DESIGN	48
	6.4	WASTE DUMP DESIGN	48
	6.5	CONTRACT MINING	48
	6.6	DILUTION	49
	6.7	PRE-STRIPPING	50
	6.8	MINE STAFFING	50
	6.9	CAPITAL AND OPERATING COSTS	50
	6.10	RISK ANALYSIS	51
7.0	PROCESSING		52
	7.1	INTRODUCTION	52
	7.2	MINERAL PROCESSING AND METALLURGICAL TESTING	53
		7.2.1 TSC Enterprises (Arimetco)	53
		7.2.2 SGV-MSRDI	55
		7.2.3 SGV - Metcon Research	56
	7.3	ORE MINERALOGY	67
	7.4	PROPOSED FLOWSHEET	67
	7.5	RECOVERY	68
	7.6	PRODUCTION SCHEDULE	68
	7.7	REAGENTS AND CONSUMABLES	69
	7.8	METALLURGICAL ENGINEERING	69
	7.9	MANPOWER REQUIREMENTS AND WORK SCHEDULES	69
	7.10	CATHODE QUALITY	69
	7.11	COMMENTS AND RISK ANALYSIS	70
8.0	INFRASTRUCTURE		72
	8.1	INTRODUCTION	72
	8.2	TRANSPORTATION	72
	8.3	WATER SUPPLY	72
	8.4	ELECTRIC POWER SUPPLY	73
	8.5	COMMUNICATIONS	73
	8.6	SURFACE FACILITIES	74
	8.7	MINERAL TITLE, LAND, AND WATER RIGHTS	74
9.0	ENVIRONMENTAL		77
	9.1	INTRODUCTION	77
	9.2	BACKGROUND	77
	9.3	GENERAL DESCRIPTION	77
	9.4	REQUIRED PERMITS AND STATUS	78
	9.5	DOCUMENTS REVIEWED	80
	9.6	CONCLUSIONS	81
	9.7	ENVIRONMENTAL RISK ANALYSIS	81
10.0	CAPITAL COSTS		82
	10.1	INTRODUCTION AND SUMMARY	82
	10.2	MINE CAPITAL COSTS	82
	10.3	PROCESS CAPITAL COSTS	85

	10.4	GENERAL AND ADMINISTRATIVE COSTS	86
11.0	OPERATING COSTS
	11.1	INTRODUCTION	87
	11.2	PROPERTY OPERATING COSTS	87
	11.3	MINE OPERATING COSTS	87
	11.4	PROCESSING	87
	11.5	GENERAL AND ADMINISTRATIVE	88
12.0	MARKETING EMERALD ISLE SX/EX CATHODES		92
	12.1	SUMMARY AND INTRODUCTION	92
	12.2	BACKGROUND	92
	12.3	CATHODE PRODUCTION	92
	12.4	CATHODE QUALITY	93
	12.5	CATHODE SALES	93
	12.6	TRANSPORTATION	94
	12.7	CUSTOMER CHOICE	96
	12.8	SALES RETURN AND REVENUE	97
13.0	PROJECT ECONOMICS		98
	13.1	INTRODUCTION	98
	13.2	METAL PRICES	99
	13.3	FINANCIAL ANALYSIS	99
	13.4	SENSITIVITY ANALYSIS	100
14.0	STATUS AND ONGOING WORK		102

APPENDIX 1.0	VALLS REPORT		A1-1
APPENDIX 2.0	MOUNTAIN STATES RESEARCH & DEVELOPMENT INC. METALLURGICAL TESTING		A2-1
APPENDIX 3.0	KD ENGINEERING CAPITAL COST ESTIMATE		A3-1
APPENDIX 4.0	MONTGOMERY WATSON HARZA CAPITAL COST ESTIMATE		A4-1
APPENDIX 5.0	KD ENGINEERING OPERATING COST REPORT		A5-1
APPENDIX 6.0	MINING CONTRACTOR BIDS		A6-1
APPENDIX 7.0	EMERALD ISLE CASE 1, CASE 2, AND CASE 3 SPREADSHEETS		A7-1

LIST OF TABLES

Table 1.1	Emerald Isle Resource Summary	7
Table 1.2	Emerald Isle Capital Cost Summary	11
Table 1.3	Emerald Isle Average Project Operating Costs	11
Table 4.1	Summary of Multi Element Analysis Ore and PLS (10,000 ppm = 1.0%)	30
Table 5.1	Emerald Isle Indicated Global In-situ Resource	35
Table 5.2	Emerald Isle Inferred Global In-situ Resource	35
Table 5.3	Economic Parameters	36
Table 5.4	Emerald Isle Production Schedule Case 1 - $1.75 Cu and 330,000 tpy Ore Production	39
Table 5.5	Emerald Isle Production Schedule Case 2 - $2.75 Cu and 700,000 tpy Ore Production	40
Table 6.1	Heap and Waste Dump Capacity	46
Table 6.2	Pre-production and Post-production Mining Capital (US$000)	50
Table 7.1	Arimetco Production Record	53
Table 7.2	Screen Analysis Emerald Isle Ore Sample	57
Table 7.3	Screen Analysis "As Received Head Sample" Emerald Isle Mine	58
Table 7.4	Bottle Roll Acid Consumption Test Emerald Isle Pit Sample 2006	60
Table 7.6	Emerald Isle Metallurgical Forecast and Production Case 1 (approximately) 1,000 stpd $2.00 per pound of Copper	68
Table 7.7	Process Reagents and Consumables Case 2 (approximately) 2,000 stpd	69
Table 7.8	Certificate of Analysis Arimetco Cathode Case No. 676	70
Table 8.1	Fresh Water Wells Emerald Isle Mine	73
Table 8.2	Unisource Power Rates	73
Table 8.3	List of Mineral Claims SGV Emerald Isle Property	75
Table 10.1	Emerald Isle Capital Costs	83
Table 10.2	Emerald Isle Capital Costs	84
Table 11.1	Emerald Isle Operating Cost Summary - Case 1	89
Table 11.2	Emerald Isle Operating Cost Summary - Case 2	90
Table 11.3	Emerald Isle Operating Cost Summary - Case 3	91
Table 12.1	Cathode Truck and Rail Costs	95
Table 13.1	Result of Sensitivity Analysis - Case 3	101

LIST OF FIGURES

Figure 4.1.	Regional Geology of the Emerald Isle Area, Mohave County, Arizona	23
Figure 4.2.	Property Geology	25
Figure 5.1.	Final Pit Designs With Haulage Road Designs	37
Figure 5.2.	Final Pit Designs With Haulage Road Designs	38
Figure 6.1.	Site Plan and Existing Topography	44
Figure 6.2.	Heap Location	45
Figure 6.3.	Waste Stockpile Location	47
Figure 7.1.	Cyprus Bagdad Bottle Roll Leach Tests	54
Figure 7.2.	Cyprus Bagdad Column Leach Tests	55
Figure 7.3.	Cumulative Weight Percent Passing Versus Particle Size - Emerald Isle - Assay Screen Analysis	59
Figure 7.4.	Indicated Cumulative Percent Copper Extraction Versus Time - Column Leach Study, St. Genevieve Resources, Ltd. - Crush Size Study - Bulk Sample El-060706-1	62
Figure 7.5.	Indicated Cumulative Percent Iron Extraction Versus Time - Column Leach Study, St. Genevieve Resources, Ltd. - Crush Size Study - Bulk Sample El-60706-1	62
Figure 7.6.	Pregnant Leach Solution pH Versus U.S. Time - Column Leach Study, St. Genevieve Resources Ltd. - Crush Size Study - Bulk Sample El-060706-	63
Figure 7.7.	Cumulative Gangue Sulfuric Acid Consumption Versus Time - Column Leach Study, St. Genevieve Resources Ltd. - Crush Size Study - Bulk Sample El-060706-1	63
Figure 7.8.	Indicated Cumulative Percent Copper Extraction Versus KL Lixiviant/Tonne of Solids - Column Leach Study, St. Genevieve Resources Ltd. - Crush Size Study - Bulk Sample El-060706-1	63
Figure 7.9.	Indicated Cumulative Percent Zinc Extraction Versus Time - Column Leach Study, St. Genevieve Resources Ltd. - Crush Size Study - Bulk Sample El- 060706-1	64
Figure 7.10.	Cumulative Gangue Sulfuric Acid Consumption Versus Time - Column Leach Study, St. Genevieve Resources Ltd. - Crush Size Study - Bulk Sample El-060706-1	65
Figure 7.11.	Pregnant Leach Solution Oxidation-Reduction Potential (mV) Versus Time -Column Leach Study, St. Genevieve Resources Ltd. - Crush Size Study - Bulk Sample El-060706-1	65
Figure 7.12.	Cumulative Percent Moisture Under Leach Versus Time - Column Leach Study, St. Genevieve Resources Ltd. - Crush Size Study - Bulk Sample El- 060706-1	66
Figure 7.13.	Indicated Cumulative Percent Zinc Extraction Versus KL Lixiviant/Tonne of Solids - Column Leach Study, St. Genevieve Resources Ltd. - Crush Size Study - Bulk Sample El-060706 1	66

v

1.0     executive summary

1.1     introduction

The Emerald Isle Mine classified as an exotic copper deposit, is hosted in the basal 25 million year old Gila Conglomerate on the pediment of the Cerbat Mountain range in north western Arizona. The purpose of this report is to present the status of the Emerald Isle Mine Property, a summary of the work carried out to date, a summary of the various development issues needed to be considered, and the status of the classification of the mineral resources on the property. Based upon the supporting information included in historical data and newly constituted resource estimate, Behre Dolbear has developed a Phase 1 assessment of current plans for mining, processing, and environmental considerations. This Phase 1 assessment has determined the technical and economic viability of the current mineral inventory under various pricing scenarios and operational and cost assumptions. The Phase 1 assessment has not sought to optimize the operation nor has the mineral content of either the historical tailings or on-site low grade stockpiles been verified. From the aforementioned data, new capital and operating costs have been developed by K D Engineering (Mineral Industry Consulting and Design Services) and MWH Americas, Inc. (Civil Engineering Services) at a pre-feasibility level of accuracy for inclusion in this report. Finally, a current financial analysis has been prepared which explores project sensitivity and reports discounted cash flow (DCF) and an undiscounted net present value (NPV). Three cases or alternatives are presented for review.

This report develops the indicated resources, mine planning, processing, and operating cost requirements to complete the rehabilitation of the property along with the capital improvements necessary to resume operations at the Emerald Isle Mine. The key to the successful start-up of operations is the maintenance of existing environmental permits and the acquisition of any new permits required. The capital cost estimates to restart the Emerald Isle production includes contingency and working capital. These estimates, developed by KDMR and MWH, are based on actual current capital costs for equipment which has been specified, located, and priced by the suppliers and factored estimates based upon the experience base of KDMR and MWH. A detailed analysis of capital costs is presented in Section 10.0 and of operating costs presented in Section 11.0.

It will become apparent to the reader, that the Phase 1 conditions do not present a suitable technical or economic characterization of the property. Using the Phase 1 data base SGV is currently engaged in a Phase 2 analysis which will define the potential mineralization in the historical tailings and the on-site low-grade stockpiles.

Case 1
With the application of preliminary mine design and ore haulage logistics, there is a potentially mineable resources (indicated resources) of 985,227 tons at a grade of 0.63% copper and 12,413,860 pounds of copper. The mining rate is estimated at approximately 1,000 stpd of ore. A financial case utilizing the indicated resources results in the following economics. With US$7.0 million in capital expenditures, US$9.3 million per year in average operating costs and a copper price of US$2.00 per pound of copper, the mine is uneconomic. Life-of-mine undiscounted cash flow is a negative US$15.2 million.

Case 1 Assumptions
•
No value has been assigned to the low-grade ore stockpiles remaining from previous El Paso Natural Gas and Arimetco operations, or the leach tailings remaining from historical El Paso Natural Gas operations;

•	Metal recoveries are based upon projections developed from 85 day column leach tests as run at KDMR;

•	Capital costs are factored downward from the KDMR estimate for a 2,000 stpd mining rate and ensuing copper production from the SX/EW;

•	Conservative pit slopes have been used to reflect the lack of contemporary rock mechanics investigations; and

•	A water supply adequate to support the operation at a production level of approximately 8,000 pounds of copper per day is developable from local resources.

Case 2
Case 2 is a moderate risk hypothetical example which assumes that a copper price of US$2.75 per pound of copper is achievable over the life of the property. It is Behre Dolbear's opinion that with the current price of copper at approximately US$3.20 per pound of copper, and the relatively short project life, the use of the US$2.75 per pound price is a reasonable assumption. Given the short project life, it could be argued that the entire project copper production could be sold forward for a minimum of US$2.83 per pound of copper, thereby validating the estimated US$2.75 per pound price.

Case 2 shows the potentially mineable resources (indicated resources) increasing to 2,095,709 tons at a grade of 0.52% copper and an average annual production of copper of 6.1 million pounds over the 3+ year life. This case yields average production costs of US$14.6 million per year, a capital investment of US$8.7 million and average operating costs of US$2.38 per pound of copper. Case 2 is uneconomic. The life-of-mine cash flow is a negative US$4.0 million. A copper price of US$3.00 per pound is required to break even.

Case 2 Assumptions
•	A copper sales price of US$2.75 pound of copper is used throughout the project life;

•	That sufficient fresh water can be located and developed to support the operation at 2,000 stpd ore operating rate;

•	Metal recoveries are based upon projections developed from 85-day column leach tests as run at KDMR; and

•
Ore head grades are based upon the grades indicated for the Case 1 the potentially mineable resources (indicated resources) and Behre Dolbear's estimates of the total tonnage and grade of mineralized material brought into the potentially mineable resources (indicated resources) classification by utilizing a US$2.75 per pound of copper selling price.

Case 3
Case 3 is a high risk hypothetical example which assumes that the low-grade ore stockpiles left over from the historical operations will carry a 0.35% copper grade, be shipped as ore thereby replacing an equivalent tonnage of stripping and leach with kinetics similar to the indicated resources treated in Case 1 and Case 2. In addition, the 1.6 million ton El Paso Leach Precipitation Flotation (LPF) tailings may contain up to 1,000,000 pounds of copper, of which 500,000 pounds may be recoverable by placing the sized >20 mesh Tyler material on the heap. To make Case 3 attainable, the low-grade stockpiles have to be accurately surveyed and sampled and a detailed sampling program carried out on the tailings. If the base assumptions are found to be true, the mine has an approximate 4-year life. Case 3 has average production costs of US$10.3 million per year, a capital investment of US$8.7 million and an average annual production of copper of 5.0 million pounds over the 6-year life. With average cash costs of US$2.06 per pound of copper, Case 3 yields an IRR of 21.5% with an undiscounted NPV of US$6.9 million. The results put forward for Case 3 support the Phase 2 efforts to more clearly define the potential of the historical tailings and low-grade stockpiles for inclusion in the mining plans and the need to achieve significant capital and operating cost reductions. SGV has contracted with certain parties to re-analyze the process and mining operating costs and to produce a supportable capital cost estimate for refurbishing the existing facilities.

Case 3 Assumptions
•	That the low-grade ore stockpiles, left over from the historical operations, will in fact carry a 0.35% copper grade;

•	The tailings contain sufficient copper which can be upgraded by simple screening and placing the screened oversize, >20mesh, on the existing heap; and

•	That the assumptions listed in Case 1 and 2 are valid.

1.2     STATUS AND ONGOING WORK

SGV realized at the onset of the aforementioned valuation (Phase 1) for Cases 1, 2, and 3 that the low-grade stockpile material and the El Paso tailings material discussed in Case 3 could not be considered in a pre-feasibility level analysis because insufficient data was available to move this material to a mineable resource and ultimately to a reserve. It was decided to conduct a Phase 1 valuation considering those resources that were sufficiently drilled, sampled, and metallurgically tested to support a pre-feasibility level study. Based on the results of this analysis (provided in this report), a Phase 2 study would be conducted to optimize the exploitation of the Emerald Isle deposit.

Phase 1 - As part of their analysis of the Emerald Isle Project, Behre Dolbear completed a full assessment of the mineral resources and expected copper recovery. This phase of the report was essentially completed in late November of 2006 and sent to SGV for review in December. For this phase, Behre Dolbear relied on its associates, consultants, and outside independent professional companies to assess and re-design, where needed, the entire processing plant and related equipment. The proposed rehabilitation of the process plant and ongoing mining operations were based on agreement with SGV to be accomplished with the use of independent contractors. The permitting and regulatory matters were assessed and determined to be in order.

It was determined that additional mineral resources and sources of water would be required to support economic mining and processing activities. The Phase 1 report is discussed in depth in the main body of this report.

Phase 2 - Behre Dolbear's initial evaluation demonstrated that additional information was required on the waste dump and tailings material to fully evaluate the overall economic viability of the Emerald Isle deposit. A key variable in determining the rate of production is the availability of water in excess of that currently available from SGV's existing wells. SGV Resources recently initiated a study to determine alternative sources of water which may include the drilling of a new well.

Phase 2 examines the proposed operation in light of SGV reducing the capital cost of refurbishing the existing SXEW facilities and reducing the mining costs, including self-performing the mining operation. This phase will rely on the assessment of the resources and copper recovery data confirmed as part of Phase 1 and the base-line design, capital, and operating cost data developed by KD Engineering and MWH.

SGV realizes that a significant copper resource may be present in the El Paso tailings and the low-grade stockpile. The contribution of this resource to the overall project economics was not included in the Phase 1 evaluation due to a lack of reliable data. The tailings were sampled in late 2006 and are presently being analyzed by Metcon Laboratories. The low-grade stockpile will be sampled in early February 2007 and then sent to Metcon Laboratories for assessment. Behre Dolbear will assess the merits of the work being done by SGV and conduct a new valuation based on the revised input data. A report covering Phase 2 may be ready by late March 2007.

1.3  geology

The Emerald Isle property is located in northwestern Arizona near the eastern edge of the Basin and Range Province and just west of the western margin of the Colorado Plateau. The property is on the western flank of the Cerbat Mountains in the Wallapai Mining District, also known as the Chloride District. The Cerbat Mountains trend north and are composed of a Precambrian basement assemblage of Archean metamorphic and igneous rocks intruded by Laramide quartz-monzonite porphyry. Tertiary extrusive rocks crop out on the flanks of the range.

Mineralization in the Wallapai District is characterized by veins containing argentiferous galena, sphalerite, chalcopyrite, and pyrite. The mineralization is laterally zoned with a peripheral gold-silver zone, an intermediate lead-zinc-silver zone with minor gold, and a copper-molybdenum intrusive core. The Mineral Park porphyry copper-molybdenum deposit is located in this core.

The Emerald Isle copper deposit lies approximately 0.5 miles west of the peripheral lead-zinc-silver zone, just outside the main part of the Wallapai District. It is an exotic copper deposit in that the copper was transported from a source some distance away and deposited at its present location. The source of the mineralization is thought to be low-grade porphyry type copper mineralization at the head of Alum Wash 3.5 miles northeast of the deposit.

The copper mineralization is hosted by the Gila Conglomerate. The deposit is lens-shaped within a paleo channel some 2,500 feet long and 500 feet to 750 feet wide. The thickness of the deposit ranges from 20 feet to 300 feet and averages about 100 feet. It is generally thickest in the center and narrows at the margins of the channel.

1.4  mineral inventory and reserves

Behre Dolbear reviewed the drilling and assay backup data for SGV's Emerald Isle resource estimate. Key points are:
•
The drill hole spacing results in classifying the resource as indicated and inferred. Much of the drilling is aged and Behre Dolbear was not able to verify the data sampling procedures or assaying procedures. On the other hand, most of the drilling was conducted by experienced and reputable mining companies.

•
Behre Dolbear, at the request of SGV, produced two mineable resource estimates based on a typical short term copper price projection of US$1.75 per pound of copper and an optimistic price of US$2.75 per pound of copper. Both resource quantities are to be mined over a 3 year period. The mineable resource estimates are as shown in Table 1.1

Table 1.1
Emerald Isle Resource Summary

Variable	US$1.75 per pound of Copper	US$2.75 per pound of Copper
Mineable Resource Tons	985,000	2,095,709
Copper Grade % Copper	0.63	0.52
Stripping Ratio	2.3:1	3.3:1

1.5   MINING

a mining contractor will be engaged to conduct all operations required to move ore from the mine face through crushing and agglomeration and place it on the heap. The contractor will also conduct all operations required to move waste material from the mine face to the waste dump. Ore production will be 6,300 tons per week for the US$1.75 per pound copper case and 13,400 tons per week for the US$2.75 per pound copper case.

Mine operating costs, based on pre-feasibility level bids, are US$6.50 per ton of ore placed on the heap and US$4.08 per ton of waste for the US$1.75 per pound copper pit. Mine operating costs are US$4.63 per ton of ore placed on the heap and US$2.31 per ton of waste for the US$2.75 per pound of copper pit.

Initial capital costs for mining are US$991,000 for the US$1.75 per pound copper pit and US$990,000 for the US$2.75 per pound of copper pit. The contractor charges more per ton of waste for the lower production in the US$1.75 per pound copper case thus offsetting the cost of the higher pre-stripping tonnage in US$2.75 per pound of copper case.

1.6   PROCESSING

The Emerald Isle orebody has undergone several different metallurgical testing regimens over its history. No records are available for the test work accomplished by early 20th century operators or El Paso Natural Gas during its 1960s tenure on the property, but the leach/precipitation/flotation (LPF) operations are thought to have achieved something in the range of 80% recovery of copper from a crushing/rod mill grinding/leach/iron precipitation/flotation operation. Ore grade values are also not existent but are thought to have ranged from 0.60% copper to 1.20% copper. Tailings from that operational era have indicated assays from 0.17% copper to 0.22% copper.

Arimetco operated the property for a short time in the mid-1990s and although plagued with operational difficulties, managed cumulative heap recoveries of 62% over a period of 12 months. No operating conditions are known with the exception that the mine attempted operations at approximately 1,000 stpd but only reached that maximum in one month. The material as placed on the heap was "as mined" and probably included oversize up to 24 inch. The Arimetco plant consisted of 233 gpm SX/EW circuit which was capable of producing approximately 8,000 pounds of copper per day. The plant, including the heap loaded with 162,565 tons of material, was allowed to fall into disrepair. The production record for the Arimetco operation is shown in Table 7.1.

The copper recoveries achieved by Arimetco did not rise to the level planned for in this study. The major contributor to this variance is thought to be the size of the mine run rock which could easily have put large chunks of oxide copper into the heap. This oversize would require significant time under leach to reach higher recoveries and is the reason for proposing a single pass primary crusher at <6 inches for the SGV circuit. This is further reinforced by the consistently high recover of copper out of the heap, by Arimetco, after active mining had ceased. This suggests that a significant quantity of copper, placed on the heap by Arimetco, will be available for recovery by SGV early in the operation schedule.

1.7    infrastructure

The Emerald Isle physical plant and mine has been in evidence for over thirty years. The main office, mine, and process plant are within three miles of the northwest-southeast U.S. Highway 93 which runs from Las Vegas, Nevada to Phoenix, Arizona. The main waste stockpile is within sight of but is not noticeable from the highway. Kingman, Arizona, the closest major metropolitan center with all needed industrial services, is about a one-half hour drive away by U.S. Highway 93. Hospital services are within 30 minutes of the facility site. Of highest concern is the availability of process water. The water available in the three SGV controlled wells is marginally acceptable for operations at the Case 1 (approximately 1,000 stpd) level but will not support Case 2 (approximately 2,000 stpd).

1.8    environmental

The Emerald Isle Mine is located on unpatented mining claims on BLM land about four miles south of Chloride, Arizona. The elevation of the site is about 3,700 feet. Annual precipitation is less than 10 inches. The surrounding sparsely vegetated land is primarily wildlife habitat. No threatened or endangered species are known to be in the vicinity of the mine.

An open pit mine and an SX-EW plant were operated at Emerald Isle by the previous operator, Arimetco International/TSC Enterprises, Inc. These facilities have been idle since 1993. The mine and plant appear to have been properly permitted by the previous operator, and the two major permits remain valid but must be transferred to SGV.

These two major permits are the Aquifer Protection Permit issued by the Arizona Department of Environmental Quality (ADEQ) and the approval of the Mining Plan of Operations and Reclamation Plan by the United States Bureau of Land Management (BLM).

The Aquifer Protection Permit will be transferred to SGV when financial assurance is provided by SGV. Financial assurance is needed for construction, operation, and closure including post closure monitoring. This financial assurance must involve a credible estimate of the construction, operating, and closure costs. Then there needs to be a letter from SGV's Chief Financial Officer stating that the company has the wherewithal to carry out the construction, operation, and closure. A letter from a financial institution indicating that the financing is in place would be helpful, perhaps required. The most recent United States Securities Exchange Commission (SEC) report may also be helpful, if financing is in place. For the closure costs, a surety bond, cash bond, letter of credit, or insurance or some combination thereof, will be needed. This is in addition to the BLM reclamation bond, but involves only additional measures to protect water resources.

BLM approval of the Mining Plan of Operations and Reclamation Plan is primarily awaiting provision of a reclamation bond. The amount of this bond has been calculated at $223,000 plus some yet to be determined amount for removal of Transited) (asbestos containing) pipe which connects the mine facility to the water wells. The bond will likely have to be a cash bond, e.g., a certificate of deposit. Additionally, a BLM resource specialist has questions regarding the proposed new waste rock dump, which may be able to be resolved once a detailed mining plan is completed. That plan could indicate that it is practical to return some waste rock to the pit during the life of the mine. If not, then some redesign of the dump may be required. This issue will have to be resolved before approval of SGV's Mining Plan of Operations and Reclamation Plan is forthcoming from the BLM.

Behre Dolbear believes that there is a low risk of any needed permit to be denied or delayed a year or more. There is a moderate risk of delays of 6 months to a year.

1.9   MINERAL TITLE, LAND, AND WATER RIGHTS

The Emerald Isle Mine property is located in Sections 22, 23, 26, and 27 of Township 23N, R18W, in the Wallapai District, Mohave County, Arizona and consists of 37 Unpatented Lode Mining Claims and 12 Mill-site Claims, registered with the Mohave County mining Recorder and the Bureau of Land Management in Kingman, Arizona. Behre Dolbear has not included verification of land and water rights under its scope of work. Title to water and land will have to be given to legal counsel for verification.

1.10   CAPITAL COSTS

Capital costs for the re-start of operations include refurbishment of the exposed portions of the heap liner which is in place, repair of the PLS pond, reconstruction of the raffinate pond, replacement of all heap piping and pumping, reconstruction of the SX/EW facility, reconstruction of the plant electrics including incoming power line, substation, switch gear and plant wiring, rehabilitation of the plant fresh water supply, and construction of administrative facilities. All capital costs for Case 2, with certain exceptions, have been developed by KDMR and MWH. Capital spending for Case 1, which has been factored from the Case 2 estimate, by Behre Dolbear. The capital spending requirements of the projects, not including SGV administrative costs, are shown in Table 1.2.

Table 1.2
 Emerald Isle Capital Cost Summary

Account	Case 1		Case 2 and 3
	Pre-Production (US$)	Sustaining (US$)	Pre-Production (US$)	Sustaining (US$)
Mine	$100,000		$100,000
Process	$2,970,429	$1,848,000	$3,602,387	$2,800,000
Infrastructure	$315,000		$315,000
Indirect Costs	$833,400		$951,150
Total	$4,218,829		$7,741,537

1.11    OPERATING COSTS

The operating costs for the project have been developed for Cases 1, 2 and 3. The key to understanding the foundation of the operating cost estimate are the detailed analyses which are included in the KDMR report in Appendix 4. The summarized average operating costs are shown in Table 1.3.

Table 1.3
Emerald Isle Average Project Operating Costs

Account	Case 1		Case 2		Case 3
	US$/t Ore	US$/lb Copper	US$/t Ore	US$/lb Copper	US$/t Ore	US$/Ib Copper
Mining Processing	9.59	0.92	7.49	0.85	7.46	0.86
Administrative	2.11	0.18	0.99	0.11	0.98	0.11
Total

1.12   marketing

The Emerald Isle Mine's location in Northern Arizona, is 275 to 325 miles closer to the market, has an advantage over the larger copper mines to the south to serve the southern California copper market by truck or rail. Markets as far as Illinois (Chicago area) and Indiana can be served by rail. The current favorable copper market has a price premium over the COMEX copper price and the buyer pays the freight. The onset of new copper production will eventually require producers to pay the freight in a weaker market. Average shipping costs plus a probable new mine discount (2 to 3 cents) to get back into the market, a copper price discount of six cents a pound off the COMEX projected price is recommended for a pre-feasibility study. Further, a quick return to production can take advantage of the current copper market.

1.13   RISK ANALYSIS

The following definitions have been employed by Behre Dolbear in assigning risk factors to the various aspects and components of the ore reserve determination:

•
High Risk: the factor poses an immediate danger of a failure, which if uncorrected, will have a material effect (>15%) on the project cash flow and performance and could potentially lead to project failure.

•	Moderate Risk: the factor, if uncorrected, could have a significant effect (>10%) on the project cash flow and performance unless mitigated by some corrective action.

•	Low Risk: the factor, if uncorrected, will have little or no effect on project cash flow and performance.

Table 1.4  presents the risk analysis summary for the Emerald Isle Mine.

Table 1.4
Risk Analysis Summary
St. Genevieve Resources Ltd., Emerald Isle Mine

Section in Report/Area	Risk	Category	Mitigation
Mineral Resources	Use of El Paso Data	Medium	Data are accepted upon the known reputation of El Paso for doing acceptable work.
Mineral Resources	Single Bulk Density for all rock types	Low	Low anticipated variability of bulk densities.
Mineral Resources	Lack of Independent BD Drilling	Low	Independent reviews by RPA and MDA make results acceptable.
Mineral Resources	Use of NARSC Topography Map	Low	Thorough review by BD yields acceptable risk.
Mineral Resources	Copper Revenue	Moderate	Future copper contracts may vary considerably
Leach Ore Feed Case 1	Existing drilling and assaying is found to be unreliable	Low	Behre Dolbear has investigated assaying and sampling and found the data base to be reliable.
Leach Ore Feed Case 2	The forecasted copper price does not materialize	Moderate	Behre Dolbear believes that forward sales support the use of the $2.75 copper price.
Leach Ore Feed Case 3	Low-grade stockpile ore exists at tonnages and grades as indicated	High	Data supporting the contents of the low grade stockpiles is anecdotal at best.
Mine Engineering and Planning Case 1	Mine Production Years 1-3+	Low	Proved reserves exist to provide a high degree of reliability to the forecast for this period.
Mine Engineering and Planning Case 2	Mine Production Years 1 -3+	Low	The ore basis is founded on sound data. Only copper price is at risk as addressed above.
Mine Engineering and Planning Case 3	Mine Production Years 1-4+	Moderate to High	A significant tonnage of material is taken from unknown stockpiles and a projected copper price of $2.75 per pound of copper.
Mining Method	Mine Development Design	Low	Very little risk of a design flaw.
Current Flowsheet	SX/EW/Leach Flowsheet	Low	Proven on varied ores.
Recovery	Process Recovery	Low	Projected from 85 day column leach tests on various sizes of column leach feed.
Metallurgical Engineering Support	Metallurgical Engineering Support	Low	The planned staff is minimally adequate.
Process	Leach/SX/EW Operations	Low	Operations proven and well understood.
Process	Mill Maintenance	Low	While old. continued normal maintenance of the facilities is deemed adequate.
Environmental	Environmental-Air	Low	Future air emissions permitting issues could arise upon current agency inspection.
Environmental	Denial of Any Permit	Low	Potential for denial of any permit required.
Environmental	Permit Delay of 6 Months	Moderate	Changes to operating plan may add time to process.
Environmental	Longer Than 6 Month Delay	Low	Project should gain positive treatment from agencies.
Environmental	Superfund Status	Low	Only affected by poor management of operation.
Infrastructure	Infrastructure	High	Mine and Plant are well situated. However the fresh water supply for all Cases is in doubt.
Capital Costs	Mine Development Capital	Low	Mining Contractor Responsibility-Contract
Capital Costs	Process Capital	Moderate	Capital Budget reflects pre-feasibility level of accuracy with adequate contingency.
Operating Costs	Operating Costs	Low	Costs for consumables, labor and salaries match contemporary levels for Arizona operations.
Human Resources/Labor Relations	Human Resources	Low	Adequate Resources should continue to exist in area, even with a tight labor market industry wide.
Management/Org.	Management/Organization	Low	The proposed management organization is adequate.
Concentrate Marketing	Sales of LME Grade 1 Cathodes	Low	Past operations demonstrated the ability of the plant to make high quality cathodes.
3 year Production and Cash Forecast Case 1	Case 1 Production and Cash Forecast	Low	The Case 1 mineable reserve is well established.
3 year Production and Cash Forecast Case 2	Case 2 Production and Cash Forecast	Moderate	The forecast is based on an assumed copper price of $2.75 per pound of copper.
4+ year Production and Cash Forecast Case 3	Case 3 Production and Cash Forecast	High	A significant tonnage of leach feed is contributed by undefined low-grade stockpiles.

2.0     disclaimer

Behre Dolbear has conducted an independent technical review, at a pre-feasibility level, of St. Genevieve Resources Ltd.'s proposed Emerald Isle Mine open pit mine/heap leach/SX/EW restart. Several site visits were made to the project site by Behre Dolbear professionals involved in this project. Behre Dolbear has reviewed technical data, reports, and studies produced by other consulting firms as well as information provided by St. Genevieve Resources Ltd. Our review was conducted on a reasonableness basis and Behre Dolbear has noted herein where such provided information engendered questions. Except for the instances in which we have noted questions, Behre Dolbear has relied upon the information provided as being accurate and suitable for use in this report.

Behre Dolbear assumes no liability for the accuracy of the information provided. We retain the right to change or modify our conclusions if new or undisclosed information is provided which might change our opinion.

Behre Dolbear does not accept any liability other than its statutory liability to any individual, organization, or company and takes no responsibility for any loss or damage arising from the use of this report, or information, data, or assumptions contained therein. With respect to the Behre Dolbear report and use thereof by St. Genevieve Resources Ltd., St. Genevieve Resources Ltd. agrees to indemnify and hold harmless Behre Dolbear, its shareholders, directors, officers, and associates from any and all losses, claims, damages, liabilities, or actions to which they or any of them may become subject under any securities act, statute, or common law and will reimburse them on a current basis for any legal or other expenses incurred by them in connection with investigating any claims or defending any actions.

2.1   electronic disclaimer

Electronic mail copies of this report are not official unless authenticated and signed by Behre Dolbear and are not to be modified in any manner without Behre Dolbear's expressed written consent.

3.0    introduction

3.1   general

St. Genevieve Resources Ltd. (SGV) has engaged Behre Dolbear & Company (USA), Inc. (Behre Dolbear) to carry out an analysis to determine the practicality of re-starting the Emerald Isle Mine operations. The main data sources for the analysis are the limited historical records from operations by El Paso Natural Gas, operations by Arimetco and contemporary exploration, reserve analysis, and metallurgical testing by SGV. The key SGV documents, which Behre Dolbear relied upon for its analysis, are the SGV 2006 Development Plan1, a NI 43-101 Report prepared by Roscoe Postle , and a Statistical Data Set analysis conducted by Vails (Appendix 1). The full text of the NI 43-101 can be found on the St. Genevieve website or http://www.sedar.com.

Behre Dolbear assembled a team of highly qualified and experienced personnel for the project, which was supervised by an experienced project manager who is responsible for the technical and financial performance of the project. The project manager is assisted by a project advisor who is responsible for the overall quality and technical content of the analysis.

3.2  background

The Emerald Isle Mine is located approximately 24 kilometers (km) northwest of the City of Kingman, Arizona and some 160 km (100 miles) southeast of Las Vegas, Nevada. The population of Kingman is about 10,000. The Emerald Isle Mine is situated 1.5 miles from U.S. Highway 93 within Wallapai Mining District, Mohave County, Arizona.

Historic mining activities in the Wallapai District of northern Arizona date back to the early 1860s, mostly for silver and gold within oxidized portions of veins. With the turn of the 20th Century, mining companies started to explore for base metals.
_______________________________
1.	Wilson, B., "Emerald Isle Mine Scoping & Development Plan", April 26, 2006.
2.	Agnerian, H. and Postle, J., "Technical Report on the Emerald Isle Copper Deposit, Arizona, U.S.A.," NI 43-101, Prepared for St. Genevieve Resources Ltd., June 13, 2006 (lsl Revision).
3.	Vails, R., "Statistical Evaluation of the Emerald Isle Data Sets," May 25, 2005.

From 1917 to 1943 the property was worked at various times. From 1944 to 1948, a 300 tons per day copper leaching plant was in operation. About 55,000 tons of copper were reported to have been recovered. Results from this operation reportedly indicated leach recoveries in the order of 80% from "ore" with a head grade of 1% copper. Acid consumption was in excess of 10 pounds of acid per pound of copper produced.

During the past 50 years, considerable amount of work was performed by El Paso Natural Gas Company (El Paso) and contractors. These included the completion of some 24,700 feet of drilling in 130 rotary drill holes, 7,930 feet of drilling in 38 reverse circulation drill (RCD) holes, development of the present open pit, and reported production of some 1.4 million tons of oxide ore averaging approximately 1% copper.

During the 1970s, El Paso also carried out blasting and in-situ leaching at the bottom of the open pit. This was performed in conjunction with the United States Bureau of Mines (now the United States Geological Survey (USGS)). Results of this test, however, were not encouraging.

In 1980, TSC Enterprises, Inc. (TSC) acquired the Emerald Isle Property from El Paso, but the property remained inactive until 1987. In 1980, TSC was acquired by Arimetco, Inc. (Arimetco) and produced some 100,300 pounds of cement copper (82% copper) from the open pit. In 1992, TSC commissioned an 8,000 pounds per day SX/EW plant and reportedly produced 1,162,662 pounds of copper from 162,560 tonnes of ore at an average grade of 0.57% total copper (TCu). Due to the prevailing low copper price at that time, however, the plant was shut down in September 1993. Systematic testing of the copper bearing Gila Conglomerate at Emerald Isle was performed by Arimetco in 1987 and continued until 1994. In 2003, TSC changed its name to Western Consolidated Resources (Western).

3.3    scope of work

The role of Behre Dolbear as Independent Technical Consultant has been to develop and verify the plans for the development and operation of the Emerald Isle Mine. These plans are based on adequate data and formulated in accordance with good environmental practices. Behre Dolbear has determined that the mine can achieve the production levels at the costs, capital, and operating, as forecasted in the Case 1 life-of-mine plan, as described in this report. Alternatives, consisting of Case 2, a "2,000 stpd case with a US$2.75 per pound of copper price used in the cut off calculation, and Case 3 which presents a high risk scenario assuming that low-grade ore stockpile mineral inventory and tailings mineral inventory can be verified at economic levels.

Behre Dolbear has examined the exploration, production, and metallurgical testing history and has designed a current plan to operate the Emerald Isle Mine at both a 1,000 stpd and 2,000 stpd rate. Behre Dolbear has designed a base case plan (Case 1) for future operations that has been based on adequate data and formulated in accordance with sound mining and engineering practice, to assure that the mine can achieve its intended capacity within the capital and operating cost budget estimates. In addition, two additional cases with certain moderate to high risk assumptions have been formulated. Again, these plans have been formulated in accordance with sound mining and engineering practice, to assure that the mine can achieve its intended capacity within the capital and operating cost budget estimates.

The Emerald Isle Mine, although a minor contributor, has been a long-standing mining operation in the Wallapai Mining District. Behre Dolbear examined current environmental compliance and possible future concerns. Human resource issues have also been addressed.

The inputs to and construction of the approximately 3 year life-of-mine plan Case 1, and a medium risk approximately 3 year life-of-mine plan Case 2 were examined. A high risk, approximately 4 year, Case 3 was also developed which assumes economic values for copper in the low-grade stockpiles from historical operations and recoverable copper from the LPF tailings. Issues of risk were identified and rated in the standard Behre Dolbear system of low, moderate, and high. Items that carry no significant risk are also pointed out. The marketability of Emerald Isle cathodes is also addressed.

3.4    project personnel

Behre Dolbear selected a team of highly qualified and experienced personnel in the minerals industry. The Emerald Isle project team is headed by Mr. Mark Anderson, an experienced project manager. An experienced Behre Dolbear advisor was also assigned to the project, responsible for the overall quality and technical content of the study.

The individuals assigned to the Emerald Isle Project team were:

•
Mr. Donald Cooper - Project Advisor. Mr. Cooper is President of Behre Dolbear & Company (USA), Inc. and as such will have final review and approval authority for the study. Mr. Cooper brings over 40 years of experience in the ferrous, non-ferrous, and coal extractive industries and has managed minerals projects internationally.

•
Mr. Derek Ranee - Project Reviewer. Mr. Ranee is a senior associate and past president of Behre Dolbear Canada. Mr. Ranee has charge of assuring that all reserve, resource, and mineral inventory nomenclature is Canadian National Instrument No. 43-101 compliant.

•
Mr. Mark Anderson - Project Manager, Metallurgy and Processing Facilities, Capital and Operating Costs, Infrastructure, and Administration and Personnel. Mr. Anderson has more than 40 years of diversified industry experience in both technical and managerial roles, including project feasibility, mine operations, and project due diligence. His experience includes evaluation of base and precious metal properties with emphasis on processing, metallurgy, project management, and feasibility analysis. His responsibilities have included construction management and operation of a 9,000,000 tonnes per year open pit copper/molybdenum mining operation with a 28,000 tonnes per day concentrator, and milling and smelting operations at a 21,500 tonnes per day copper ore mining and processing operation with byproduct gold. Prior to joining Behre Dolbear, Mr. Anderson was the general manager of Asamera Minerals Inc.'s U.S. Operations. He had combined management responsibility for the underground operations at the Cannon Gold Mine in Wenatchee, Washington and the Gooseberry Mine in Nevada, which produced gold and silver.

•
Dr. Stanley Hamilton - Geology/Resources. Dr. Hamilton evaluated the geologic aspects of the project and the adequacy of the resource estimating methodology. Dr. Hamilton has 35 years of experience with base and precious metals property exploration, development and evaluation with assignments at senior management levels. In addition, Dr. Hamilton has had a long career in exploration management and the management of junior mining companies. He is particularly adept at working within the Canadian, AUSIMM, and SEC ore reserve guideline requirements for new or restarted projects.

•
Dr. Robert Cameron - Mineral Resources. Dr. Cameron is an ore reserve and mine planning specialist for BDUSA. He has well over 20 years of experience in the minerals industry, specializing in deposit modeling and mine planning, estimation of resources and reserves, geostatistics, assay database auditing, resource/reserve auditing, adequacy of drill-hole spacing, exploration and development drilling planning, cash-flow analysis, project valuation, and feasibility/pre-feasibility studies. Dr. Cameron holds B.S., M.S., and Ph.D. degrees in mining engineering from the University of Utah. He meets the requirements for "Competent Person" as defined in the JORC Code and the requirements for "Qualified Person" as defined in Canadian National Instrument 43-101 for the purpose of mineral resource/ore reserve estimation and reporting.

•
Mr. Robert Dimock - Mining, Mining Capital, and Mining Operating Costs. Mr. Dimock is a senior associate, director, and principal of Behre Dolbear & Company, Inc. Mr. Dimock has more than 35 years of experience in the mining industry with expertise in the areas of general management, corporate strategic planning, project development and management, mining, processing, construction management, and mining engineering in base and precious metals. Mr. Dimock has also had direct oversight of exploration, concentrating, smelting, refining, marketing and sales, human relations, public and government relations, HSEQ, and legal issues.

•
Mr. Kenneth Paulsen - Environmental. Mr. Paulsen is a senior associate and has over 40 years diversified experience in mining operations management and management of environmental affairs in the mining and mineral processing industry. During his long career, Mr. Paulsen has provided environmental examinations of mining and mineral processing properties in connection with due diligence evaluations, environmental audits, and financial appraisals.

•
Mr. William Jennings, P.E. - Economic Analysis. Mr. Jennings has 30 years experience with consulting firms. He has specialized in the economics and valuation of mineral properties, with emphasis on base metals, precious metals, and coal. On valuation and feasibility projects, Mr. Jennings prepares economic analysis models and determines taxes, cash flow, net present value, and rate of return. On projects where valuation is not amenable to standard cash flow net present value analysis, he performs valuations using other accepted techniques. Mr. Jennings is a registered professional engineer and a Certified Mineral Appraiser.

•
Mr. William Mayrsohn - Marketing. Mr. Mayrsohn has over 40 years professional experience in the base metals industries and has highly developed marketing and hedging skills consistent with positive results in risk-averse precious metals and copper. His experience base includes strong copper, gold and silver concentrate sales experience along with effective smelter terms negotiation. In addition he has held positions as Corporate Treasurer and Senior Financial Analyst.

3.5     procedures

The project team, consisting of Messrs. Anderson, Hamilton, Cameron, Dimock, and Paulsen visited the mine site, collected relevant information, and obtained input from the SGV managerial staff. All facilities were inspected, including the open pit mine, the SX/EW plant, the existing heap, and existing surface infrastructure. Areas of special concern were the condition of historical heaps, ponds and lining systems and the SX/EW plant. At the site, attention was paid to and data gathering. Special attention was given to methods of ore reserve and resource calculation.

After the site visit detailed technical analysis of information provided was performed. Numerous follow-up conversations with SGV staff resulted from the technical analysis. In addition, selected sub-contractors (KD Engineering (KDMR) and Montgomery Watson Harza (MWH)) sent teams to the site in order to provided capital and operating costs for the re-start of SX/EW and heap leaching operations. The project manager edited this report for completeness and clarity. After preparation, the report was submitted to the Project Advisor who again edited it for clarity, accuracy, and completeness. Numerous conversations with team members concerning their findings were held with the Project Reviewer and Project Advisor.

3.6   acknowledgments

Behre Dolbear would like to acknowledge the complete, open cooperation of all SGV management and staff personnel involved. Mr. Howard Metzler, the SGV manager at the mine site, helped to coordinate the cooperative efforts of Behre Dolbear and the subcontractors and made himself available for questions and input during all phases of the pre-feasibility analysis. Mr. Bryan Wilson, SGV President, provided historical reserve and resource information perspective and detailed the methodology currently used in planning operations at the Emerald Isle site. Mr. Wilson cooperated fully with Dr. Hamilton and Dr. Cameron in preparing the geology and reserve components of this assignment. Mr. Wilson is also the author of the 2006 Emerald Isle Development plan cited earlier in the text.

Mr. Fred Brost, Environmental Consultant to SGV provided valuable insight and information concerning ongoing permitting challenges and the status of air and water issues at the site.

Lastly, Behre Dolbear would like to recognize and thank SGV's Director, Mr. Mike Harrington, for facilitating the project work and providing an open work environment. It was a pleasure for Behre Dolbear to work in such a cooperative atmosphere.

3.7  units of measurement and currency

All units of measurement used at the Emerald Isle Mine are in the English system (e.g., tons are short tons of 2,000 pounds) and U.S. dollars. There are no foreign currency transactions as all products will be sold in the U.S. dollars and all purchasing is in U.S. dollars. Behre Dolbear conforms to the English unit system for all matters in this report.

4.0     GEOLOGY

4.1    GEOLOGICAL SETTING

The majority of the geological section has been taken from the text of the 2006 Development Plan for the Emerald Isle Property as prepared by Mr. Bryan Wilson, President of SGV. Behre Dolbear has accepted this data for inclusion in this section of the analysis.

4.1.1   Regional Geology

The Emerald Isle Property is situated near the eastern edge of the Basin and Range Province and close to the western margin of the Colorado Plateau. It is located near the Mineral Park porphyry copper-molybdenum deposit, within the Wallapai Mining District. The Wallapai Mining District is on the western flank of the Cerbat Mountains, which trend north-south and are composed of a Precambrian basement intruded by Laramide quartz-monzonite porphyry. Tertiary extrusive rocks crop out on the flanks of the Cerbat Range (Eidel, et al, 1968). The north trending Black or River Range west of the Cerbat Mountains consists of Cretaceous and Tertiary volcanic rocks overlying a poorly exposed basement (Figure 4.1).

The Wallapai Mining District is approximately 6.5 km long wide and 18 km long and is defined by the known lateral extent of base and precious metal veining (Figure 4.1). Faults are abundant in the district, but the lack of good marker units makes offset and age relationships difficult to interpret (Wilkinson, et al, 1982).

Several large N70°W trending faults are present in the area from the Roper Ridge to Ithaca Peak and numerous smaller northwest trending faults exhibit intense fracturing and silicification (Figure 4.1). The geologic history of the Wallapai Mining District is summarized, as follows:

•	A series of folded meta-sedimentary and meta-volcanic rocks occur along the western flank of the Cerbat Mountains.

•	The folded rocks were intruded by regionally northeast foliated granitic gneiss of batholithic proportions.

•	The north-northwest trending contact between the folded rocks and the granitic gneisses was a major structural element in the district.

Figure 4.1. Regional Geology of the Emerald Isle Area, Mohave County, Arizona

•	Intrusion of the Ithaca Peak stocks at/near the intersection of this contact and the Turquoise Mountain fold.

•	This contact was the locus for intrusion of rhyolite dikes and the formation of the major fault-veins of the district (Wilkinson, et al, 1982).

4.1.2   Property Geology

The Emerald Isle Property is located in the Sacramento Valley, about a mile from the west face of the Cerbat Range (Figure 4.1). Its geologic setting is an alluvium covered, gradually west sloping pediment and it is underlain by the Late Tertiary Gila Conglomerate and Cretaceous granitic rocks of the Ithaca Peak intrusive. The trace of fold axes in Figure 4.1 also suggests that the property area is at least partly underlain by northeast trending basement amphibolite rocks. To the south, the area is covered by Quaternary alluvium (Figure 4.2). The relief is low and undulating due to protruding bedrock and erosional dissection. The alluvium in the vicinity of the old mine represents older alluvium, as does the bulk of the detrial apron flanking the range (TSC, 1992).

The terrace beds and dissected portions of the pediment reveal poorly sorted, mixed deposits of angular to sub-angular sand, pebbles, cobbles, and boulders (up to 15 feet), representing all of the rock units in the Cerbat Range. Crude stratification exists in some places, but the bulk of the apron flanking the range is largely mixed and unconsolidated.

The alluvial veneer at the Emerald Isle Property has been consolidated by mineralizing solutions to form the blanket of copper and zinc mineralization. Due to its proximity to the Mineral Park copper-molybdenum deposit, the salts and clays eroded from the Alum Wash and Ithaca Peak porphyrys, alteration halos likely have contributed to the bonding of the Gila Conglomerate.

The most obvious structural feature on the property is the Emerald Isle Fault. The fault is normal and has a vertical displacement of about 105 feet and an unknown horizontal displacement, and is arcuate to the west. In the northeast corner of the pit, the strike is N60E, while on the south side of the pit near the old adit, the strike is N10E (see Figure 4.2). The dip varies from -45° west to -70° west. The fault is young since both the pediment and overlying alluvium are faulted (TSC, 1992).

4.2     MINERALIZATION

Copper mineralization at Emerald Isle is hosted by units of dark blue to black east-northeast trending and gently to moderately south dipping unconsolidated Late Tertiary Gila Conglomerate in contact with a small silicified intrusive and volcanics that form the basement.

The Gila is a polymict conglomerate with rounded fragments (<1 cm to 5 cm) of granitic as well as meta-quartzite and other material within a fine-grained matrix. Occasional larger boulders of granitic composition are also present. The contact with the intrusive stock and volcanics may be a fault contact which follows the outline of the central silicified intrusive.

The source of copper mineralization at Emerald Isle is the low-grade porphyry type copper mineralization at the head of Alum Wash, 3.5 miles northeast of the deposit, close to the Mineral Park Mine (Figure4.1) (Thomas, 1949 and 1951). Tenorite (CuO) is common and minor cuprite (CU2O), chrysocolla (CuSi03 • 2 H2O), and dioptase (F^CuSiO^, a rare mineral of copper have been identified.

The copper mineralization occurs in fractures and as interstitial cementing material within fine sand and clay. Oxides of iron and manganese are also frequently found in many fractures. All of the copper mineralization in the material projected to be mined at Emerald Isle is secondary.

4.2.1   Types of Mineralization

There are three types of copper mineralization at Emerald Isle, as follows:

• Type 1 is primary fissure vein mineralization containing copper sulfides (Thomas, 1949). This was the type of mineralization which was mined in 1917 and 1918, but is not the target at the present time.

•
Type 2 is blanket type primary copper mineralization and has been the exploration target during the past twenty years. It occurs within the dark conglomerate ("Grey and Black Ore") and is reported to consist primarily of tenorite (CuO). This mineral is sometimes called copper pitch or melaconite and "much of it seems to be cryptocrystalline or amorphous" (Williams, 1992) and may be present with pyrolucite (MgO), a black isomorphs of the mineral chrysocolla, and hydrozincite (2 ZnC03 • 3 Zn(OH)2). It is the pitchy dark brown to black material which commonly occurs within the Gila Conglomerate.

•
The third type of mineralization is represented by secondary copper minerals, in the form of copper staining, such as malachite (CUCO3 • Cu(OH)2) and chrysocolla (CuSi03 • 2 H2O). These minerals occur on fracture planes as well as within the matrix of the dark conglomerate. Minor cuprite (CU2O) and dioptase (H2CuSi04) a rare mineral of copper have also been identified. Chrysocolla also occurs as a thin veneer around tenorite grains (Williams, 1992).

4.2.2   Genetic Model

The rare style of secondary copper mineralization present in the Emerald Isle deposit is classified as an Exotic Ferrocrete deposit (Crete - from the Greek meaning Cement and 'Ferro' from the element Iron (also Manganese)). The copper mineralization and other dissolved minerals were dissolved by the break down by natural weathering of primary sulfide minerals. The resulting naturally occurring acid water (sulfuric acid) carried the dissolved metals in solution until there was a change in the pH and Eh of the hydrological environment. The change in the hydrological pH and Eh occurred in the basal Gila Conglomerate, which fill natural depressions which are structurally controlled in the basement rocks on the down slope pediment of the Cerbat Mountain Range. The dissolved metal load was precipitated as metal oxide cements in the interstitial voids of the coarse grained Gils sediments.

The mineralized copper deposit is contained within a paleo-channel some 2,500+ feet long, 500 feet to 750 feet wide and the thickness ranges from 20 feet to 300 feet, averaging about 100 feet in the form of a long 'baguette' shaped mineralized lens. In general, the conglomerate layer has a wedge-shaped profile, with a thin northern part and a much thicker southern part. In places, the mineralized Gila Conglomerate is absent and in other places it is very thick, possibly due to post mineralization faulting.

The morphology of the conglomerate unit suggests that source of the copper is the low-grade porphyry-type copper mineralization at Alum Wash, and mineralization is characterized by dark blue to black rock, as noted above. Early work by Thomas (1949) suggested that the chrysocolla may also be a primary mineral, because:

•	"There are no relict grains of sulfides or any minerals which might have served as a primary source of the copper.

•	The texture of chrysocolla, both in the vein and in the conglomerate blanket, is delicately banded and en-crusted, which suggests that formation was by open space filling and not replacement."

In a 1992 report by Mine Development Associates (MDA), Wendt noted that there were at least two undeveloped (not mined) deposits with estimated resources in the range from 10 million to 20 million tons at an average grade in the order of +0.3% copper in the vicinity of the Emerald Isle Property (Wendt, 1992). These were the Alum Wash and Vega's Vug deposits adjacent to the Mineral Park Mine (Figure 4.1). There are several copper deposits in Arizona and New Mexico, which are interpreted to have geological attributes similar to those as at Emerald Isle. Some of these deposits include:

•
Mineral Creek Deposit: Located within Ray Mineral District, Pinal County, Arizona, this alluvial-hosted (stream gravels) deposit extends some 500 feet along strike and is 30 feet thick, and is reported to contain approximately one million tons at an average grade of 0.5% copper. It is situated at the base of a cliff just below the porphyry copper deposit on Ray Hill. The age of mineralization is estimated at 7,000 years and the mineral constituents are recognized as malachite, azurite, cuprite, and Tenorite (Clifton, 2004a).

•
Copper Butte Deposit: Located 3 miles west of Ray Mineral District, Pinal County, Arizona and the deposit is hosted by stream channels within the Oligocene Whitetail Conglomerate, and is reported to contain approximately 100,000 tons at an average grade of 3.0% copper. The mineral constituents are recognized as chrysocolla and copper wad (Clifton, 2004a).

•
Black Copper Area: Located some 1,000 feet north of Inspiration porphyry copper deposit, Gila County, Arizona, this deposit is hosted by stream channels within the Oligocene Whitetail Conglomerate. It extends some 10,000 feet along strike, is 100 feet wide, and is 75 feet thick. Due to its proximity the source of mineralization is believed to be the Inspiration orebody (Clifton, 2004a).

•
Tyrone Oxide Deposits: Located in Grant County, Burro Mountain District, southwest New Mexico, this deposit is situated about one mile southwest of the Tyrone porphyry copper deposit, and interpreted to contain several bodies totaling some 100,000 tons at an average grade of 1.0% copper. It is hosted by stream channels within the Miocene Mangas Conglomerate and the mineral constituents are recognized as chrysocolla, black copper silicates and oxides, and malachite. Due to its proximity the source of mineralization is believed to be the Tyrone porphyry copper deposit (Clifton, 2004a).

4.3    GEOCHEMISTRY OF THE EMERALD ISLE COPPER DEPOSIT

The copper minerals present in the ore at the Emerald Isle ore are:

1. Chrysocolla (CuSi03 • 2 H20);
2. Dioptase (H2CuSi04);
3. Tenorite (CuO); and
4. Malachite (CuC03 • Cu(OH)2).

Zinc presenting appreciable quantities is present in the Emerald Isle ore as probably as Hydrozincite (2 ZnC03 • 3 Zn(OH)2 and possibly Willemite (Zn2SiO/i).

The zinc was detected in significant quantities in sampling carried out in the pit by SGV Resources in October 2004 and its presence in the un-mined portion of the orebody was confirmed by drilling in December 2004. There is an apparent zonation to the zinc mineralization with the higher grades being found generally on the north side of the deposit where the ratio of ZnOHx to CuOHx is much greater than 1. A partial multi-element analysis of the Emerald Isle ore is presented in Table 4.1 below:

Table 4.1
Summary of Multi Element Analysis Ore and PLS (10,000 ppm = 1.0%)

REPORTED :	12-Oct-2004
		j ICP-2A |	ICP-2A	ICP-2A	ICP-2A	ICP-2A	ICP-2A	ICP-2A	r ICP-2A	ICP-2A
		Al	Co	Cu	Fe	Ni	Sc	u	Y	Zn
SAMPLE ID		ppm	ppm	ppm	ppm	... ppm	PPm .	ppm	ppm	ppm
A1 1		29300	56	3070	37400	132	4.29	5	47	3520
A1 2		31900	60	3300	39900	140	4.64	5	50	3860
A2 1		25900	84	5370	30400	269	4.05	<3	66	10600
A22		28500 <	115	17000	32000	625	4.61	4	39	31300
A3 1		30910	27	14500	27200	204	4.23	6	129	4770
A32		21600	114	9480	22900	596	3.26	4	75	34000
A3 3		21600	90	5430	23000	620	3.08	<3	25	31200
A34		7380	115	17200	18500	510	1.93	5	37	22700
A35		18100	69	20000	35300	347	4.58	13	43	11400
A4 1		32300	145	6360	25500	237	3.40	5	65	5450
A42	27000	125	54100	27100	729	3.75	5	56	36000
A43		26500	106	14300	28800	568	4.16	5	121	24400
A44		23300	188	18600	26900	611	3.68	6	70	33100
E3 1		29300	31	33700	28100	191	4.42	8	J 02	4020
E3 2		18800	233	29300	19710	138	3.70	9	48	3210
E3 3		26000	25	9370	35300	93	5.70	8	129	2980
E4 1		22600	26	18200	30200	101	4.33	6	107	2710
E4 2		19500	97	18400	39800	125	4.81	8	59	2820
E51		11100	41	53200	16000	148	353	8	101	2690
E5 2		33200	234	11700	29800	161	4.81	6	84	2900
E5 3		22000	142	5760	38900	53	5.48	5	40	1290
	Average	24133	101	17540	29177	314	4.12	6	71	13091

REPORTED :	5-Aug-2005	Al	Co	Cu	Fe	Ni	Sc	U	Y	Zn
Pregnant Leach Solution		3056	15.8	3118	10 "	264	0.2	2.0	NA	9080
REPORTED" :	5-Aug-2005
Raffinate Salt Cake		30700	119.0	21600	1370	1730	5.5	15.9	NA	74519
REPORTED :	19-OCI-2004
Raffinate Salt Cake CUS04 1		41100	138	17800	2180	2580	10.70	36	257	80000

5.0  mineral resources

5.1  introduction

Behre Dolbear has estimated the mineral resources and summarized the potentially economically mineable portion of that estimate using the drill hole database and other information provided by SGV. Two assumptions on the selling price for copper of $1.75 and $2.75 per pound were used to develop two estimates of the potentially mineable portion of the in-situ resource estimate. Behre Dolbear did not complete any independent verification of the sampling or drilling and relied on the information provided to them by SGV.

5.2  drilling data

Drilling at the Emerald Isle project has been conducted starting with El Paso Natural Gas and El Paso Mining and Milling (El Paso) back in the mid 1960s. El Paso's work was completed using rotary drilling. The drill chips were logged by company geologists and assays were completed by Rare Metals, a defunct laboratory owned by El Paso. Logging included marking lithologic contacts, relative moisture and/or clay content and relative alteration of the rocks. Behre Dolbear is uncertain about the methodology of sampling the drill chips or about the procedures for sample preparation and copper assays. This program amounted to approximately 85 drill holes and constitutes most of the drilling on the property. The assays for the El Paso drilling are total copper assays.

In 1992 MDA conducted an independent RC drilling program for Holcorp Mines during a due diligence review of the property. Their work consisted of drilling 38 RC holes designed to verify the tonnage and the potential grade of the deposit. On the first few RC holes the first set of assay certificates reported total copper. After some discussions on assaying procedures, the final assay certificates issued reported acid soluble copper. SVG has two sets of assay certificates for part of the 1992 drill holes. The first reports total copper and the second reports both total and acid soluble copper. The acid soluble copper assays were entered into the electronic database.

In 1993 Arimetco in conjunction with MDA drilled another 8 RC holes. These holes were an add-on of the program outlined for the Holcorp due diligence after it had been completed. These assays are also acid soluble assays.

SGV took over the property in 2004 and drilled another 18 RC and 8 core holes. Much of this work was conducted to check data validity of the old drilling and to assess the variability of the deposit. Once again, acid soluble assays are reported and coded into the database for this work.

5.3   electronic data base

Behre Dolbear received a hard copy of many of the drill logs and original assay certificates that were on-site. The assay results from 130 drill holes were provided in a comma delimited electronic file. Behre Dolbear compared the electronic file with the original drill logs and assay sheets and corrected any data that was mistyped or incorrectly entered.

After making the necessary adjustments, Behre Dolbear entered the drill hole files into the Techbase mine planning software. After the data were entered into Techbase, the acid soluble copper values for the 1992 and newer drilling was converted into total copper based on the following equation.

Total Cu 00 = 0-0727 + (1.017579 • ASCu)

5.4   density measurements

Arimetco had Kappes, Cassidy & Associates (Kappes Cassidy) of Sparks, Nevada carry out 20 density measurements (duplicates) on 10 mineralized samples of mineralized material from the Emerald Isle Mine in 1992 and 1993. Results of their test work indicated that the average density of the mineralized material was 2.38 g/cc or a density factor of 13.54 cubic feet per ton. Behre Dolbear has used this figure (13.54 cubic feet per ton) in its estimate of the mineral resources in the current block model.

5.5   geological interpretation

Roscoe Postle Associates Inc. (RPA) carried out an interpretation of drill hole assay data generated prior to the mining activities at Emerald Isle. Their report and analysis concludes that copper mineralization occurs primarily within the Late Tertiary Gila Conglomerate which is the same conclusion as has been reported by most of the geologic work on the property. Copper mineralization is also present in the underlying granitic rocks and occasionally in the overlying Quaternary alluvial material, as well as in the waste dumps. RPA also reports that the copper mineralization reported in the underlying granite may be due to contamination from the overlying Gila Conglomerate during the drilling. Given this information, Behre Dolbear chose to model only the copper within the Gila Conglomerate.

Rock type codes were coded into the assay database based on the lithologic unit of the sample. The geology codes used for rock types were: (2) for alluvium, (3) for the Gila Conglomerate, (4) for altered granite, and (5) for fresh granite. Almost all of the drill holes reached the underlying granitic rocks; therefore, both the top and bottom boundary of the Gila Conglomerate is easily identified. Behre Dolbear used these rock type codes to assign a lithologic code for each block in the block model. This was done using a nearest neighbor assignment based on an elliptical search dipping 10 degrees to the west corresponding to the known dip of the Gila Conglomerate in the area of interest.

5.6   ASSAY STATISTICS

Statistics were generated for the total copper assays within the Gila Conglomerate. All acid soluble values were first converted to total copper before the statistics were generated. This resulted in a mean of 0.45% copper with a standard deviation of 0.522 and a median of 0.273.

5.7    COMPOSITING

Behre Dolbear composited assays into 5 foot intervals down the hole. The rock type associated with each composite was determined and assigned to each composite interval. Composites less than 2 ft. long were excluded from the composite database. Assay values were not capped (cut) in calculating composite values. There are a total of 207 drill hole composites within the mineralized conglomerate. Statistics for the drill hole composite result in a mean of 0.45% copper with a standard deviation of 0.509 and a median of 0.260.

5.8    BLOCK MODEL

A 3D block model was constructed in Techbase based on the local coordinate system used for the Emerald Isle property. The block size is 20 feet in an east-west direction by 20 feet in the north-south direction by 10 feet vertical. Each block was assigned a lithologic code based on the location of the centroid of the block using a nearest neighbor search. Grades were interpolated only into the blocks coded as Gila Conglomerate using only total copper composites located within the Gila Conglomerate.

The kriging method was used to interpolate the total copper grades of the blocks. The search strategy utilized a search ellipse with the major and semi-major axes oriented along the strike and dip of the Gila Conglomerate and a range of 300 feet, i.e., dipping 10 degrees at an azimuth of 270 degrees. The minor axis of the search ellipsoid was 30 feet and perpendicular to the dip. A minimum of two and a maximum to 10 composites were required for interpolation.

Behre Dolbear used a composite variogram model based on the RPA variography work. The model used to interpolate the blocks in the model was a simple spherical variogram with a sill of 0.207 oriented at an azimuth of 270 degrees dipping 10 degrees towards the west. The range of the major and semi-major axes was 440 feet and the minor axis 110 feet. A nugget of 0.053 was used.

The existing surface topography for the block model was determined using the National Applied Resource Sciences Center (NARSC) topography map supplied to Behre Dolbear by SGV. The polylines were extracted from the AutoCAD "dfx" file and entered into Techbase. These data points were then used to set the current surface topography for the block model. This assumption results in some error in the resource calculation as it has been reported that a small tonnage of material has been removed from the pit since the NARSC topographic survey was completed. Behre Dolbear used the NARSC topography as it was the most current information available to them at the time of the resource modeling.

5.9    classification of mineral resources

Behre Dolbear would classify the mineral resources in the block model as an Indicated and Inferred resource based on the typical drill hole spacing and the kriging variance. Due to the age of the drilling and the inability to verify the assay quality and QA/QC procedures for either the drilling, data sampling procedures or assaying procedures for the El Paso drilling, which makes up over half of the drilling at Emerald Isle, Behre Dolbear is of the opinion that the present database is of moderate risk and may not technically qualify as a resource under the CIM Guidelines. However, Behre Dolbear would also note that, in general, El Paso Natural Gas and El Paso Mining had a reputation and a history of conducting quality exploration and sampling work. The Indicated and Inferred global in-situ geologic resource are summarized in Tables 5.1 and Table 5.2. These summaries do not take into account any consideration of potential mineability. Behre Dolbear classified any material within the Gila Conglomerate within 100 feet of a drill hole as Indicated and material between 100 and 300 feet from a drill hole as inferred.

Table 5.1
Emerald Isle
Indicated Global In-situ Resource

Cutoff % Copper	Tons	Ave Grade % Copper
0.2	4,201,463	0.46
0.3	2,688,027	0.59
0.4	1,941,500	0.68
0.5	1,412,403	0.76
0.6	987,294	0.85
0.7	685,670	0.95
0.8	435,154	1.06

Table 5.2
Emerald Isle
Inferred Global In-situ Resource

Cutoff		Ave Grade
% Copper	Tons	% Copper
0.2	3,980,194	0.34
0.3	1,716,686	0.48
0.4	956,275	0.59
0.5	571,933	0.68
0.6	365,730	0.76
0.7	191,137	0.86
0.8	95,125	0.97

5.10   POTENTIALLY MINABLE RESOURCES

Behre Dolbear used the block model to determine the potentially mineable portion of the indicated resources contained in the model. This procedure involved developing economics for mining and processing, applying recovery factors and revenue assumptions. Table 5.3 shows the major economic factors involved for the development of an economic block model. Once this block model was generated, pits were floated using a simple floating cone algorithm. The economic ultimate pit was then smoothed and haulage ramps were inserted to provide a final pit design. Then the removed materials were summarized to give potential mineable resources for the Emerald Isle deposit. The final pit designs with haulage road designs are shown in Figures 5.1 and 5.2

Table 5.3
Economic Parameters

Item	Assumption
Ore Mining	$1.70 per ton
Waste Mining	$1.70 per ton
Crushing	$0.25 per ton
Processing, General and Administrative, and Marketing	$3.85 per ton
Recovery	80%
Selling Price of Copper	Case 1 - $1.75 per pound
Case 2 - $2.75 per pound

A mine life of 3 years was assumed for both Case 1 and Case 2. The pits were then sequenced and yearly mining schedules were developed for both economic cases. The yearly mining schedules shown by bench are shown in Tables 5.4 and 5.5. These figures do not include any allowances for mining loss or dilution (see discussion in Section 6.6).

Figure 5.1. Final Pit Designs With Haulage Road Designs

Figure 5.2. Final Pit Designs With Haulage Road Designs

Table 5.5
Emerald Isle Production Schedule
Case 2 - $2.75 Cu and 700,000 tpy Ore Production

	Mid Bench Elev	Year 1					Year 2					Year 3
		Ore+Waste	Ore		Waste		Ore+Waste	Ore		Waste		Ore+Waste	Ore		Waste
Bench No		Tons	Tons	Cu (%)	Tons	Cu (%)	Tons	Tons	Cu (%)	Tons	Cu (%)	Tons	Tons	Cu(%)	Tons	Cu(%)
31	3695	2,363	-	-	2,363	-	-	-	-	-	-	-	-	-	_	-
32	3685	26,588	591	0.39	25,997	-	34,860	-	-	34,860	-	21,861	-	-	21,861	-
33	3675	77,991	12,112	0.56	65,879	-	50,517	-	-	50,517	-	48,744	-		48,744	-
34	3665	148,596	37,223	0.48	111,373	-	87,740	-	-	87,740	-	89,512	6,795	0.22	82,718	0.20
35	3655	171,639	43,131	0.47	128,508	-	131,166	-	-	131,166	-	96,012	3,840	0.23	92,171	0.21
36	3645	201,476	40,768	0.42	160,708	-	158,345	-	-	158,345	-	87,740	2,659	0.24	85,081	0.17
37	3635	202,363	41,063	0.39	161,299	0.17	186,705	-	-	186,705	0.15	96,898	7,386	0.24	89,512	0.16
38	3625	200,295	37,223	0.38	163,072	0.18	186,705	295	0.22	186,410	0.16	123,781	16,544	0.24	107,237	0.16
39	3615	188,183	36,927	0.39	151,255	0.17	188,773	-	-	188,773	0.18	121,418	18,316	0.24	103,102	0.17
40	3605	168,685	31,610	0.47	137,075	0.15	176,366	1,773	0.23	174,593	0.18	112,850	9,158	0.24	103,692	0.17
41	3595	149,483	29,542	0.53	119,941	0.13	172,821	5,908	0.23	166,912	0.17	105,170	4,431	0.24	100,738	0.16
42	3585	136,484	37,223	0.45	99,261	0.12	163,072	7,386	0.24	155,686	0.17	93,944	3,545	0.23	90,399	0.16
43	3575	115,214	36,632	0.50	78,582	0.13	168,389	6,795	0.24	161,595	0.16	86,263	1,773	0.21	84,490	0.16
44	3565	111,373	36,041	0.52	75,332	0.14	169,571	6,499	0.23	163,072	0.15	77,105	295	0.21	76,809	0.15
45	3555	110,783	42,836	0.48	67,947	0.16	179,911	5,613	0.23	174,298	0.15	71,787	1,182	0.21	70,605	0.15
46	3545	104,283	44,313	0.51	59,970	0.16	186,705	3,250	0.24	183,456	0.16	66,470	295	0.21	66,174	0.15
47	3535	92,762	53,766	0.67	38,995	0.18	199,409	3,840	0.25	195,568	0.17	60,561	-	-	60,561	0.14
48	3525	84,195	50,517	0.67	33,678	0.19	198,522	4,431	0.26	194,091	0.17	54,062	295	0.21	53,766.	0.13
49	3515	53,176	41,654	0.43	11,521	-	210,044	9,749	0.25	200,295	0.17	52,880	2,068	0.23	50,812	0.12
50	3505	46,972	46,972	0.49	-	-	196,159	15,362	0.28	180,797	0.15	49,335	2,659	0.24	46,676	0.15
51	3495	-	-	-	-	-	229,837	78,286	0.40	151,550	0.10	45,199	3,545	0.23	41,654	0.07
52	3485	-	-	-	-	-	272,082	169,867	0.58	102,215	0.13	45,199	6.499	0.25	38,700	0.04
53	3475	-	-	-	-	-	222,451	189,364	0.59	33,087	0.15	63,811	8,567	0.26	55,244	0.08
54	3465	-	-	-	-	-	175,479	173,707	0.63	1,773	-	75,332	12,112	0.24	63,220	0.14
55	3455	-	-	-	-	-	18,021	18,021	0.47	-	-	202,067	149,778	0.64	52,289	0.18
56	3445	-	-	-	-	-	-	-	-	-	-	187,296	124,963	0.65	62,334	0.19
57	3435	-	-	-	-	-	-	-	-	-	-	151,846	99,261	0.66	52,585	0.20
58	3425	-	-	-	-	-	-	-	-	-	-	126,440	86,263	0.61	40,177	0.20
59	3415	-	-	-	-	-	-	-	-	-	-	88,331	63,811	0.51	24,520	-
60	3405	-	-	-	-	-	-	-	-	-	-	55,834	38,700	0.45	17,134	0.21
61	3395	-	-	-	-	-	-	-	-	-	-	18,021	16,248	0.40	1,773	-
62	3385	-	-	-	-	-	-	-	-	-	-	4,727	4,431	0.31	295	0.20
Total		2,392,902	700,145	0.49	1,692,757	0.15	3,963,650	700,145	0.54	3,263,505	0.16	2,580,494	695,419	0.55	1,885,075	0.15
Three Year Total		8,937,046-	2,095,709	0.52	6,841,337	0.15

5.11    RISKS AND CONCLUSIONS

•
Use of El Paso Data - The use of the El Paso data is problematic for determining good resource estimates. While Behre Dolbear does not have any reason to doubt the validity or the quality of the work, there is little ability to review the procedures and to check any of the work. It has been accepted for inclusion for this report based on the reputation that El Paso usually conducted professional and quality exploration programs along with the history of mining and copper production on the property. It does represent more than half of the data used to calculate resource model and, the uncertainty with the data does add some risk to the forward looking projections on the grade and tonnage of the deposit. RISK to resource statement - LOW to MEDIUM.

•
Single Bulk Density for the Various Rock Types - The density measurements used by the RPA reports and others on the project range from 11.91 to 15.2. Some of these values were taken outside of the Gila Conglomerate but most samples were taken within this unit. The non-Gila Conglomerate or waste material could have a different tonnage factor than utilized for the estimation of projected tonnages. As a result, actual tonnage especially in the waste could vary plus or minus 10 percent. RISK to resource statement - LOW

•
Lack of Independent Drilling and Sampling by Behre Dolbear - Behre Dolbear has done no independent sampling and verification of assay results. The 1992 and 1993 drill programs were conducted by an independent consultant, MDA, partially for a due diligence review. The 2004 drill program was monitored by RPA. The people used by both firms are known to be credible by Behre Dolbear and therefore we have accepted their work. The independent samples taken by MDA and RPA and a review their drilling and sampling procedures suggests that the assays are probably realistic. RISK to resource statement - LOW.

•
Use of the NARSC Topography Map - The "as-is" topography was set using the maps produced by the National Applied Resource Sciences Center. Discussions with mine personnel suggested that there has been a minor amount of mining since that time.  In addition, the pit has some 20 or 30 feet of water standing in the bottom of the existing pit bottom so, Behre Dolbear relied on measurements taken by the current property manager. Recently, there has been some information to suggest that the NARSC topography has some slight errors mostly outside of the potential mining area. It is Behre Dolbear's opinion from their review that the overall impact of these issues should be minimal. RISK to resource statement - LOW.

Copper Revenue - Case 2 utilized a $2.75 per pound selling price for copper. While the currently copper price is over $3.00 per pound, it is usual to use the last 12 quarter average for resource and financial planning. At the present, the use of $3.00 per pound represents a risk for the case 2 scenario in that it uses more aggressive copper pricing than is traditional for a study of this type. RISK to resource statement - LOW to MODERATE.

6.0mining
6.1   introduction

As noted in Section 5.0 and at the request of SGV, Behre Dolbear has developed a potentially mineable resource (indicated resources) estimates and mining production schedules for two copper price scenarios. The production schedules are presented in Table 5.4 and 5.5 and see Figures 5.1 and 5.2 for the ultimate open pit outline. As directed by SGV, each reserve is mined over a three year period resulting in an ore production rate of 6,400 tons per week at a stripping ratio of 2.3:1 for Case 1 and 13,300 tons per week at a 3.3:1 stripping ratio for Case 2.

The previous operator removed ore from the pit via a crushing and conveying system in the North central wall of the existing pit (see Figure 6.1 for the location and topography of the existing open pit). It is assumed that a mining contractor will be organized to drill, blast, or rip, then load the ore at the face and transport it to a contractor owned and operated in-pit crusher for single stage crushing to <6 inches. The crushed ore is to be agglomerated and conveyed to the pit rim where it will be reloaded and transported to the heap (see Figure 6.2 for the heap location and Table 6.1 for the tons of heap capacity per lift). The contractor will drill and blast or rip the waste then load and haul it to the designated waste dump (see Figure 6.3 for the waste dump location).

6.2  pit slope design

The existing pit contains 60 foot stands of 76 degree slopes. The highest wall of the pit to the north is standing at 58 degrees including roads. The material in the pit wall is essentially devoid of joints and there do not appear to be any faults that are adverse to the slope. The existing pit walls are quite stable as long as water is not allowed to erode them. Behre Dolbear considers it safe for the proposed new mine design effort to use a 40 degree slope between roads resulting in a 37 degree slope overall. A slope stability analysis should be conducted by a qualified geotechnical engineer before pushing back the west high wall for Case 2. Potential exists to increase the slope angle and reduce the stripping ratio for that option.

SGV Resources
Emerald Isle MPO
Figure 2
General Site Plan
Mining & Environmental Consultants, Inc.
1"=300'
June 2005
PIT BOTTOM
PIT DUMP
WEST DUMP
EXISTING LEACH PAD
LEACH PAD EXTENSION

Figure 6.1. Site Plan and Existing Topography

Table 6.1
Heap and Waste Dump Capacity

CONCEPTUAL LEACH STOCKPILE
ELEVATION (ft)	AREA (sf|	VOLUME (cy)	TONS PER LEVEL	CUMULATIVE TONS
3,680.00	62,306.63	0.00	0.00	0.00
3,690.00	231,309.09	54,373.28	73,403.93	73,403.93
3,700.00	377,242.23	112,694.69	152,137.83	225,541.76
3,710.00	446,255.04	152,499.49	205,874.32	431,416.08
3,720.00	627,617.15	198,865.22	268,468.05	699,884.12
3,730.00	580,760.31	223,773.60	302,094.37	1,001,978.49
3,740.00	518,738.01	203,610.80	274,874.58	1,276,853.07
3,750.00	459,792.44	181,209.34	244,632.61	1,521,4B5.68
3,760.00	403,951.53	159,952.59	215,935.99	1,737,421.68
3,770.00	351,234.84	139,849.33	188,796.59	1,926,218.27
3,780.00	301,622.37	120,899.48	163,214.30	2,089,432.57
3,790.00	255,126.15	103,101.58	139,187.13	2,228,619.71
3,800.00	211,791.03	86,466.15	116,729.30	2,345,349.00
3,810.00	171,773.79	71,030.52	95,891.21	2,441,240.21

NOTE: TONS BASED ON 100lb/cy

WASTE ROCK STOCKPILE
ELEVATION (ft)	AREA (sf)	VOLUME (cy)	TONS PER LEVEL	CUMULATIVE TONS
3,610.00	327.06	0.00	0.00	0.00
3,620.00	92,986.63	17,280.31	24,494.85	24,494.85
3,630.00	273,995.30	67,959.62	96,332.76	120,827.60
3,640.00	537,232.15	150,227.31	212,947.21	333,774.81
3,650.00	751,508.25	238,655.63	338,294.35	672,069.16
3,660.00	885,374.73	303,126.48	429,681.78	1,101,750.95
3,670.00	979,248.72	345,300.64	4B9.463.66	1,591,214.61
3,680.00	1,027,995.40	371,711.88	526,901.58	2,118,116.19
3,690.00	981,646.55	372,155.92	527,531.01	2,645,647.20
3,700.00	900,640.84	348,571.74	494,100.44	3,139,747.64
3,710.00	812,050.50	317,165.06	449,581.48	3,589,329.12
3,720.00	669,470.85	274,355.81	388,899.35	3,978,228.48

MWH
EMERALD ISLE
CONCEPTUAL
WEST WASTE ROCK STOCKPILE

Figure 6.3. Waste Stockpile Location

It will be important for the mining contractor to groom and minimize the disturbance of the final pit walls as was done in the previous mining operations.

The mine plan specifically avoids the existing pit bottom during the first year of operation to allow time for dewatering and drying. The costs to dewater are included in the process section because the water will be pumped to the heap as process water.

6.3   haul road design

The haul roads are designed at 8% slope and minimum 50 feet wide. This width leaves 20 feet for haulage trucks in each direction after placing a 10 feet wide berm as required by OSHA.

6.4   waste dump design

The waste dump is placed in a location proposed by SGV (see Figure 6.3). The dump design is based on a side slope angle of 3:1 and the capacity by elevation is presented in Table 6.1. The dump design shown in Figure 6.3 includes levels beyond the 3,720 feet level shown in Table 6.1. The highest elevation in Figure 6.3 is 3,780 feet and, at this elevation, the cumulative dump capacity is 6,819,914 tons of waste. It is assumed that all of the waste in each case is placed in the dump shown in Figure 6.3. After SGV picks the mining plan to be permitted, it would be prudent to consider placing as much waste as possible back in the pit as the mine approaches the final year of operation.

SGV is currently reconsidering the location of the waste dump and will provide an alternative location for the Phase 2 report.

6.5   contract mining

As noted in the introduction, the contractor will conduct all operations required to move ore from the mine face through crushing and agglomeration and place it on the described heap. The contractor will also conduct all operations required to move waste material from the mine face to the described waste dump.

SGV will provide sufficient power to the pit bottom to accommodate 890 installed horsepower for the jaw crusher and agglomerator and 400 horsepower for the conveyor system. Water as required for haul roads and the crushing operation will be provided by the owner at a location to be agreed upon between the contractor and SGV.

The mining contractor will provide the personnel, equipment, maintenance facilities and administrative facilities to safely and consistently meet the production levels stated in Tables 5.4 and 5.5.

Behre Dolbear received pre-feasibility level contractor mining bids from N.A. Degerstrom, KGL Associates, Inc, and R.E. Monks Construction Company, LLC. The pre-feasibility quote provided to Behre Dolbear by N. A. Degerstrom, Inc. a contractor who has conducted operations in an operation near the Emerald Isle site in the recent past is $6.50 per ton of ore and $4.08 per ton of waste at a mobilization and demobilization charge of $600,000 for Case 1 and $4.63 per ton of ore and $2.31 per ton of waste at a mobilization and demobilization charge of $600,000 for Case 2. The quotes and bid comparisons are attached as Appendix 6.

6.6   dilution

Typically in a mining operation of this type, a dilution factor of 5% to 7% is applied to the established mineable resource. The dilution factor is applied to account for the mixing of waste material with the ore as the edges of the orebody are mined.

As noted in Section 6.2, Behre Dolbear believes that the development of a proper slope design analysis to establish the slopes for the West pit high wall will result in a steepening of that slope as compared to the conservative overall slope of 37 degrees used in this analysis.

Behre Dolbear believes that the reduced stripping cost, as a result of steepening the West wall slope and reducing the waste mined, will more than offset the reduced value due to dilution; therefore, no dilution factor has been applied to the mineable resource estimate used in this analysis. When SGV revises the West pit slope angles based on a geotechnical slope design analysis, a dilution factor of 5% to 7% should be applied to the mineable resource.

6.7   PRE-STRIPPING

It is assumed that pre-stripping should provide sufficient stripping to make six weeks of ore production available. Based on Tables 5.4 and 5.5, pre-stripping is estimated at 60,000 tons for Case 1 and 100,000 tons for Case 2.

6.8    MINE STAFFING

Behre Dolbear suggests the following staffing for the Emerald Isle mining operation.

•	a 5 to 10 years of experience mining geologist with experience in mine planning at a base annual salary of $70,000 per year plus fringe benefits;

•	an experienced (surveying, map making, ore control) mining technician at a base salary of $55,000 per year plus fringe benefits;

•	if the mining contractor plans to run two shifts, add a local mining technician at an annual salary of $30,000 plus fringe benefits; and

•	include in the operating costs a quarterly two day visit by a consultant mining engineer at an annual cost of $12,000.

6.9    CAPITAL AND OPERATING COSTS

The capital costs for the mining operation include: pre-stripping (60,000 tons for Case 1 and 100,000 tons for Cases 2 and 3), the mobilization and demobilization charges and costs for equipping the geologist and mining technicians and providing a vehicle (see Table 6.2).

Table 6.2 Pre-production and Post-production Mining Capital (US$000)
Cost	Case 1	Case 2
Contractor Mobilization	350	350
Pre-stripping	291	290
Mine Engineering and Equipment	100	100
Contractor De-mobilization	250	250
Total	991	990

The contractor charges more per ton of waste for the lower production in Case 1 thus offsetting the cost of the higher pre-stripping tonnage in Case 2.

The operating costs include the contractor's charges for mining per ton of ore and waste and the costs for the personnel as noted in Sections 6.5 and 6.8.

6.10   RISK ANALYSIS

There is a low to moderate risk that when SGV is ready to proceed with mining that N. A. Degerstrom, Inc. may not be available to service the Emerald Isle operation and another more expensive contractor may be the lowest bidder or that costs due to inflation or scarcity of required supplies (i.e., tires or fuel) may have increased inordinately.

7.0     processing

7.1     introduction

The Emerald Isle orebody has undergone several different metallurgical testing regimens over its history. No records are available for the test work accomplished by early 20 century operators or El Paso Natural Gas during its tenure on the property, but the Leach/Precipitation operations are thought to have achieved something in the range of 80% recovery of copper from a crushing/rod mill grinding/leach/iron precipitation operation. Ore grade values are also not existent, but are thought to have ranged from 0.60% copper to 1.20% copper. Tailings from that operational era have indicated assays from 0.17% copper to 0.22% copper.

Arimetco operated the property for a short time in the mid-1990s and although plagued with operational difficulties, managed cumulative heap recoveries of 62% over a period of 12 months. No operating conditions are known with the exception that the mine attempted operations at approximately 1,000 stpd but only reached that maximum in one month. The material as placed on the heap was "as mined" and probably included oversize up to 24 inches. The Arimetco plant consisted of 233 gpm SX/EW circuit which was capable of producing approximately 8,000 pounds of copper per day. The plant, including the heap loaded with 162,565 tons of material, was allowed to fall into disrepair. The production record for the Arimetco operation is shown in Table 7.1.

The copper recoveries achieved by Arimetco did not rise to the level planned for in this study. The major contributor to this variance is thought to be the size of the mine run rock which could easily have put large chunks of oxide copper into the heap. This oversize would require significant time under leach to reach higher recoveries and is the reason for proposing a single pass primary crusher at <6 inches for the SGV circuit. This is further reinforced by the consistently high recover of copper out of the heap, by Arimetco, after active mining had ceased. This suggests that a significant quantity of copper, placed on the heap by Arimetco, will be available for recovery by SGV early in the operation schedule.

Table 7.1 Arimetco Production Record
Month	Tons	%Cu (Total)	Lbs Cu to Pad	Lbs Cu Shipped	Cumulative Cu Recovery %
Pre-July 1992	33,365	0.43	287,939
July 1992				95,976	33.4
August 1992	21,525	0.58	249,690	96,017	35.8
September 1992	19,775	0.58	229,904	144,066	42.9
October 1992	10,795	0.56	120,904	48,058	43.3
November 1992	9,276	0.87	161,385	96,082	45.8
December 1992				96,070	55.0
January 1993	945	0.69	13,041		54.3
February 1993	9,975	0.62	123,690		48.6
March 1993	14,945	0.50	149,450	95,991	50.4
April 1993	15,015	0.51	153,153	48,007	48.4
May 1993	28,950	0.70	377,300	48,135	41.2
June 1993				144,052	48.9
July 1993				96,025	54.1
August 1993				48,027	56.6
September 1993				96,137	61.8
Total	162,565	0.57	1,864,942	1,152,663	61.8

Contemporary metallurgical testing by SGV at both Mountain States Research and Development (MSRD) and KDMR has included bench scale bottle roll and column testing. The metallurgical recoveries of copper in these tests have exceeded 70% over 85 days of leaching and is projected by Behre Dolbear to reach 80% after 210 days under leach. The ore, as in the case of historical operations, consumes significant quantities of sulfuric acid at approximately 70 pounds per ton of ore placed on the heap. This is an average of approximately 7 pounds of H2SO4 per pound of copper produced.

7.2     MINERAL PROCESSING AND METALLURGICAL TESTING

7.2.1   TSC Enterprises (Arimetco) Bottle Roll Testing
In 1988, high-grade samples of the Emerald Isle Mine mineralized body were taken by TSC and sent to the metallurgical laboratory at Cyprus Copper's Bagdad operation. The testing consisted of bottle roll and column leach testing on samples of high-grade (1.20% copper total) material which had been reduced in size from "as received" to <3mm (6 mesh) for bottle roll testing. The results are shown in Figure 7.1.

Figure 7.1. Cyprus Bagdad Bottle Roll Leach Tests

The bottle roll tests were conducted with 5 g/1 H2SO4 and indicated an acid consumption of 6.0 g acid/g copper produced. This is essentially the same as in the KDMR consumable projections for the project.

Column Leach Testing
Three 80mm (3 inch) columns, containing <10mm (% inch) material were used to demonstrate the leaching of Emerald Isle Mine mineralization under varying acid concentrations. Three concentrations of H2SO4 were used (7.9 g/1, 8.2 g/1, and 14.9 g/1). The column leached at 8.2 g/1 H2SO4 will be used for comparison to contemporary testing. The acid concentration was obtained by using Mineral Park (Mercator) rafinate which contains 0.57 g/1 Cu, 1.5 g/1 Fe, and 8.2 g/1 free H2SO4. The columns were leached in two passes of 12 liters each with a 72 hour rest period between the passes. Acid consumption for the test ranged from 5.7 to 5.9 g/F^SCVg Cu. This is a bit lower than the acid consumption for the bottle roll tests and is probably due to the larger size of material leached. The results of the test are shown in Figure 7.2.
Hours
y= 14.331Ln(x)-4.0696

Figure 7.2. Cyprus Bagdad Column Leach Tests

7.2.2   sgv-msrdi

In October 2004, one sample of mineralized material from the Emerald Isle open pit and two samples of tailings were sent to MSRDI for metallurgical test work. A screen assay test was run on each sample to determine the different chemical phases of copper and zinc. In addition, bottle roll leach tests using sulfuric acid and ammonia were run on each sample to assess the leach-ability of the copper and zinc in the samples. Physical separation of the copper and zinc was evaluated through flotation and gravity concentration for the samples of tailings. The following is a brief summary of the procedures and results obtained at these tests as reported by MSRDI. The complete report is attached as Appendix 2 to this report.

Pit Run Ore
The head grade of this sample weighing 129 kg was 0.65% TCu and 1.31% zinc. The entire sample was crushed though % inch and four, 5,000 g sample splits were prepared. The balance of the initial 129 kg sample was kept for future tests. One 5,000 g sample was split into five,

1,000 g samples. A second 5,000 g sample was used for screen/assay test and the third 5,000 g sample was used for a screen/assay test on attritioned ore. One, 1,000 g sample was used for a head assay and two, 1,000 g samples were used for bottle roll leach tests, one using sulfuric acid leach (for copper) and the other one using ammonia leach (for zinc). Screen assays for the head sample after crushing to <3A inch.

Based on mineralogical assay and leach tests as described, MSRDI concluded that:

•	some 80% of the copper and 96% of the zinc is soluble under typical heap leaching conditions;

•	copper recovery after four days of leaching the crushed ore passing —A inch was 58.1%;

•	zinc recovery after four days of leaching the crushed ore passing -A inch was 78.6%;

•	acid consumption was 9.74 pounds of acid per pound of copper dissolved, with no credit for the zinc dissolved; and

•	in the ammonia bottle roll leach test negligible copper and zinc were dissolved.

7.2.3   SGV - Metcon Research

In July, 2006, SGV contracted with KDMR to provide metallurgical testing in support of the restart of operations at the Emerald Isle Mine. To this end Metcon Research has completed both small column and large column leach tests and an assay characterization of the head sample.

The head sample was taken by SGV and Behre Dolbear personnel from exposed workings within the Emerald Isle Pit. The screen analysis by KDMR is as follows in Table 7.3.

The analysis of the metallurgical sample indicates the following analysis:

• Copper - 0.42%
• Zinc-0.55%
• Iron-2.07%

Table 7.2 Screen Analysis Emerald Isle Ore Sample

Table 7.2A

	Cu Assay %					Cu Distri		jution %
Size	Wt%	WA Sol.	Acid Sol.	CN Sol.	Total1	WA Sol.	Acid Sol.	CN Sol.	Total1
>0.5 inches	35.9	0.121	0.273	0.014	0.385	22.7	19.9	23.2	22.3
0.25 inches	27.4	0.198	0.366	0.280	0.470	28.4	20.4	35.5	20.8
20 Mesh	26.6	0.029	0.530	0.015	0.660	29.1	28.6	18.4	28.3
65 Mesh	6.6	0.348	1.200	0.037	1.390	12.1	16.2	11.4	14.9
<65 Mesh	3.4	0.436	2.150	0.073	2.490	7.7	14.8	11.5	13.6
Calc. Head	100.0	0.191	0.492	0.022	0.620	100.0	100.0	100.0	100.0
Table 7.2B
	Zn Assay %					Zn Distri		jution %
Size	Wt%	WA Sol.	Acid Sol.	CN Sol.	Total1	WA Sol.	Acide Sol.	CN Sol.	Total1
>0.5 inches	35.9	0.183	0.570	0.012	0.610	23.5	21.7	22.8	23.2
0.25 inches	27.4	0.194	0.610	0.015	0.620	25.5	20.0	20.5	20.6
20 Mesh	26.6	0.233	0.750	0.018	0.830	27.2	26.4	24.8	25.8 .
65 Mesh	6.6	0.341	1.700	0.045	1.850	13.8	15.8	15.8	15.0
<65 Mesh	3.4	0.590	4.660	0.082	4.900	10.1	16.1	16.2	15.4
Calc. Head	100.0	0.265	1.206	0.026	0.026	1.288	100.0	100.0	100.0
1 Total Cu = WA Sol. + Acid Sol. - CN Sol.

Table 7.3
Screen Analysis "As Received Head Sample" Emerald Isle Mine

Screen Analysis				Bulk Sample EI060706-1 "As Received"
Nominal Openings			Sample	Weight	Cumulative Weight		Copper			Iron
Millimeters	Inches	Tyler Mesh	Sample Weights (kg)	Distribution (%)	Retained (%)	Passing (%)	Assay (%)	Content	Distribution (%)	Assay (%)	Content	Distribution (%)
152.40	6		57.50	4.79	4.79	95.21
100.00	4		80.00	6.66	11.45	88.55
50.00	2		206.50	17.19	28.64	71.36
37.50	1.5		95.50	7.95	36.59	63.41
25.00	0.984	1	159.00	13.24	49.83	50.17
19.00	0.748	Va	102.50	8.53	58.37	41.63
12.50	0.492		136.00	11.32	69.69	30.31
9.50	0.374	3/g	64.00	5.33	75.02	24.98
6.30	0.248	Va	75.50	6.29	81.31	18.69
4.76	0.187	4	40.00	3.33	84.64	15.36
3.35	0.132	6	36.00	3.00	87.64	12.36
1.70	0.067	10	55.00	4.58	92.21	7.79
MINUS		10	93.50	7.79	100.00
Totals			1,201.00	100.00
Calculated Assay
Composite Assay

Figure 7.3. Cumulative Weight Percent Passing Versus Particle Size - Emerald Isle -Assay Screen Analysis

Preliminary bottle roll tests were run on a pulverized sample taken from EL070606-1 to determine the leachability of the sample as received from the SVG Emerald Isle Pit. The bottle roll was operated for 48 hours and delivered an acid consumption of 40 kg/tonne or 79 pounds per stdt and a copper recovery of approximately 60%. The results are tabulated in Table 7.4.

Following the successful bottle roll test three columns were assembled with <6 inch, <2 inch, and <% inch material from sample EI070606-1. The three columns would evaluate the leach kinetics for the three sizes and evaluate the probable final recovery from the Emerald Isle ore. After 85 days of leaching the columns had reached +70% copper recovery and were still adding recovery. Behre Dolbear has projected that over one year of leaching an ultimate recovery of 80% copper is attainable. The results are shown in Table 7.5.

Figures 7.4 through 7.13 illustrate the performance of the columns are shown as follows.

Table 7.5
Summary of Metallurgical Results
St. Genevieve Resources Ltd. - Emerald Isle Project
Crush Size Column Leach Study

METCON Research Project No. M-681-01                                                                                                      Date: 11/19/06

Sample ID	Test Number	Crush Size	Cure		Lixiviant Application Flow Rate (1/h/m2)	Leach Cycle (Days)	Pregnant Solution
							Free Acid (g/1)	pH	ORP (mV)	Cu (g/1)	Zn (g/1)	Fe (g/1)
			Dosage (kg/t)	Time (Days)
Bulk Sample EI060706-1	CL-07	-A inches	10	10	6	85	4.84	1.62	701	0.33	0.91	4.90
	CL-08	-2 inches	10	10	6	85	5.62	1.59	714	0.33	0.92	4.90
	CL-09	-6 inches	10	10	6	85	5.95	1.53	707	0.34	0.93	4.90

Table 7.5
Summary of Metallurgical Results
St. Genevieve Resources Ltd. - Emerald Isle Project
Crush Size Column Leach Study (continued)

METCON Research Project No. M-681-01                                                                                Date:11/19/06

Indicated Extraction			Sulfuric Acid Consumption
Cu (%)	Zn (%)	Fe (%)	Total (kg/t)	Gangue
				(kg/t)	(kg/kg Cu)
74.94	75.79	4.82	47.88	42.98	13.53
76.02	77.21	5.12	45.70	40.81	12.87
73.10	66.44	2.12	44.21	39.39	12.59

INDICATED CUMULATIVE PERCENT COPPER EXTRACTION VERSUS TIME
Column Leach Study, St. Genevieve Resources Ltd.
Crush Size Study - Bulk Sample El-060706-1
Percent Extraction
Time (days)
CL-07, Minus 3/4 inch
CL-08, Minus 2 inch

INDICATED CUMULATIVE PERCENT IRON EXTRACTION VERSUS TIME
Column Leach Study, St. Genevieve Resources Ltd.
Crush Size Study - Bulk Sample El-060706-1
Percent Extraction
Time (days)
CL-07, Minus 3/4 inch
CL-08, Minus 2 inch
CL-09, Minus 6 inch

PREGNANT LEACH SOLUTION pH VERSUS TIME
Column Leach Study, St. Genevieve Resources Ltd.
Crush Size Study - Bulk Sample EI-060706-1
pH
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
0 5 10 15 20 25 30 35 40 45 50 55 60 65 70 75 80 85 90
Time (days)
CL-07, Minus 3/4 inch
CL-08, Minus 2 inch
CL-09, Minus 6 inch

CUMULATIVE GANGUE SULFURIC ACID CONSUMPTION VERSUS TIME
Column Leach Study, St. Genevieve Resources Ltd.
Crush Size Study - Bulk Sample EI-060706-1
Acid Consumption (kg/kg Cu)
14
12
10
8
6
4
2
0
0 5 10 15 20 25 30 35 40 45 50 55 60 65 70 75 80 85 90
Time (days)
CL-07, Minus 3/4 inch
CL-08, Minus 2 inch
CL-09, Minus 6 inch

INDICATED CUMULATIVE PERCENT COPPER EXTRACTION VERSUS KL LIXIVIANT/TONNE OF SOLIDS
Column Leach Study, St. Genevieve Resources Ltd.
Crush Size Study - Bulk Sample El-060706-1
Percent Extraction
100
90
80
70
60
50
40
30
20
10
0
0
0.55
1.1
1.65
2.2
2.75
3.3
3.85
4.4
4.95
5.5
Kiloliters per tonne
CL-07, Minus 3/4 inch
CL-08, Minus 2 inch
CL-09, Minus 6 inch

INDICATED CUMULATIVE PERCENT ZINC EXTRACTION VERSUS TIME
Column Leach Study, St. Genevieve Resources Ltd.
Crush Size Study - Bulk Sample El-060706-1
Percent Extraction
100
90
80
70
60
50
40
30
20
10
0
0
5
10
15
20
25
30
35
40
45
50
55
60
65
70
75
80
85
90
Time (days)
CL-07, Minus 3/4 inch
CL-08, Minus 2 inch
CL-09, Minus 6 inch

CUMULATIVE GANGUE SULFURIC ACID CONSUMPTION VERSUS TIME
Column Leach Study, St. Genevieve Resources Ltd.
Crush Size Study - Bulk Sample El-060706-1
Acid Consumption (kg/tonne)
50
45
40
35
30
25
20
15
10
5
0
0
5
10
15
20
25
30
35
40
45
50
55
60
65
70
75
80
85
90
Time (days)
CL-07, Minus 3/4 inch
CL-08, Minus 2 inch
CL-09, Minus 6 inch

PREGNANT LEACH SOLUTION OXIDATION-REDUCTION POTENTIAL (mV) VERSUS TIME
Column Leach Study, St. Genevieve Resources Ltd.
Crush Size Study - Bulk Sample El-060706-1
ORP (mV)
750
700
650
600
550
500
450
400
350
300
250
200
150
100
50
0
0
5
10
15
20
25
30
35
40
45
50
55
60
65
70
75
80
85
90
Time (days)
CL-07, Minus 3/4 inch
CL-08, Minus 2 inch
CL-09, Minus 6 inch

CUMULATIVE PERCENT MOISTURE UNDER LEACH VERSUS TIME
Column Leach Study, St. Genevieve Resources Ltd.
Crush Size Study - Bulk Sample EI-060706-1
Moisture Under Leach (%)
0
5
10
15
20
25
30
35
0 5 10 15 20 25 30 35 40 45 50 55 60 65 70 75 80 85 90
Time (days)
CL-07, Minus 3/4 inch
CL-08, Minus 2 inch
CL-09, Minus 6 inch

INDICATED CUMULATIVE PERCENT ZINC EXTRACTION VERSUS KL LIXIVIANT/TONNE OF SOLIDS
Column Leach Study, St. Genevieve Resources Ltd.
Crush Size Study - Bulk Sample EI-060706-1
Percent Extraction
0
10
20
30
40
50
60
70
80
90
100
0 0.5 1 1.5 2 2.5 3 3.5 4 4.5 5 5.5
Kiloliters per tonne
CL-07, Minus 3/4 inch
CL-08, Minus 2 inch
CL-09, Minus 6 inch

7.3    ore mineralogy

The copper minerals present in the ore at the Emerald Isle ore are:

1. Chrysocolla (CuSi03 • 2 H20);
2. Dioptase (H2CuSi04);
3. Tenorite (CuO); and
4. Malachite (CuC03 • Cu(OH)2).

7.4    proposed flowsheet

As mined ore will be processed by the mining contractor in a design of the contractor's choosing. The circuit will consist of a primary jaw crusher, agglomeration stage, and conveyor system for removing the ore from the pit to a point on the pit rim. The contractor may chose to convey ore directly to the top of the heap or to trans load the material into haulage trucks for transport to the top of the heap.

The crushed ore, <6 inches, will be stacked on the existing leach pad (228,000 t) until it is full. The remaining resource will be placed upon a new single lined, 80 mil, HDPE lined pad. The leach solutions will be delivered to the pad at a pH of 1.5 and collected at a pH of approximately 3.0. Pregnant solution at 2.5 g/1 copper, are contacted with barren organic in the mixer settler section. The barren organic containing a typical mixture of 12% to 15% LIX 64 is contacted with PLS, recovering approximately 96% of the copper. The remnants of the existing Emerald Isle SX/EW plant is configured in two mixer settler series of solvent extraction cells coupled with one stage of stripping. Under Case 1 conditions, some 8,000 pounds of copper will be recovered as cathode per day. In the Case 2 configuration the extraction cells will be arranged in parallel, giving up some copper recovery and the result will be approximately 15,000 pounds of copper per day. Following extraction, the loaded organic will be contacted with strong electrolyte in a single stage of stripping. The barren organic will be returned to the 1st stage mixer extractor and the pregnant electrolyte will be sent to electrowinning. Under Case 1 conditions, approximately 40 stainless steel "mother sheets" and lead alloy anodes will contact the pregnant electrolyte with a direct current. The plant will produce LME Grade copper cathodes which will sell for a premium in the current market.

It should be noted that the issue of ultimate heap height and relative heap stability were addressed by Montgomery Watson. The overall conclusion was that the proposed heap height of approximately 130 feet is sustainable over a properly engineered and constructed foundation.

7.5     RECOVERY Copper

For the purpose of planning for heap output, Behre Dolbear has utilized the extraction curve, as developed by Metcon Research, to project copper leaching from inception. The full extraction of copper is planned for a 7 month (210 day) cycle for each panel of ore as it is introduced to irrigation. Ultimate heap copper recovery is projected to reach 80%+.

Zinc
The Emerald Isle ore will contain zinc in quantities equal to or slightly greater than the copper content. The metallurgical sample, as used by Metcon Research, contained 0.42% copper, 0.55% zinc, and 2.07% iron. The zinc probably exists in the ore as the highly soluble hydrozincite. Over time, the zinc will build up in the circuit requiring that the barren electrolyte be bled at a rate sufficient to keep quality standards up in the production of cathodes. The initial plant operations will not include any zinc removal bleed facilities, but by Year 3 or so, an evaporation pond may be required to keep zinc levels at an appropriate level.

7.6   PRODUCTION SCHEDULE

A ramp up schedule for Case 1 is shown in Table 7.6. The schedules for Case 2 and Case 3 are expected to follow at a similar trend.

Table 7.6
Emerald Isle Metallurgical Forecast and Production
Case 1 (approximately) 1,000 stpd $2.00 per pound of Copper

	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Total Yr 1	Total Yr2	Total Yr3	Total 6mo Yr 4
Tons Heap	82,570	82,570	82,570	82,570	330,280	330,280	324,667
Heap % Cu	0.50	0.44	0.56	0.96	0.62	0.75	0.52
PLS g/1	2.52	2.30	2.83	4.50	3.03	3.00	2.82	0.50
PLS gpm	233	233	233	233	233	233	233	233
Cu lbs	515,791	579,205	720,001	1,132,743	2,947,739	4,168,256	2,859,617	238,106
Heap recovery estimated to reach 80%+ Cu in 7 months. No production forecast past 7 months

7.7     REAGENTS AND CONSUMABLES

The proposed operations do not employ any process reagents or heavy consumables which are in difficult or short supply. A listing of representative reagents and supplies is indicated in Table 7.7.

Table 7.7
Process Reagents and Consumables
Case 2 (approximately) 2,000 stpd

Identification	Use	Consumption Rate
L1X	Selectively recovers Cu from PLS	2,649 gal/year
Diluent (Kerosene)	Used to dilute the LIX to 10%	23,839 gal/year
Cobalt Sulfate	Pb Anode Corrosion Inhibitor	0.38 Ib/t Copper
Sulfuric Acid	Leaching agent for Cu	60 lb/t Ore

7.8     METALLURGICAL ENGINEERING

The metallurgical engineering support will be furnished by the process manager and a metallurgist with support from outside consultants, as needed. The level of metallurgical support is more than sufficient to control a small copper heap leach and SX/EW operation.

7.9    MANPOWER REQUIREMENTS AND WORK SCHEDULES

The process plant will be scheduled on a 7-day schedule operating on two 12-hour shifts. When on a 7-day, 21-shift schedule, the process section utilizes 31 operating and supervisory personnel.

Maintenance staffing is included in the process staffing, and is adequate for the planned level of operations. Maintenance personnel, primarily millwrights and electrician/instrument personnel are assigned to a 5-day-per-week, one-shift-per-day schedule. SX/EW plant operators will be trained and qualified to perform operations tasks and required mechanical maintenance.

7.10   CATHODE QUALITY

During the operation of the property by Arimetco, cathodes were produced which met LME grade 1 quality standards. A complete record of all Arimetco shipments was not available for review, but several certified analyses were found and compared with certain others. The certificate is representative of the samples reviewed by Behre Dolbear. The certificate of analysis was completed by Accredited Laboratories Inc., Carteret, New Jersey, a subsidiary of AMAX (Phelps Dodge). The analysis is summarized in Table 7.8.

Table 7.8
Certificate of Analysis
Arimetco Cathode Case No. 676

Field I.D.	Sample No.	Parameter	Results	Units
082E01,02,03	9205776	Sb	<3	ppm
		As	<3	ppm
		Bi	0.3	ppm
		Fe	6	ppm
		Pb	4	ppm
		Ni	4	ppm
		Se	<3	ppm
		Ag	<3	ppm
		Te	<2	ppm
		Sn	<1	ppm
		S	2	ppm
	By Difference	Cu	99.998%

Based on the historical record, Behre Dolbear is confident that the ore and treatment plant can combine to produce high quality cathodes. The zinc problem will, however, demand a solution as the project nears Year 2 or Year 3 of its life.

7.11    COMMENTS AND RISK ANALYSIS

Process risk is based upon the following comments:

•
The water supply must be defined for both the approximately 1,000 and 2,000 stpd operating cases. Currently the project will be minimally able to support Case 1 (approximately 1,000 stpd) and will require a doubling of the fresh water supply from the ± 60 gpm level to ± 100 gpm. The water supply risk must be rated as high for Case 2 and Case 3.

•
The presence of zinc, in quantities equal to or greater than the copper in solution, must also be addressed after operations begin. Because the project has a short production life, it is expected that a relatively inexpensive evaporation system may handle the problem.

The copper production from the El Paso low-grade ore stockpiles and from the El Paso tailings has not been substantiated at this time. Prior to start up under Case 3 conditions, SGV must sample, assay, and metallurgically test the suspected mineralization in both areas.

8.0    INFRASTRUCTURE

8.1  INTRODUCTION

The Emerald Isle physical plant and mine has been in evidence for over thirty years. The main office, mine, and process plant are within 1.5 miles of the northwest-southeast U.S. Highway 93 which runs from Las Vegas, Nevada to Phoenix, Arizona. The main waste stockpile is within sight of but is not noticeable from the highway. Kingman, Arizona, the closest major metropolitan center with all needed industrial, residential, and hospital services, is about a half-hour drive away by U.S. Highway 93. Of highest concern is the availability of process water. The water available in the three SGV controlled wells is marginally acceptable for operations at the Case 1 (approximately 1,000 stpd) level but will not support Case 2 of Case 3 (approximately 2,000 stpd).

8.2    TRANSPORTATION

Access to the Emerald Isle Property is by paved roads, U.S. Highway 93, from Phoenix, Arizona or Las Vegas, Nevada. The Emerald Isle Mine is located approximately 1.5 miles northwest of the City of Kingman, Arizona and some 100 miles southeast of Las Vegas, Nevada. The population of Kingman, Arizona is about 10,000. The Emerald Isle Mine is situated 1.5 miles from U.S. Highway 93 within the Wallapai Mining District, Mohave County, Arizona.

Rail service is available in Kingman, Arizona on the Burlington Northern Santa Fe railroad.

Kingman, Arizona has regularly scheduled (4 flights per day) air transport from the Kingman airport to Phoenix, Arizona on the Great Lakes Air Lines.

8.3     WATER SUPPLY

The project fresh water supply is suspect. Three wells are located near the site and were pump tested in October 2006. Table 8.1 details the results of the test.

Table 8.1
Fresh Water Wells Emerald Isle Mine

Well No.	Location	Depth (feet)	Test Yield (gpm)	Comments
1	-7,000 feet North of the Plant Site	125	33	Water quality appeared good
2	-8,000 feet North of the Plant Site	125	-12	Water quality poor due to fine particulates
Pat-1	-2,000 feet South of the Plant Site	300	22	Well is on private land and will require a negotiated agreement to use

8.4     ELECTRIC POWER SUPPLY

An existing 69 KV line terminates approximately 1,500 feet from the mine site. The previous operation of the plant utilized on site generation. The SGV approach is to extend the existing 69 KV line to a new substation on site. The power company, Unisource, has published rates for large industrial consumers (see Table 8.2).

Table 8.2
Unisource Power Rates

Schedule	Name	Demand	Cost	Energy Charge	Energy Cost	Minimum Demand
LPS	Large General Service	All Demand	$9.50/KW	All Usage	$0.0533/KWH	500-1,000 KW

8.5     COMMUNICATIONS

The site can be equipped for land line telephone and internet access.

8.6     SURFACE FACILITIES

The plant facilities in general are and appear old. Currently the existing SX/EW facilities are in need of refurbishment and repair. A small office trailer is on site and may be retained for use as a mine engineering area. Additional office trailers will be required for use by administrative personnel. There is no basic analytical or sample preparation building on site. It is planned to convert one or more used shipping containers to this task and install laboratory equipment that SGV has acquired and stored on site.

Metallurgical and analytical laboratory facilities will provide for operational control. Quality control copper assays will be contracted out.

8.7    MINERAL TITLE, LAND, AND WATER RIGHTS

The Emerald Isle Mine property is located in Sections 22, 23, 26, 27 of Township 23N, R18W, in the Wallapai District, Mohave County, Arizona and consists of 37 Unpatented Lode Mining Claims and 12 Mill-site Claims, registered with the Mohave County Mining Recorder and the BLM in Kingman, Arizona, as shown in Table 8.3. Behre Dolbear has not included verification of land and water rights under its scope of work. Title to water and land will have to be given to legal counsel for verification.

The Emerald Isle claims are shown as Active with Assessment Fees paid through 2007 in the BLM LR 2000 Mining Claim Geographical Report. The two wells. No. 1 and No. 2, north of the mine belong to  the BLM but mining is specified as the use and the Emerald Isle Mine is specified as the point of use.

Table 8.3
List of Mineral Claims SGV Emerald Isle Property

Claim Name	Approximate Area Acres	AMC Number	Remarks
Copper Hill Mill Site No. 1	3.5	105792
Copper Hill Mill Site No. 2	3.5	105793
Copper Hill Mill Site No. 3	3.5	105794
Copper Hill Mill Site No. 4	3.5	105795
Copper Hill Mill Site No. 5	3.5	105796
Copper Hill Mill Site No. 6	3.5	105797
Copper Hill Mill Site No. 7	3.5	105798
Copper Hill Mill Site No. 8	3.5	105799
Copper Hill Mill Site No. 10	3.5	105801
Copper Hill Mill Site No. 11	3.5	105802
Copper Hill Mill Site No. 12	3.5	105803
Copper Hill Mill Site No. 13	3.5	105804
Copper Hill Mill Site No. 14	3.5	105805
Copper Hill Mill Site No. 15	3.5	105805
Copper Hill No. 2	13.8	105785 6A55-56
Hermes	13.8	105786 6A62-64
Hermes No. 2	13.8	105787 6A63-64
Jimtown Copper No. 1	13.6	105788
Valley Copper No. 1	10.4	105789	Overstaked
Valley Copper No. 2	13.8	105790
Valley Copper No. 3	13.8	105791
Emerald No. 1	6.9	339597	Overstaked
Emerald No. 2	13.8	339598
Franklin D. Roosevelt	3.8	90056
Subtotal Old Claims	176.2

Table 8.3
List of Mineral Claims SGV Emerald Isle Property (continued)

Claim Name	Approximate Area Acres	AMC Number	Remarks
Emerald No. 1A	13.8	364261
Emerald No. 2A	13.8	364262
Emerald No. 3	13.8	364263
Emerald No. 4	13.8	364264
Emerald No. 5	13.8	364265
Emerald No. 6	13.8	364266
Emerald No. 7	13.8	364267
Emerald No. 8	13.6	364268
Emerald No. 9	13.8	364269
Emerald No. 10	4.9	364270	Overstaked
Emerald No. 11	12.1	364271	Overstaked
Emerald No. 12	0.2	364272	Overstaked
Emerald No. 13	13.6	364273	Overstaked
Emerald No. 14	5.4	364274	Overstaked
Emerald No. 15	13.8	364275
Emerald No. 16	10.4	364276	Overstaked
Emerald No. 17	13.8	364277
Emerald No. 18	6.9	364278	Overstaked
Emerald No. 19	13.8	364279	Overstaked
Emerald No. 20	6.7	364280	Overstaked
Emerald No. 21	13.6	364620	Overstaked
Emerald No. 22	7.4	364621	Overstaked
Emerald No. 30	0.2	365622	Overstaked
Emerald No. 31	12.4	364623	Overstaked
Emerald No. 43	3.5	364624	Overstaked
Emerald No. 44	0	364625	Overstaked
Emerald No. 45	0	364626	Overstaked
Subtotal New Claims	106.6
Total	177.9

9.0    ENVIRONMENTAL

9.1    INTRODUCTION

The environmental and permitting aspects of the proposed reopening of the Emerald Isle mine were investigated by Behre Dolbear during March 2006 by visiting the mine site, discussing environmental matters with Bryan Wilson, President of SGV and Fred Brost, President of Mining and Environmental Consultants, Inc. who has been responsible for most of the recent permitting activity.

Two days were spent in the Phoenix, Arizona office of Mining and Environmental Consultants, Inc. reviewing documents, maps, and photographs and holding telephone discussions with regulatory personnel in the Arizona Department of Environmental Quality (ADEQ) and the BLM.

Since March 2006, Behre Dolbear has maintained telephone contact with Mr. Brost regarding his activities on behalf of SGV. Mr. Brost has also furnished Behre Dolbear copies of updated documents received from government agencies.

9.2      BACKGROUND

The operation of the Emerald Isle Mine, prior to its purchase in 2004 by SGV, appears to have been properly permitted by ADEQ and BLM. The previous operator, Arimetco International/TSC Enterprises, Inc. constructed a heap leach operation and SX/EW plant in 1992, utilizing ore mined from a nearby open pit. All production ceased before the end of 1993 and the facilities on the site have remained idle since that time. The two major permits for the operation, the Arizona Aquifer Protection Permit and the approval of the Mining Plan of Operations and Reclamation Plan by the BLM, as issued to the previous operator (TSC Enterprises) remain valid, but modifications to these two permits showing SGV Resources as the operator remain to be approved.

9.3      GENERAL DESCRIPTION

The Emerald Isle Mine is located on unpatented mining claims on BLM land, about four miles south of Chloride, Arizona an old silver mining district. Emerald Isle lies on a peneplain at the western flank of the Cerbat Range. The elevation at the mine is about 3,700 feet. The annual precipitation is less than 10 inches. Vegetation is sparse. Surrounding land is primarily wildlife habitat. No threatened or endangered species have been reported in the mine area.

9.4    REQUIRED PERMITS AND STATUS

•
Aquifer Protection Permit - ADEQ: Financial assurance is needed for construction, operation, and closure including post closure monitoring (per Eric Wilson, ADEQ). This financial assurance must involve a credible estimate of the construction, operating, and closure costs. In addition, there needs to be a letter from SGV's Chief Financial Officer stating that the company has the financial foundation to carry out construction, operation, and closure of the property. A letter from the participating financial institutions indicating that the financing is in place would be helpful, perhaps required. The most recent SEC (10K, 10Q, 20F, or a Canadian equivalent) report may also be helpful, if financing is in place. For the closure costs, a surety bond, cash bond, letter of credit, or insurance or some combination thereof will have to be provided to ADEQ. This is in addition to the reclamation bond to be provided to BLM, but involves only additional measures to protect water resources.

•
SGV will have to resolve violations which are: water in the pit and the lack of diversion structures to prevent or reduce the amount of water entering the pit. The transfer of the permit to SGV, however, is not contingent on resolving the violations. For example, the water in the pit will likely be used in the initial operation and if there is excess it will probably be evaporated. Work is in progress on the diversion structures.

•
The leach pad and ponds are lined although the raffinate pond liner must be replaced. The pad liner has had an engineering inspection to assure that it remains serviceable. A geotechnical study of the heap has also been conducted to determine how high material may be safely placed.

•
Fred Brost, Environmental Consultant, has prepared graphs of various parameters measured in monitoring wells from 1989 through 2006 to see if there are any trends that might require action on SGV's part. The graphs indicate that while alert levels have been exceeded from time to time, the quality of groundwater entering the property (measured in an up gradient monitoring well) is generally about the same as, or worse than, that measured in down gradient wells.

•
Storm Water Discharge Permit - ADEQ: Behre Dolbear has a copy of a letter from ADEQ dated August 4, 2006 authorizing SGV to discharge storm water under the terms of the Arizona General Permit for Construction activities. Another such letter will be needed later for storm water discharge for mining and processing operations. SGV has the Pollution Prevention Plan required by this permit, although it will likely have to be updated. This Plan does not have to be submitted to ADEQ but must be kept on file at the mine to be available for inspection. This plan should be modified, in the future as needed, to conform with any changes made in the operation.

•
Air Quality Control Permit - ADEQ: Behre Dolbear has a copy of a letter dated March 28, 2005 from ADEQ that a permit is not required at this time because planned emissions are below the permit threshold. However, if the mining plan changes from the one used by ADEQ to issue that letter, then a permit may be required. Use of a crusher will likely require a permit, although it is possible that a mining contractor, as planned for the site, will have a permit for a mobile crusher. Further consultation with ADEQ would be needed.

•
Mining Plan of Operations and Reclamation Plan - BLM Approval: Primarily awaiting provision of a reclamation bond. The amount of this bond has been calculated at $223,000 plus some yet to be determined amount for removal of Transite® (asbestos containing) pipe which connects the mine facility to the water wells. Additionally, a BLM resource specialist has questions regarding the proposed new waste rock dump, which may be able to be resolved once a detailed mining plan is completed. That plan could indicate that it is practical to return some waste rock to the pit during the life of the mine. If not, then some redesign of the dump may be required. This issue will have to be resolved before approval of SGV's modification of the Mining Plan of Operations is forthcoming from the BLM.

•
Right to Use Water From Wells North of Mine - BLM: Will remain as BLM wells, but the BLM will make it clear that mining is an approved use, and Emerald Isle is the point of use (per Lynn Feldman, BLM). These wells have state permits.

•
Pump tests were conducted on Well No. 1, Well No. 2, and Pat-1 (a monitor well southwest of the mine). Well No. 1 produced 33 gpm and Pat-1 produced 22 gpm with steady draw-down after 24 hours. The test on Well No. 2 was terminated after 5 hours due to low volume and visibly poor water quality. Other sources of water are being investigated, including additional wells along the pipeline right-of-way, the City of Chloride, and the Mineral Park operation.

•	Right-of-Way for Pipeline from Wells to Mine: Behre Dolbear has a copy of a letter dated December 23, 2005 from BLM to SGV stating that the assignment of right-of-way AZA-740 to SGV has been granted.

•	Right-of-Way for New Power Line: Behre Dolbear has copies of two letters both dated January 20, 2006 from the BLM granting rights-of-way AZA-31567 and AZA-33319 to UNS Electric, Inc.

9.5     DOCUMENTS REVIEWED

•
Aquifer Protection Permit P-101846 dated June 4, 1993 issued to TSC Enterprises and SGV's application for a transfer of the Permit dated July 25, 2005. Also a letter from ADEQ dated February 27, 2006 requesting information including financial assurance data.

•	SGV's submission to the BLM of a Mining Plan of Operations and Reclamation Plan Modification dated June 2005.

•	Pertinent parts of the 2005 Roscoe Postle Associates Report.

•	Pertinent parts of SGV's 2006 Scoping Study and Development Plan.

•	Various other communications from government agencies and pertinent regulations.

9.6      CONCLUSIONS

The major impediment to completing government approvals of SGV's proposed Emerald Isle operations is getting the financing in place to assure ADEQ of SGV'S ability to construct, operate, and close Emerald Isle. Additionally, bonding must be provided to the BLM. This may require a cash bond (e.g., certificate of deposit). Once the financing has been obtained, Behre Dolbear believes that any other issues remaining before final transfer of the permits to SGV can be readily resolved.

9.7      ENVIRONMENTAL RISK ANALYSIS

The following possible contributors to the overall project environmental risks have been identified. None of the identified potential risk-bearing items has a level greater than moderate. The risk areas are listed as follows:

•	Potential for denial of a needed permit - LOW RISK.

•	Potential for delay of 6 months to a year on a needed permit - MODERATE RISK.

•	Potential for longer delay of a needed permit - LOW RISK.

•
Potential for the site to be addressed by a Superfund action - LOW RISK. Unless SGV fails to carry out its plans and goes out of business, even then there is no risk to a lender unless that lender has taken actions that would allow the BLM or EPA to consider the lender to be an operator.

10.0   CAPITAL COSTS

10.1    INTRODUCTION AND SUMMARY

Capital costs for the restart of operations include refurbishment of the exposed portions of the heap liner which is in place, repair of the PLS pond, reconstruction of the raffinate pond, replacement of all heap piping and pumping, renovation of the SX/EW facility, reconstruction of the plant electrics including incoming power line, substation, switch gear and plant wiring, rehabilitation of the plant fresh water supply, and construction of administrative facilities. All capital costs for Case 2, with certain exceptions, have been developed by KD Engineering (see Appendix 3). Capital spending for Case 1, which has been factored from the Case 2 estimate, by Behre Dolbear, is summarized in Table 10.1.

Case 2 and Case 3 capital costs are shown in Table 10.2.

10.2    MINE CAPITAL COSTS

Basis of Estimate
The mine capital cost estimate includes the purchase costs for all mine engineering and geology equipment. The mining contractor will furnish all drilling, blasting, hauling, crushing, and conveying costs. There is no allowance for sustaining capital. All costs are stated in constant 2006 dollars with no escalation for inflation.

Estimate Qualifications
The estimate has been prepared by Behre Dolbear. Equipment bids were not solicited and the estimate includes only equipment purchased by SGV and dedicated to the support of the mine engineering and geology functions.

Current Estimate
The current mine capital cost estimate includes $100,000 pre-production capital expenses with no sustaining capital over the approximately 4 year life-of-mine plan. Details of the mine capital cost estimate are shown in Table 10.1 for Case 1 and Table 10.2 for Case 2 and Case 3.

Table 10.1
Emerald Isle Capital Costs
Case 1 (approximately) 1,000 stpd

	Year
Item	Total ($)	-1 ($)	kd	2($)	3($)	4 (Si
Non-Contractor Mine Costs
Engineering Vehicles	30,000	30,000
Engineering Equipment	70,000	70,000
Total Mine Capital	100,000	100,000
Process Capital
Solvent Extraction	187,374	187,374
Electrowinning	408,157	408,157
Tank Farm	473,856	473,856
Ponds and Piping	447,042	447,042
Water Development Costs	330,000	330,000
Electrical	860,000	860,000
Leach Pad Expansion	1,848,000		924,000	924,000
Miscellaneous	264,000	264,000
Total Process Capital	4,818,429	2,970,429	924,000	924,000
Infrastructure
Administrative Building	100,000	100,000
Vehicles	70,000	70,000
Shop Tools and Equipment	50,000	50,000
Backup Power Supply	75,000	75,000
Office Equipment	20,000	20,000
Total Infrastructure Capital	315,000	315,000
Project Indirects
Detail Engineering	140,000	140,000
Construction Management	150,000	150,000
Initial Fills	231,000	231,000
Bonding	312,400	312,400
Total Indirects	833,400	833,400
Totals	6,066,829	4,218,829	924,000	924,000

Table 10.2
Emerald Isle Capital Costs
Case 2 and Case 3 (approximately) 2,000 stpd

	Year
Item	Total ($)	-1 ($)	KD	2($)	3($)	4($)
Non-Contractor Mine Costs
Engineering Vehicles	30,000	30,000
Engineering Equipment	70,000	70,000
Total Mine Capital	100,000	100,000
Process Capital
Solvent Extraction	211,700	211,700
Electrowinning	427,420	427,420
Tank Farm	591,464	591,464
Ponds and Piping	532,803	532,803
Water Development Costs	500,000	500,000
Electrical	1,075,000	1,075,000
Leach Pad Expansion	2,800,000		1,400,000	1,400,000
Miscellaneous	264,000	264,000
Total Process Capital	6,402,387	3,602,387	1,400,000	1,400,000
Infrastructure
Administrative Building	100,000	100,000
Vehicles	70,000	70,000
Shop Tools and Equipment	50,000	50,000
Backup Power Supply	75,000	75,000
Office Equipment	20,000	20,000
Total Infrastructure Capital	315,000	315,000
Project Indirects
Detail Engineering	200,000	200,000
Construction Management	150,000	150,000
Initial Fills	288,750	288,750
Bonding	312,400	312,400
Total Indirects	951,150	951,150
Totals	7,768,537	4,968,537	1,400,000	1,400,000

10.3   PROCESS CAPITAL COSTS

The process capital cost estimate was prepared in detail by KD Engineering. Process capital related costs include Heap Leaching, Solvent Extraction, Electrowinning, and Site Electrical components. The costs for Case 1 are summarized in Table 10.1 with the Case 2 and Case 3 costs summarized in Table 10.2. The detailed KD Engineering capital cost estimate is attached as Appendix 3. The process capital total spending as shown in the KD Engineering estimate differs slightly from the Behre Dolbear report. This is due to consolidating certain charges under SGV administrative costs in Year -1. Capital costs for heap, liner, and pond construction have been addressed by MWH as shown in Appendix 4.

Basis of Estimate
The process capital cost estimate includes the purchase and installation costs for all process and related infrastructure functions. The estimates are prepared in constant 2006 U.S. dollars. The Case 2 and Case 3 estimate at approximately 2,000 stpd, as prepared by KD Engineering, was factored by Behre Dolbear to include a Case 1 estimate at approximately 1,000 stpd.

Estimate Qualifications
The capital cost estimates do not the following exclusions:

• Miscellaneous painting;
• Zinc removal bleed pond;
• Definitive water development costs (allowances only);
• Upgrade to the power line;
• Trade off studies;
• Mining and ore haulage costs;
• Laboratory;
• Property acquisition, if any;
• Environmental permits;
• Consultant costs;
• Research and Development costs;
• Metallurgical testing;
• Pit de-watering;
• Hazardous material removal;

• Insurance;
• Escalation; and
• Reclamation (assumed to be equal to salvage value plus bonding return).

Current Estimate Case 1
The current process capital cost estimate includes $2,970,000 in pre-production capital expenses with $1,848,000 in sustaining capital over the approximate 4-year life-of-mine plan. The process capital cost estimate for Case 1 is summarized in Table 10.1.

Case 2 and Case 3
Case 2 and Case 3 are both based on approximately 2,000 stpd of ore placement on the heap. Case 2 mines only the $2.75 copper pit, while the Case 3 hypothetical example includes the $2.75 copper pit, the low-grade stockpiles estimated at 0.35% copper, and recoverable copper from the tailings. Pre-production capital requirements for Case 2 and Case 3 are estimated at $3,602,000 with sustaining capital of $2,800,000 for the heap expansion. Capital costs for mining and screening the tailings will be borne by a mining contractor. The Case 2 estimate is detailed in Appendix 3.

10.4   GENERAL AND ADMINISTRATIVE COSTS

Infrastructure capital spending is typically related to common plant-wide systems, such as heating, fire protection, water storage, shop tools, communications, water treatment, electrical substation, warehouse restocking, and other. The KD Engineering estimate has included many typical infrastructure costs under the process capital budget. Pre-production capital spending for administrative/infrastructure functions is $315,000 to which is added $260,400 in Year -1 operating costs (see Appendix 3 for details of the KD Engineering estimate).

11.0     OPERATING COSTS

11.1     INTRODUCTION

In order to prepare operating cost estimates for Case 1, Case 2, and Case 3, Behre Dolbear relied heavily on the KD estimate, as shown in Appendix 5. Certain costs have been changed by Behre Dolbear to reflect current assumptions about the market place. The project has been divided into three operating components. These include the mine, process, and administrative functions. The preponderance of maintenance charges fall under process with a small amount included under administrative. All senior management and staff have been included in the administrative function. All operating costs in pre-production Year -1 will be summed into a capitalized development account and included along with mine wide and general and administrative capital spending in the financial analysis.

The production schedules, as shown in Table 11.1, 11.2 and 11.3, are representative of the three Cases discussed previously. These costs have been summarized for the mining, process and administrative accounts.

11.2      PROPERTY OPERATING COSTS

The property operating costs were estimated, as shown in Tables 11.1, 11.2, and 11.3.

11.3      MINE OPERATING COSTS

Mine operating costs include all contractor costs for drilling, blasting, loading, hauling, crushing and transport, and placement on the heap in addition to the cost of staffing the mine engineering and geology function which will perform ore control in the pit.

11.4    PROCESSING

Process operating costs include charges for heap leaching, pumping, solvent extraction, electrowinning, and maintenance of the plant facilities. The full year processing costs are estimated at an average of $3.0 million per annum with unit costs of $9.59 per ton of ore and $0.92 per pound of copper for Case 1. The full year processing costs are estimated at an average of $5.2 million per annum with unit costs of $7.49 per ton of ore and $0.85 per pound of copper for Case 2. The full year processing costs are estimated at an average of $4.3 million per annum with unit costs of $7.46 per ton of ore and $0.86 per pound of copper for Case 3.

11.5   GENERAL AND ADMINISTRATIVE

General and Administrative costs for Case 1 are estimated at an average of $593,987 per year with attendant operating costs of $2.11 per ton of ore and $0.20 per pound of copper.

General and Administrative costs for Case 2 are estimated at an average of $593,987 per year with attendant operating costs of $0.75 per ton of ore and $0.11 per pound of copper.

General and Administrative costs for Case 3 are estimated at an average of $523,000 per year with attendant operating costs of $0.98 per ton of ore and $0.11 per pound of copper.

Table 11.1
Emerald Isle Operating Cost Summary - Case 1

			Year
	Units		-1	1	2	3	4	5	6	7	Total
Account Operations
Operating Days	Days
Tons Mined/Processed	dst			330,280	330,280	324,667						985,227
Tons Waste	dst			295,715	397,931	1,606,199
Ore Grade
Copper	%			0.62	0.75	0.52						0.63
Recovery
Copper	%
Cathodes
Copper	%			99.998	99.998	99.998						99.998
Metal Recovered
Copper	lbs			2,947,739	4,168,256	2,859,617	238,106					10,213,718

Mine											$
Contractor											$
Ore Mining											$
Waste Mining											$
SGV Operations Total Mining			$67,700	134,500	134,500
Process											$
Heap Leaching				$1,286,027	1,286,027	1,269,525	100,000					3,941,579
SX/EW				$1,517,910	1,696,594	1,505,009	230,000					4,949,513
Maintenance				$168,755	168,755	168,755	50,000					556,265
Total Process		S		2,972,692	3,151,376	2,943,289	380,000					9,447,357
Administrative			$260,400	522,852	522,852	522,852	250,000					2,078,956
Total Administrative			$260,400	522,852	522,852	522,852	250,000					2,078,956
Mine	$ /t
Process	$ /t			9.00	9.54	9.07						9.59
Administrative	$ /t			1.58	1.58	1.61						2.11
Total	$ /t
Mine	$/lb
Process	$/lb			1.01	0.76	1.03	1.60					0.92
Administrative	$/lb			0.18	0.13	0.18	1.05					0.20
Total	$/lb

Table 11.2
Emerald Isle Operating Cost Summary - Case 2

		Year
	Units	-1	1	2	3	4	5	6	7	Total
Account Operations
Operating Days	Days		365	365	365	180
Tons Ore Mined	dst		700,145	700,145	695,419
Tons Ore to Heap	dst		700,145	700,145	695,419
Toms Waste	dst		1,692,757	3,263,505	1,885,075
Ore Grade
Copper	%		9.49	0.54	0.55
Cathodes
Copper	%		99.998	99.998	99.998	99.998
Metal Recovered
Copper	lbs		5,396,268	6,196,442	6,384,532	430,256

Mine										$
Contractor										$
SGV Operations		$67,000	134,500	134,500	134,500						403,500
Total Mining										$
Process										$
Heap Leaching			$2,399,621	2,399,621	2,399,621	600,000					7,798,863
SX/EW			$1,736,501	2,001,630	2,073,352	500,000					6,311,483
Maintenance			$482,160	482,160	482,160	150,000
Total Process			$4,618,282	4,883,411	4,955,133	1,250,000					15,706,826
Administrative		$260,400	522,852	522,852	522,852	250,000					2,078,956
Total Administrative		$260,400	522,852	522,852	522,852	250,000					2,078,956
Mine	$ /t
Process	$ /t		6.60	6.97	7.13						7.49
Administrative	$ /t		0.75	0.75	0.75						0.75
Total	$ /t
Mine	$/lb
Process	$/lb		0.86	0.79	0.78	2.91					0.85
Administrative	$/lb
Total	$/lb

Table 11.3
Emerald Isle Operating Cost Summary - Case 3

			Year
	Units		-1	1	2	3	4	5	6	7	Total
Account Operations
Operating Days	Days			365	365	365	365	365	365	30
Tons Ore Mined	dst			700,145	700,145	700,145	700,145	425,790	248,380			3,474,750
Tons Ore to Heap	dst			700,145	700,145	700,145	425,790	151,440	88,340			2,766,005
Toms Waste	dst			951,315	2,282,472	2,282,472	1,331,432					6,847,691
Ore Grade
Copper	%			0.39	0.51	0.56	0.77	1.16	1.16
Cathodes
Copper	%			99.998	99.998	99.998	99.998	99.998	99.998			99.998
Metal Recovered
Copper	lbs			4,144.914	6,293,447	6,874,659	7,801,814	2,830,326	2,057,976			30,003,136

Mine											$
Contractor											$
SGV Operations			$67,000	134,500	134,500	134,500						538,000
Total Mining											$
Process											$
Heap Leaching				$2,399,621	2,399,621	2,399,621	2,399,621	1,199,811	1,199,811			11,998,105
SX/EW				$1.736,501	2,001,630	2,073,352	2,176,763	1,563,281	1,467,973			11,019,500
Maintenance				$482,160	482,160	482,160	482,160	482,160	482.160			2,892,960
Total Process		S		4,618,282	4,883,411	4,955,133	5,058,544	3,245,252	3,149,944			25,910,565
Administrative			$260,400	522,852	522,852	522,852	522,852	522,852	522,852			3,397,512
Total Administrative			$260,400	522,852	522,852	522,852	522,852	522,852	522,852			3,397,512
Mine	$ /t
Process	$ /t			6.60	6.97	7.08	7.22	7.62	12.68			7.46
Administrative	$ /t			0.75	0.75	0.75	0.75	1.23	2.11			0.98
Total	$ /t
Mine	$/lb Cu
Process	$/lb Cu			1.11	0.78	0.72	0.65	1.15	1.53			0.86
Administrative	$/lb Cu			0.13	0.08	0.08	0.07	0.18	0.25			0.11
Total	$/lb Cu

12.0   MARKETING EMERALD ISLE SX/EX CATHODES

12.1     SUMMARY AND INTRODUCTION

The Emerald Isle Mine's location in Northern Arizona, is 275 to 325 miles closer to the market, has an advantage over the larger copper mines to the south to serve the southern California copper market by truck or rail. Markets as far as Illinois (Chicago area) and Indiana can be served by rail. The current favorable copper market has a price premium over the COMEX copper price and the buyer pays the freight. The onset of new copper production will eventually require producers to pay the freight in a weaker market. Average shipping costs plus a probable new mine discount (2 to 3 cents) to get back into the market, a copper price discount of six cents a pound off the COMEX projected price is recommended for a pre-feasibility study. Further, a quick return to production can take advantage of the current copper market.

12.2     BACKGROUND

The mine was formerly operated by Arimetco for one year and shut down in 1993 after producing 1.16 million pounds of wire grade cathodes. The former operator shut the mine down from a combination of low copper prices and erratic production. However, other SX/EW mines with substantially lower costs remained profitable.

12.3     CATHODE PRODUCTION

Cathode production at anything less than 12,000 pounds to 16,000 pounds per day will have a difficult time attracting a merchant to do the marketing without a discount (fee) to the merchant. There are some buyers that require prompt delivery after placing an order. It takes longer to accumulate a truckload at 8,000 pounds than 16,000 pounds output per day. This is due to a trend for copper buying "just-in-time" to feed the fabricating mill to avoid inventory. Consistent grade and copper output is an important selling point. Further, it is suggested, the reopening and refurbishment of the plant be done as soon as possible to take advantage of the current copper market, even at 8,000 pounds per day, while expanded output construction is underway. If possible, heap leaching could start as soon as practical. A flow of copper-bearing solutions should commence in advance of the plant reopening, as it takes time to build up the flow necessary to efficiently run the SX/EW circuit to produce wire grade cathodes.

It is also imperative that the mine goes into production as soon as possible to avoid costs of a weaker market as long as possible. Merchants forecast that in a weak market there will be eventual price discounts other than merchant commission, and the freight burden will be borne by the mines. Also reopening the mine in a weak market may require a discount to provide incentive for a mill to buy from an unknown reopened mine, as the last production shipped, was in 1993.

12.4     CATHODE QUALITY

Cathode quality of 99.995% minimum copper content is imperative for a wire mill or electrical circuit parts fabricator. The former production at 99.998% copper is very desirable. High purity also dilutes impurities from number one copper scrap as most mills utilize a certain amount of scrap as a means to reduce raw material costs. To ensure this quality, it is necessary to wash the cathodes after removing them from the electrolytic cells. Depending upon the cathode's surface impurities (dissolved/precipitated minerals), either a high-pressure wash or a dilute acid wash will be necessary to clean and brighten the cathodes.

Since SX/EW cathodes tend to be much lighter than electrolytic copper made from anodes, it is necessary to bundle them with copper bands to achieve a weight of around 250 pounds a bundle. These bundles makes for greater ease in feeding a melting furnace at the fabricating mill, an often over looked selling point.

12.5     CATHODE SALES

A minimum cathode output of 12,000 pounds to 16,000 pounds should be considered, as it will take about 13 or 15 days production to fill a rail car with 180,000 pounds of cathodes. The Burlington Northern Santa Fe railroad prices their cars on the basis of 165,000 pounds. It has been advised that the 180,000 pounds of thin cathodes is the maximum that the car can hold, especially if dunnage is required. Similarly, it would take about 3 to 4 days of production to load a truck at the mine with 44,000 pounds. In either case, a truck load-out and a fork lift is required at the mine, as the Burlington Northern Santa Fe available siding is in Kingman. In any case, the merchant has to pick up the cathode bundles at the mine site by truck.

Copper pricing is usually the week or month following the month of shipment or the prior month if payment is made within 15 days of the truck loading. Usually that is negotiable. In any case, shipping documents (bill of lading) is always the basis for payment. Due to the rather small output and the mine regarded as an unknown new operation, it is more cost efficient to use a merchant to sell the cathodes.

12.6   TRANSPORATION

Unless the mine builds a prohibitively costly rail siding, truck hauling is necessary either to a freight forwarder at the Burlington Northern Santa Fe rail siding or long distance hauling. For the rail rates, a load of 165,000 or more than 165,000 pounds was used. Box cars can carry a maximum of 180,000 pounds of thin SX/EW cathodes and this divisor was used to determine the rail costs per pound of cathodes.

Table 12.1 shows the distance by truck to various destinations in the Chicago, Illinois, vicinity about 1,800 miles, the same distance as rail. The closest copper fabricator in the Los Angeles-San Diego southern California area is about 320 miles to 380 miles away. Distances in excess of 1,000 miles are much more costly to ship by truck, necessitating rail shipment, where possible. The Burlington Northern Santa Fe railroad has no direct route from Kingman, Arizona to Salt Lake City, Utah. The distance is 1,361 miles by rail versus 526 miles by truck. Chicago is about the same distance by truck as it is by rail, about 1,800+ miles. There are copper fabricators some 250 miles to 300 miles closer than Chicago, with about the same mileage by rail as Salt Lake City and West Jordan, Utah. The large copper mines to the south are 300 miles farther from the market, which gives Emerald Isle a slight freight advantage. Most large fabricators have an on-site rail siding. Many buyers insist on truck shipments due to the smaller amount (44,000 pounds) and the truck's ability to arrive, when needed. Merchants will prefer the convenience of truck shipment directly to the customers, as it avoids the services of a forwarder to store and load the cathodes at the Kingman, Arizona rail siding. Rail shipments will have an extra cost of about one and a half cents a pound of cathodes to pick up the cathodes at the mine and bring them south to Kingman, Arizona for storage and box-car loading.

It may be more cost effective if the mine has a truck to haul the cathodes to Kingman, Arizona if there is sufficient rail shipping and pick up of some mine supplies for a cost-saving back-haul.

Table 12.1 lists the cities that have one or more copper fabricators in the general area to give an indication of the distances from the mine to the market and the resulting shipping costs per pound of cathode. Each of the locations in Table 12.1 have one or more prospective copper fabricators in the city and others in the general area to show the difference between transportation costs by truck and rail, where applicable. Both rail and truck costs are affected by the cost of fuel and trucking may be affected by location, as to the possibility of picking up more business from that area, highway congestion, and weather.

The rates in Table 12.1 reflect current fuel surcharges and conditions. An increase in oil prices causes an immediate increase in gasoline and diesel oil costs. The railroad's cost of diesel fuel is a smaller percentage of the total cost to operate than a truck. In a rising oil market, the gap between rail and truck shipments widens in favor of rail. The switch from truck to rail is governed by the presence of a convenient rail siding at the fabricating plant and box-car availability. Open-top gondola cars cost less than box-cars, but a locked, enclosed box-car is more secure and avoids pilferage. Six hundred pound smelter copper anodes are shipped in open flat cars or gondolas with no losses, but a 65 pound or 100 pound SX/EW cathode is very easily handled without a fork-lift.

Table 12.1
Cathode Truck and Rail Costs ($/lb Copper)

Copper Buyers		Mileage		Cost	(US$)
State	City	Truck	Rail	Truck	Rail
Illinois	Chicago	1,830	1,750	0.120	0.044
Texas	McKinney	1,140	N/A	0.080	N/A
	Dallas	1,134	1,199	0.085	0.039
	Houston	1,380	1,392	0.090	0.041
	El Paso	651	730	0.060	0.033
California	Los Angele	355	366	0.035	0.029
	Valencia	349	361	0.035	0.028
	San Diego	411	444	0.037	0.028
	Livermore	577	644	0.060	0.031
	Hayward	596	N/A	0.060	N/A

12.7   CUSTOMER CHOICE

It will be more cost efficient to utilize the services of a merchant to sell the cathodes, as a merchant will have the necessary fabricator contacts and will also assume the credit risk of the buyer. Merchants will sell to the nearest customers, mostly in California and possibly in Texas, and some to the Salt Lake City COMEX warehouse. Although the bulk of the fabricators are in the Eastern United States, there are many in the mid-west, such as Illinois and Indiana. These will be chosen if they have a rail siding and can buy in sufficient quantity to justify rail shipment. Truck quotes to the Chicago area vary from eight to twelve cents a pound for 44,000 pounds depending upon the truck type and back-hauls back to Arizona. Regular shipments to a particular plant can be less costly. The merchant arranges for the trucking and such rates can be easily verified by a freight broker. In California alone, there are more than a dozen fabricators that can take the mine's entire output. Each merchant has a number of possibilities to sell the entire mine output, to one or several buyers.

In the performance of this market analysis, the following copper merchants were contacted.

•	H&H Metals, White Plains, New York, Mr. James Holme, Telephone (914) 428-8822;and

•	Glencore International Commodities, Stamford Connecticut, Mr. Steve Roland (copper desk), Telephone (203) 609-3195.

•	Both have trucking companies they deal with very competitive rates.

•	H&H proposed a three-cent fee due to the small output and Glencore proposed no fee, but will take the copper premium over spot, and when that disappears, they may impose a similar fee.

It is advised that several merchants be contacted for the best terms for the mine, and the marketing contract has to be carefully scrutinized for such items as the merchant assumes the credit risk for the transactions. As previously discussed, an in-house and experienced copper marketer is not cost effective, and in times of slack demand, a merchant always finds a way to sell the mine's output to preserve their commission. At a load of less than 165,000 pounds, the rate drops and at more than 165,000 pounds, the rate increases. This increased rate and a maximum of 180,000 pounds was used to determine the rail costs per pound of cathodes.

12.8   SALES RETURN AND REVENUE

At this point in time, it can be assumed that the current copper market will eventually weaken, but at an unpredictable time. To what extent certain post-mining costs, such as transportation and/or price discounts will occur for the mine's account, is also unpredictable. Merchants advise that a discount may be necessary to attract first-time buyers to the Emerald Isle mine's cathodes. A two cent discount and truck rates averaging four cents was advised, for a total of six cents off the COMEX price forecast. Again, in considering the restart of operations, time is of the essence in order to preserve the favorable current market terms and prices.

The strong demand for the first year means that production can be sold at COMEX flat copper price (no discounts). The mine could enjoy a premium over spot for some months, provided today's market conditions prevail for wire grade copper.

13.0   PROJECT ECONOMIES

13.1   INTRODUCTION

Three cases have been analyzed for the Emerald Isle Project. In Case 1, production occurs over 3 years and a total of 985,227 tons of ore is produced, from which 10.2 million pounds of copper are recovered and salable. Copper price is US$2.00 per pound. In Case 2, production occurs over 3 years and a total of 2,095,709 tons of ore is produced, from which 18.4 million pounds of copper are recovered and salable. Copper price is US$2.75 per pound. In Case 3, production occurs over 6 years and a total of 3,474,750 tons of ore is produced, from which 30.0 million pounds of copper are recovered and salable. Copper price is US$2.75 per pound. Case 3 includes all the ore from Case 2 plus stockpiled material on the site.

Cash flow spreadsheets were developed to determine the cash flow, net present value, and rate of return (see Appendix 7.0).

The production of ore and waste is shown first. The grade, contained copper and recovered copper, are shown. Input data for Case 1 are taken from Table 11.1; Case 2 - Table 11.2; and Case 3 - Table 11.3. Income from sale of copper is presented next. From the sale price, a selling and delivery expense of US$0.06 per pound is deducted before determination of net revenue from sales.

Operating costs are shown next. Unit costs are shown first per ton of ore, then shown in dollars incurred per year. Contract mining cost is taken from Section 6.5. Other operating costs are taken from Tables 11.1, 11.2, and 11.3. Annual cash operating costs are totaled. Net income before taxes is the income from sales less cash operating cost and depreciation.

Depletion is determined for tax purposes, either percentage depletion or 50% of net. Any losses carried forward for tax purposes are deducted and net taxable income is the result.

The various taxes are calculated. Copper is subject to a severance tax. There is an income tax in Arizona at the rate of 6.968%. The federal income tax is assumed to be the maximum rate of 35%. Taxes are deducted from the net income before taxes, depreciation is added back, and the result is the net income from operations.

Capital investments are shown. Capital is taken from Table 10.1 for Case 1 and Table 10.2 for Case 2 and Case 3. The mine capital is input from Table 6.2.

The cash flow is determined by deducting capital from the net income from operations. In other words, revenue less cash operating costs less taxes less capital equals net cash flow.

The net present value is given for a variety of discount rates from 0% (no discounting) to 30%. If the cash flow at 0% discount rate is positive, then the rate of return has meaning and is shown. In Case 1 and Case 2, the cash flow is negative (income from sales is insufficient to cover costs) and the rate of return is undefined (negative). For Case 3 the rate of return is meaningful.

A detailed table is presented below; the main cash flow table showing the calculation of the annual depreciation allowance. Depreciation of assets is according to the Internal Revenue Code guidelines as developed by the Internal Revenue Service (IRS). All items are depreciated over 7 years using the mid-year convention. Under that convention, it is assumed that, on average, assets are placed into service at mid-year. Depreciation is then spread over 8 calendar years, with reduced allowances in the first and eighth years. Depreciation percentages are: Year 1 -14.29%; Year 2 - 24.49%; Year 3 - 17.49%; Year 4 - 12.49%; Year 5 - 8.93%; Years 6 -8.92%; Year 7 - 8.93%; and Year 8 - 4.46%.

13.2    METAL PRICES

For the purposes of the economic analyses, only copper is produced and salable. For Case 1, the copper price is US$2.00 per pound; for Case 2 and Case 3 - US$2.75 per pound. Copper prices are currently in the US$3.20 per pound range.

13.3      FINANCIAL ANALYSIS

Case 1
Case 1 is uneconomic at US$2.00 per pound copper price. The cash flow is a negative US$15.2 million. Income from the sale of copper is US$19.8 million, but direct cash operating costs are US$27.8 million over the life of the Case 1 project. Severance tax is US$0.2 million. Capital investment is US$7.0 million. The rate of return is negative and the Excel formula is unable to determine a meaningful number (shown as "#Div/0" on the spreadsheet).

Case 2 is uneconomic at US$2.75 per pound copper price. The cash flow is a negative US$3.6 million. Income from sale of copper is US$49.5 million. Direct cash operating costs are US$43.8 million over the life of the Case 2 project. Severance and other taxes total US$0.6 million. Capital investment is US$8.7 million. The rate of return is negative (shown as negative 27.39% on the spreadsheet).

Case 3
Case 3 is economic at US$2.75 per pound copper price. The cash flow is a positive US$6.9 million. Income from sale of copper is US$80.7 million. Direst cash operating costs are US$61.8 million over the life of the Case 3 project. Severance and other taxes total US$3.4 million. Capital investment is US$8.7 million. The rate of return is 21.5%.

13.4   SENSITIVITY ANALYSIS

Copper price, operating cost, and capital investment were varied for the sensitivity analyses. Copper prices were varied from US$2.00 to US$3.25 in US$0.25 increments. Operating cost was varied ±10% and ±20%. Capital investment was varied ±10% and ±20%.

Case 1
At no price in the range of US$2.00 to US$3.25 did the Case 1 project show positive cash flow; thus net present value for 5% discount rate, for 10% discount rate, and rate of return are all negative.

For operating cost variance of +20%, +10%, -10%, and -20%, the results were always negative. The Case 1 project did not show positive cash flow within this range of variance.

For capital investment variance of +20%, +10%, -10%, and -20%, the results were always negative. The Case 1 project did not show positive cash flow within this range of variance.

Case 2
At no price in the range US$2.00 to US$2.75 did the Case 2 project show positive cash flow; thus net present value for 5% discount rate, for 10% discount rate, and rate of return are all negative.  At US$3.00 per pound copper price, the return on investment was 0.05% (almost perfect break even). At US$3.25 per pound copper price, the net present value at 5% discount rate is US$2.6 million; at 10% discount rate, US$1.7 million; and rate of return is 25.19%.

For operating cost variance of +20%, +10%, and -10%, the results were always negative. The Case 2 project did not show positive cash flow within this range of variance. When the operating cost is reduced 20% (-20% variance), the net present value at 5% discount rate is US$2.4 million; at 10% discount rate, US$1.5 million; and rate of return is 23.61%.

For capital investment variance of +20%, +10%, -10%, and -20%, the results were always negative. The Case 2 project did not show positive cash flow within this range of variance.

Case 3
For most variances, the Case 3 project showed positive cash flow and meaningful net present values and rates of return. Results are shown in Table 13.1.

Table 13.1
Result of Sensitivity Analysis - Case 3

	Net Present Value (USS millions)
Copper Price per Pound	5% Discount Rate	10% Discount Rate	Rate of Return
$2.00	<0	<0	<0
$2.25	<0	<0	<0
$2.50	<0	<0	4.25%
$2.75 (Base)	$4.4	$2.6	21.50%
$3.00	$9.1	$6.5	37.89%
$3.25	$13.8	$10.4	53.72%
Operating Cost
+20%	<0	<0	<0
+10%	$0.5	<0	7.02%
Base	$4.4	$2.6	21.50%
-10%	$8.3	$5.9	35.98%
-20%	$12.2	$9.2	50.38%
Capital Investment
+20%	$3.1	$1.3	15.15%
+10%	$3.7	$2.0	18.12%
Base	$4.4	$2.6	21.50%
-10%	$5.1	$3.2	25.38%
-20%	$5.8	$3.9	30.04%

14.0    STATUS AND ONGOING WORK

SGV realized at the onset of the aforementioned valuation (Phase 1) for Cases 1, 2, and 3 that the low-grade stockpile material and the El Paso tailings material discussed in case 3 could not be considered in an assessment of the project because insufficient data was available to move this material to a mineable resource and ultimately to a reserve. It was decided to conduct a Phase 1 valuation considering those resources that were sufficiently drilled, sampled and metallurgicaly tested to support the current assessment. Based on the results of this analysis (provided in this report), a Phase 2 study would be conducted to optimize the exploitation of the Emerald Isle deposit.

Phase 1 - As part of their analysis of the Emerald Isle Project, Behre Dolbear completed a full assessment of the mineral resources and expected copper recovery. This phase of the report was essentially completed in late November of 2006 and sent to SGV for review in December. For this phase, Behre Dolbear relied on its associates, consultants, and outside independent professional companies to assess and re-design, where needed, the entire processing plant and related equipment. The proposed rehabilitation of the process plant and ongoing mining operations were based on agreement with SGV to be accomplished with the use of independent contractors. The permitting and regulatory matters were assessed and determined to be in order.

It was determined that additional mineral resources and sources of water would be required to support economic mining and processing activities. The Phase 1 report is discussed in-depth in the main body of this report.

Phase 2 - Behre Dolbear's initial evaluation demonstrated that additional information was required on the waste dump and tailings material to fully evaluate the overall economic viability of the Emerald Isle deposit. A key variable, in determining the rate of production, is the availability of water in excess of that currently available from SGV's existing wells. SGV Resources recently initiated a study to determine alternative sources of water which may include the drilling of a new well.

Phase 2 examines the proposed operation in light of SGV reducing the capital cost of refurbishing the existing SXEW facilities and reducing the mining costs, including self performing the mining operation. This phase will rely on the assessment of the resources and copper recovery data confirmed as part of Phase 1 and the base-line design, capital and operating cost data developed by KD Engineering and MWH.

SGV realizes that a significant copper resource may be present in the El Paso tailings and the low-grade stockpile. The contribution of this resource to the overall project economics was not included in the Phase 1 evaluation due to a lack of reliable data. The tailings were sampled in late 2006 and are presently being analyzed by Metcon Laboratories. The low-grade stockpile will be sampled in early February 2007 and then sent to Metcon Laboratories for assessment. Behre Dolbear will assess the merits of the work being done by SGV and conduct a new valuation based on the revised input data. A report covering Phase 2 may be ready by late March.

APPENDIX 1.0
CALLS REPORT

A1-1

A1-2

Table of Contents

Introduction and Terms of Reference 4
Disclaimer 4
Statistical Analysis 4
    Analysis by Drill Holes 9
    Regression Analysis 19
Conclusions and Recommandations 24

List of Figures

- Figure 1. The Client conducted a RC drilling program to twin 15 old drill holes to verify the accuracy of the existing database (old El Paso database). 5
- Figure 2. Graphical representation of the regression analysis shows that the majority of the data fits well with the regression line with a correlation of 0.56 8
- Figure 3. Variograms of the old dataset (red) and the new one (blue) also show comparable patterns of distribution. 9
- Figure 4. This figure shows in red five drill holes with conflictive data. All of them are located outside the limits of the deposit. 15
- Figure 5. The variogram for WPE-65 shows similar patterns for the old (red) and new (blue) datasets. 15
- Figure 6. The variogram for drill hole WPE-66 clearly shows that these datasets are very different, especially regarding the nugget effect of the old data from El Paso dataset (red). 16
- Figure 7. Data in drill hole WPE-67 shows very similar patterns, but different slopes between the old (red) and the new (blue) data. 16
- Figure 8. The variogram for drill hole WPE-27 shows very similar patterns of distribution between the old (red) and the new (blue) dataset. 17
- Figure 9. Very similar patterns were also obtained for drill hole WPE-29 between the old (red) and new (blue) dataset. It is clear that the differences are minor, and should not prevent us from compiling these data. 17
- Figure 10. Predicted %AS Cu values on the basis of TCu 22
- Figure 11. Predicted %T Zn on the basis of the estimated %AS Cu. 22
- Figure 12. Predicted of %AS Zn on the basis of the estimated %AS Cu. 23

Valls Geoconsultant 2

A1-3

A1-4

A1-5

• Figure 1. The Client conducted a RC drilling program to twin 15 old drill holes to verify the accuracy of the existing database (old El Paso database).

• Table 1. Original dataset from Emerald mine used in the comparison of the datasets. The complete dataset is included in the attached CD.

Elevation	%TCu	Old %TCu	Elevation	%TCu	Old %TCu	Elevation	%TCu	Old %TCu
3502	0.015	0.01	3418	0.65	0.363	3391	0.14	0.270
3497	0.107	0.01	3413	0.48	0.401	3386	0.08	0.154
3492	0.029	0.01	3408	0.37	0.461	3381	0.08	0.181
3487	0.074	0.25	3403	0.33	0.417	3376	0.06	0.141
3482	0.105	0.73	3398	0.37	0.415	3371	0.07	0.188
3477	0.236	0.48	3393	0.35	0.375	3366	0.09	0.138
3472	0.453	0.73	3388	0.44	0.288	3361	0.06	0.161
3467	0.275	0.42	3462	0.01	0.029	3356	0.08	0.107
3462	0.238	0.83	3457	0.01	0.032	3351	0.06	0.128
3457	0.414	0.83	3452	0.01	0.047	3346	0.06	0.213
3452	0.690	0.80	3447	0.01	0.056	3341	0.04	0.077
3447	0.312	0.59	3442	0.01	0.073	3336	0.03	0.121
3442	0.237	0.51	3437	0.01	0.092	3331	0.04	0.057
3437	0.490	0.24	3432	0.01	0.100	3326	0.05	0.067
3432	0.332	0.25	3427	0.15	0.249	3321	0.05	0.084
3474	0.01	0.031	3422	0.13	0.540	3316	0.20	0.127
3469	0.01	0.051	3417	0.14	0.317	3311	0.36	0.278
3464	0.01	0.182	3412	0.19	1.140	3306	0.29	0.342
3459	0.30	0.680	3407	0.69	1.800	3301	0.08	0.348
3454	0.59	0.500	3402	0.76	0.790	3296	0.11	0.146
3449	0.59	0.243	3397	0.36	1.660	3291	0.19	0.328
3444	0.44	0.183	3392	0.34	1.440	3286	0.72	0.940
3439	0.36	0.740	3387	1.59	0.730	3281	1.01	1.270
3434	0.92	1.070	3382	1.80	0.499	3276	0.42	0.910
3429	1.21	1.030	3377	0.75	0.431	3271	0.33	0.540
3424	1.73	1.140	3372	1.00	0.397	3266	0.28	0.570
3419	1.77	0.435	3367	1.34	0.359	3261	0.26	0.467
3414	0.55	0.414	3362	0.54	0.251	3256	0.27	0.316

Valls Geoconsultant 5

A1-6

Elevation	%TCu	Old %TCu	Elevation	%TCu	Old %TCu	Elevation	%TCu	Old %TCu
3409	0.44	0.479	3357	0.74	0.236	3251	0.17	0.368
3404	0.32	0.302	3352	0.34	0.299	3246	0.10	0.182
3399	0.26	0.199	3347	0.54	0.201	3241	0.06	0.173
3394	0.26	0.137	3461	0.01	0.054	3236	0.10	0.139
3389	0.24	0.435	3456	0.01	0.038	3231	0.05	0.117
3384	0.40	0.130	3451	0.01	0.070	3226	0.05	0.141
3379	0.28	0.090	3446	0.01	0.102	3221	0.04	0.092
3448	0.01	0.068	3441	0.01	0.145	3216	0.06	0.086
3443	0.01	0.132	3436	0.01	0.181	3211	0.04	0.045
3438	0.19	0.078	3431	0.01	0.377	3206	0.04	0.063
3433	0.20	0.045	3426	0.39	0.334	3469	0.03	0.132
3428	0.55	0.058	3421	0.42	0.245	3464	0.04	0.115
3423	0.61	0.085	3416	0.39	0.840	3459	0.08	0.078
3418	0.70	0.150	3411	0.93	0.610	3454	0.31	0.313
3413	0.67	0.139	3406	1.50	1.020	3449	0.17	0.600
3408	0.67	0.363	3401	1.16	1.060	3444	0.21	0.278
3403	0.54	0.237	3396	1.19	0.491	3439	0.37	0.236
3398	0.68	0.750	3391	0.90	0.373	3434	0.82	0.980
3393	0.85	0.730	3386	0.80	0.251	3429	0.25	0.650
3388	0.91	0.820	3381	0.60	0.214	3424	0.39	0.570
3466	0.01	0.020	3376	0.47	0.228	3419	0.40	0.510
3461	0.01	0.011	3371	0.49	0.199	3414	0.24	0.478
3456	0.01	0.009	3366	0.48	0.201	3409	0.21	0.390
3451	0.01	0.009	3361	0.01	0.077	3404	0.24	0.393
3446	0.01	0.010	3356	0.01	0.113	3399	0.23	0.440
3441	0.01	0.012	3351	0.01	0.196	3394	0.17	0.180
3436	0.01	0.030	3346	0.01	0.409	3389	0.13	0.373
3431	0.01	0.020	3341	0.27	0.297	3384	0.13	0.217
3426	0.01	0.066	3336	0.26	0.285	3379	0.09	0.251
3421	0.01	0.084	3331	0.17	0.188	3374	0.05	0.118
3416	0.01	0.069	3326	0.17	0.328	3369	0.03	0.096
3411	0.01	0.126	3321	0.18	0.520	3364	0.03	0.062
3406	0.01	0.123	3316	0.28	0.600	3359	0.03	0.074
3401	0.01	0.152	3311	0.40	0.590	3354	0.03	0.082
3396	0.01	0.162	3306	0.64	0.500	3349	0.03	0.101
3391	0.15	0.269	3301	0.67	0.372	3344	0.03	0.100
3421	0.01	0.057	3296	0.60	0.296	3339	0.03	0.067
3416	0.01	0.103	3291	0.30	0.207	3334	0.03	0.071
3411	0.01	0.101	3286	0.30	0.184	3329	0.07	0.039
3406	0.01	0.074	3492	0.01	0.011	3324	0.07	0.071
3401	0.42	0.167	3487	0.01	0.034	3319	0.09	0.069
3396	0.53	0.360	3482	0.01	0.021	3314	0.21	0.388
3391	0.34	0.199	3477	0.01	0.032	3309	0.29	0.700
3386	0.37	0.118	3472	0.01	0.030	3304	0.28	0.235
3381	0.81	0.381	3467	0.01	0.051	3299	0.17	0.168
3376	0.48	0.384	3462	0.01	0.053	3294	0.15	0.156
3371	0.68	0.349	3457	0.01	0.070	3289	0.09	0.315
3366	0.49	0.355	3452	0.01	0.061	3284	1.00	0.480
3361	0.36	0.322	3447	0.01	0.111	3279	0.74	0.286
3356	0.44	0.290	3442	0.01	0.101	3274	0.36	0.226
3351	0.31	0.145	3437	0.01	0.221	3269	0.14	0.223
3346	0.33	0.126	3432	0.56	0.790	3264	0.16	0.162
3341	0.55	0.242	3427	0.32	0.690	3259	0.12	0.123

Valls Geoconsultant

A1-7

Elevation	%TCu	Old %TCu	Elevation	%TCu	Old %TCu	Elevation	%TCu	Old %TCu
3336	0.55	0.165	3422	0.43	0.740	3254	0.06	0.055
3331	0.55	0.160	3417	0.27	0.290	3249	0.06	0.201
3326	0.55	0.184	3412	0.20	0.375	3244	0.08	0.123
3513	0.01	0.005	3407	0.20	0.475	3416	0.09	0.023
3508	0.01	0.004	3402	0.13	0.371	3411	0.06	0.038
3503	0.01	0.003	3471	0.02	0.029	3406	0.03	0.051
3498	0.01	0.003	3466	0.01	0.041	3401	0.04	0.100
3493	0.01	0.002	3461	0.02	0.048	3396	0.05	0.112
3488	0.01	0.004	3456	0.04	0.062	3391	0.06	0.223
3483	0.36	0.004	3451	0.03	0.058	3386	0.23	0.236
3478	0.38	0.004	3446	0.05	0.059	3381	0.35	0.159
3473	0.43	0.005	3441	0.04	0.093	3376	0.34	0.230
3468	0.24	0.002	3436	0.21	0.274	3371	0.65	0.570
3463	0.30	0.024	3431	0.37	0.388	3366	0.13	0.326
3458	0.26	0.091	3426	0.25	0.416	3361	0.05	0.266
3453	0.30	0.173	3421	0.13	0.169	3356	0.09	0.211
3448	0.58	0.409	3416	0.14	0.422	3351	0.38	0.161
3443	0.54	0.213	3411	0.36	0.950	3346	0.22	0.102
3438	0.51	0.237	3406	0.15	0.471	3341	0.17	0.131
3433	0.67	0.158	3401	0.13	0.342	3336	0.10	0.199
3428	0.66	0.259	3396	0.12	0.257	3331	0.08	0.083
3423	0.61	0.311						

The first step was to conduct an ANOVA test[1]. Table 2 shows that the test confirmed the compatibility of the analyzed data, since F is much smaller than F *crit*.

• Table 2. The ANOVA test confirmed that the datasets were compatible.

ANOVA: Single Factor

SUMMARY

Groups	*Count*	*Sum*	*Average*	*Variance*
%TCu	307	86.397	0.281423	0.103003
OLD %TCu	307	86.741	0.282544	0.079569

ANOVA

Source of Variation	*SS*	*df*	*MS*	*F*	*P-value*	*F crit*
Between Groups	0.000193	1	0.000193	0.002111	0.963366	3.856698
Within Groups	55.86696	612	0.091286			
Total	55.86715	613				

Next, correlation between the datasets was determined, along with regression analysis (Table 3). Graphical representation of the regression curve shows a somewhat scattered distribution of the pairs, but still a good fit to the established correlation (Fig. 2).

[1] All statistical analysis was completed using MS Excel.

Valls Geoconsultant

7

A1-8

• Table 3. A correlation value of0.56 indicates that the datasets are compatible. The regression analysis confirms the correlation of the scattered data to the regression line.

Correlation analysis	%TCu	OLD %TCu
%TCu	1.00	
OLD %TCu	0.56	1.00

Regression Statistics	
Multiple R	0.56
R Square	0.32
Adjusted R Square	0.32
Standard Error	0.23
Observations	307.00

	Coefficients	*Standard Error*	*t Stat*	*P-value*
Intercept	0.14	0.02	8.07	0.00
%TCu	0.50	0.04	11.95	0.00

	Lower 95%	*Upper 95%*	*Lower 95.0%*	*Upper 95.0%*
Intercept	0.11	0.18	0.11	0.18
%TCu	0.41	0.58	0.41	0.58

Old %T Cu
T Cu
r = 0.56
0.0
0.2
0.4
0.6
0.8
1.0
1.2
1.4
1.6
1.8
2.0
0.5
1.0
1.5
2.0

• Figure 2. Graphical representation of the regression analysis shows that the majority of the data fits well with the regression line with a correlation of 0.56.

Finally, the author compared this two distributions by means of plotting their variograms using SURFER v. 8.0 (Fig. 3).

Valls Geoconsultant

8

A1-9

A1-10

• Table 4. The ANOVA test for individual drill holes shows that only 4 drill holes (WPE-65, WPE-66, WPE-67, and WPE-27) have copper data values that are not compatible.

ANOVA: Single Factor for WEP-62

SUMMARY

Groups	*Count*	*Sum*	*Average*	*Variance*
%TCu	15.00	4.01	0.27	0.04
OLD %TCu	15.00	6.69	0.45	0.09

ANOVA

Source of Variation	*SS*	*df*	*MS*	*F*	*P-value*	*F crit*
Between Groups	0.24	1.00	0.24	3.73	0.06	4.20
Within Groups	1.80	28.00	0.06			
Total	2.04	29.00				

ANOVA: Single Factor for WEP-63

SUMMARY

Groups	*Count*	*Sum*	*Average*	*Variance*
OLD %TCu	20.00	10.69	0.53	0.26
%TCu	20.00	8.47	0.42	0.12

ANOVA

Source of Variation	*SS*	*df*	*MS*	*F*	*P-value*	*F crit*
Between Groups	0.12	1.00	0.12	0.66	0.42	4.10
Within Groups	7.12	38.00	0.19			
Total	7.25	39.00				

ANOVA: Single Factor for WEP-64

SUMMARY

Groups	*Count*	*Sum*	*Average*	*Variance*
OLD %TCu	13.00	6.59	0.51	0.09
%TCu	13.00	3.66	0.28	0.08

ANOVA

Source of Variation	*SS*	*df*	*MS*	*F*	*P-value*	*F crit*
Between Groups	0.33	1.00	0.33	3.76	0.06	4.26
Within Groups	2.11	24.00	0.09			
Total	2.44	25.00				

ANOVA: Single Factor for WEP-65

Valls Geoconsultant

10

A1-11

SUMMARY

Groups	*Count*	*Sum*	*Average*	*Variance*
OLD %TCu	16.00	0.30	0.02	0.00
%TCu	16.00	1.17	0.07	0.01

ANOVA

Source of Variation	*SS*	*df*	*MS*	*F*	*P-value*	*F crit*
Between Groups	0.02	1.00	0.02	6.88	0.01	4.17
Within Groups	0.10	30.00	0.00			
Total	0.13	31.00				

ANOVA: Single Factor for WEP-66

SUMMARY

Groups	*Count*	*Sum*	*Average*	*Variance*
OLD %TCu	20.00	7.80	0.39	0.05
%TCu	20.00	4.28	0.21	0.01

ANOVA

Source of Variation	*SS*	*df*	*MS*	*F*	*P-value*	*F crit*
Between Groups	0.31	1.00	0.31	9.56	0.00	4.10
Within Groups	1.23	38.00	0.03			
Total	1.54	39.00				

ANOVA: Single Factor for WEP-67

SUMMARY

Groups	*Count*	*Sum*	*Average*	*Variance*
OLD %TCu	26.00	8.89	0.34	0.05
%TCu	26.00	4.63	0.18	0.03

ANOVA

Source of Variation	*SS*	*df*	*MS*	*F*	*P-value*	*F crit*
Between Groups	0.35	1.00	0.35	8.86	0.00	4.03
Within Groups	1.97	50.00	0.04			
Total	2.32	51.00				

ANOVA: Single Factor for WEP-71

SUMMARY

Groups	*Count*	*Sum*	*Average*	*Variance*

Valls Geoconsultant

11

A1-12

OLD %TCu	24.00	11.47	0.48	0.27
%TCu	24.00	11.77	0.49	0.27

ANOVA

Source of Variation	SS	df	MS	F	P-value	F crit
Between Groups	0.00	1.00	0.00	0.01	0.93	4.05
Within Groups	12.50	46.00	0.27			
Total	12.50	47.00				

ANOVA: Single Factor for WEP-72

SUMMARY

Groups	Count	Sum	Average	Variance
OLD %TCu	20.00	9.79	0.49	0.21
%TCu	20.00	7.03	0.35	0.09

ANOVA

Source of Variation	SS	df	MS	F	P-value	F crit
Between Groups	0.19	1.00	0.19	1.24	0.27	4.10
Within Groups	5.84	38.00	0.15			
Total	6.03	39.00				

ANOVA: Single Factor for WEP-73

SUMMARY

Groups	Count	Sum	Average	Variance
Column 1	16.00	4.28	0.27	0.05
Column 2	16.00	5.16	0.32	0.03

ANOVA

Source of Variation	SS	df	MS	F	P-value	F crit
Between Groups	0.02	1.00	0.02	0.65	0.43	4.17
Within Groups	1.13	30.00	0.04			
Total	1.15	31.00				

ANOVA: Single Factor for WEP-74

SUMMARY

Groups	Count	Sum	Average	Variance
OLD %TCu	19.00	2.23	0.12	0.03
New %TCu	19.00	4.53	0.24	0.07

Valls Geoconsultant

12

A1-13

ANOVA

Source of Variation	*SS*	*df*	*MS*	*F*	*P-value*	*F crit*
Between Groups	0.14	1.00	0.14	2.85	0.10	4.11
Within Groups	1.76	36.00	0.05			
Total	1.90	37.00				

ANOVA: Single Factor for WEP-27

SUMMARY

Groups	*Count*	*Sum*	*Average*	*Variance*
OLD %TCu	28.00	2.92	0.10	0.01
%TCu	28.00	5.96	0.21	0.04

ANOVA

Source of Variation	*SS*	*df*	*MS*	*F*	*P-value*	*F crit*
Between Groups	0.16	1.00	0.16	7.25	0.01	4.02
Within Group s	1.23	54.00	0.02			
Total	1.39	55.00				

ANOVA: Single Factor for WEP-28

SUMMARY

Groups	*Count*	*Sum*	*Average*	*Variance*
Column 1	26.00	5.37	0.21	0.05
Column 2	26.00	8.20	0.32	0.10

ANOVA

Source of Variation	*SS*	*df*	*MS*	*F*	*P-value*	*F crit*
Between Groups	0.15	1.00	0.15	2.05	0.16	4.03
Within Groups	3.74	50.00	0.07			
Total	3.89	51.00				

ANOVA: Single Factor for WEP-29

SUMMARY

Groups	*Count*	*Sum*	*Average*	*Variance*
OLD %TCu	28.00	4.80	0.17	0.03
%TCu	28.00	7.96	0.28	0.05

ANOVA

Valls Geoconsultant

13

A1-14

Source of Variation	SS	df	MS	F	P-value	F crit
Between Groups	0.18	1.00	0.18	4.27	0.04	4.02
Within Groups	2.25	54.00	0.04			
Total	2.42	55.00				

ANOVA: Single Factor for WEP-30

SUMMARY

Groups	Count	Sum	Average	Variance
Column 1	18.00	4.14	0.23	0.06
Column 2	18.00	4.02	0.22	0.03

ANOVA

Source of Variation	SS	df	MS	F	P-value	F crit
Between Groups	0.00	1.00	0.00	0.01	0.93	4.13
Within Groups	1.56	34.00	0.05			
Total	1.56	35.00				

The ANOVA test shows that most of the variability of the data is caused by 5 drill holes, three of which are located outside the limits of the deposit (Fig. 4). The author conducted individual variogram analysis for these drill holes (Figs. 5-9), which showed very similar patterns of distribution in all cases but one (WEP-66).

Valls Geoconsultant

14

A1-15

WEP65
WP92-31
WEP74
WEP62
WEP66
WP92-30
WEP64
WEP63
WEP72
WEP67
WP92-29
WEP71
WP92-28
WEP73
W30
3610
3610
3560
49300 49350 49400 49450 49500 49550 49600 49650 49700 49750
50900 50850 50800 50750 50700 50650 50600 50550 50500
Northing
Easting

• Figure 4. This figure shows in red five drill holes with conflictive data. All of them are located outside the limits of the deposit.

Variogram
Lag Distance

• Figure 5. The variogram for WPE-65 shows similar patterns for the old (red) and new (blue) datasets.

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0.0011
0.001
0.0009
0.0008
0.0007
0.0006
0.0005
0.0004
0.0003
0.0002
0.0001
0
Variogram
0
5
10
15
20
25
Lag Distance

• Figure 6. The variogram for drill hole WPE-66 clearly shows that these datasets are very different, especially regarding the nugget effect of the old data from El Paso dataset (red).

0.025
0.02
0.015
0.01
0.005
0
Variogram
0
5
10
15
20
25
30
35
40
Lag Distance

• Figure 7. Data in drill hole WPE-67 shows very similar patterns, but different slopes between the old (red) and the new (blue) data.

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Variogram
0.055
0.05
0.045
0.04
0.035
0.03
0.025
0.02
0.015
0.01
0.005
0
0 5 10 15 20 25 30 35 40 45
Lag Distance

• Figure 8. The variogram for drill hole WPE-27 shows very similar patterns of distribution between the old (red) and the new (blue) dataset.

Variogram
0.055
0.05
0.045
0.04
0.035
0.03
0.025
0.02
0.015
0.01
0.005
0
0 5 10 15 20 25 30 35 40 45
Lag Distance

• Figure 9. Very similar patterns were also obtained for drill hole WPE-29 between the old (red) and new (blue) dataset. It is clear that the differences are minor, and should not prevent us from compiling these data.

Finally, a table was constructed to show the relations between the parameters of these variograms (Table 5).

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• Table 5. This table compares the main parameters for the variograms of the five drill holes at Emerald Island with compatibility problems between the old (red) and new (blue) datasets.

	WPE-65	WPE-66	WPE-67	WPE-27	WPE-29	Average
Error variance	0.010	0.001	0.003	0.002	0.009	0.005
	0.003	0.000	0.001	0.007	0.012	0.005
Slope	0.002	0.000	0.001	0.000	0.001	0.001
	0.000	0.000	0.000	0.001	0.001	0.001
Ratio	1.008	1.170	1.013	1.006	1.020	1.043
	1.017	1.040	1.000	1.010	1.005	1.014
Angle	0	115	90	0	0	41
	0	170	80	0	0	50
New/Old	WPE-65	WPE-66	WPE-67	WPE-27	WPE-29	Average
Error variance	0.28	0.00	0.19	3.36	1.30	0.89
Slope	0.29	10.00	0.42	4.53	1.90	0.97
Ratio	1.01	0.89	0.99	1.00	0.99	0.97
Angle	No difference	1.48	0.89	No difference	No difference	1.22

It is clear that the only drill hole with real differences is drill hole WPE-66. Table 6 shows the results of the comparison (see column "average") once we eliminated this drill hole from the set (Table 6).

Once WPE-66 was eliminated, we see averages close to 1 on all of the studied parameters, indicating that the remaining differences are systematic and not casual.

• Table 6. The average values of the ratios between the new (blue) and old (red) data for the main parameters of the variograms tend to be close to (1), once the drill hole WPE-66 was eliminated.

	WPE-65	WPE-67	WPE-27	WPE-29	Average
Error variance	0.010	0.003	0.002	0.009	0.006
	0.003	0.001	0.007	0.012	0.006
Slope	0.002	0.001	0.000	0.001	0.001
	0.000	0.000	0.001	0.001	0.001
Ratio	1.008	1.013	1.006	1.020	1.012
	1.017	1.000	1.010	1.005	1.008
Angle	0	90	0	0	22.5
	0	80	0	0	20

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New/Old	WPE-65	WPE-67	WPE-27	WPE-29	Average
Error variance	0.28	0.19	3.36	1.30	0.91
Slope	0.29	0.42	4.53	1.90	0.95
Ratio	1.01	0.99	1.00	0.99	1.00
Angle	No difference	0.89	No difference	No difference	0.89

Regression Analysis

Since the ANOVA test clearly shows that both datasets are compatible, the next step was to use the twin drill holes to determine the regression equations that will allow us to estimate the missing assays. The objective was to upgrade the old and larger dataset to include Zn and total solubility of Cu and Zn. All conflictive drill holes were excluded from these estimations. The dataset is included in the attached CD.

To determine the best pairs for the regression analysis, a correlation analysis of the selected data was first completed (Table 7).

• Table 7. Correlation analysis of the selected assays for the regression analysis which does not include any of the conflictive drill holes.

	OLD %TCu	*%AS Cu*	*%AS Zn*	*%TZn*
OLD %TCu	1.00			
%AS Cu	0.51	1.00		
%AS Zn	0.30	0.43	1.00	
%TZn	0.30	0.43	0.93	1.00

The correlation analysis suggested to calculate %AS Cu by TCu, %TZn by %AS Cu, and %AS Zn by %AS Cu. Table 8 shows the results of the regression analysis, while the graphical representation of these regressions are shown in figures 10 - 12.

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• Table 8. Regression analysis to estimate missing assays at the old El Paso dataset

Summary output for regression #1

Regression Statistics	
Multiple R	0.51
R Square	0.26
Adjusted R Square	0.26
Standard Error	0.28
Observations	171.00

ANOVA

	df	*SS*	*MS*	*F*	*Significance F*
Regression	1.00	4.62	4.62	60.82	0.00
Residual	169.00	12.85	0.08		
Total	170.00	17.48			

	Coefficients	*Standard Error*	*t Stat*	*P-value*
Intercept	0.10	0.03	3.55	0.00
OLD %TCu	0.43	0.06	7.80	0.00

	Lower 95%	*Upper 95%*	*Lower 95.0%*	*Upper 95.0%*
Intercept	0.05	0.16	0.05	0.16
OLD %TCu	0.32	0.54	0.32	0.54

Summary output for regression #2

Regression Statistics	
Multiple R	0.30
R Square	0.09
Adjusted R Square	0.09
Standard Error	0.19
Observations	171.00

ANOVA

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df	*SS*	*MS*	*F*	*Significance F*
Regression	1.00	0.59	0.59	17.23	0.00
Residual	169.00	5.83	0.03		
Total	170.00	6.43			

	Coefficients	*Standard Error*	*t Stat*	*P-value*
Intercept	0.11	0.03	4.02	0.00
%AsCu*	0.36	0.09	4.15	0.00

	Lower 95%	*Upper 95%*	*Lower 95.0%*	*Upper 95.0%*
Intercept	0.05	0.16	0.05	0.16
%AsCu*	0.19	0.53	0.19	0.53

Summary output for regression #3

Regression Statistics	
Multiple R	0.43
R Square	0.19
Adjusted R Square	0.18
Standard Error	0.19
Observations	171.00

ANOVA

	df	*SS*	*MS*	*F*	*Significance F*
Regression	1.00	1.35	1.35	39.13	0.00
Residual	169.00	5.84	0.03		
Total	170.00	7.19			

	Coefficients	*Standard Error*	*t Stat*	*P-value*
Intercept	0.08	0.02	4.55	0.00
%AS Cu	0.28	0.04	6.26	0.00

	Lower 95%	*Upper 95%*	*Lower 95.0%*	*Upper 95.0%*
Intercept	0.05	0.12	0.05	0.12
%AS Cu	0.19	0.37	0.19	0.37

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%AS Cu
Predicted %AS Cu
2.0
1.8
1.6
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
0.0
0.5
1.0
1.5
2.0
OLD %TCu

• Figure 10. Predicted %AS Cu values on the basis of TCu.

%TZn
Predicted %TZn
1.40
1.20
1.00
0.80
0.60
0.40
0.20
0.00
0
0.2
0.4
0.6
0.8
1
% AsCu*

• Figure 11. Predicted %T Zn on the basis of the estimated %AS Cu.

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%AS Zn
Predicted %AS Zn
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
0.0
0.5
1.0
1.5
2.0
%AS Cu

• Figure 12. Predicted of %AS Zn on the basis of the estimated %AS Cu.

It is clear that regressions 2 and 3 have less predictive value than regression 1. They are presented here as a first estimation. A more detailed modeling is necessary to correctly estimate the missing values. But for now, here are the equations to estimate missing values at the old El Paso dataset.

• Equation 1. Regression equation to estimate %AS Cu from TCu.

$$\%AS\ Cu = 0.103 + 0.43 * T\ Cu$$

• Equation 2. Regression equation to estimate %T Zn from estimated %AS Cu.

$$\%T\ Zn = 0.106 + 0.36 * \%AS\ Cu$$

• Equation 3. Regression equation to estimate %AS Zn from estimated %AS Cu.

$$\%AS\ Zn = 0.05 + 0.19 * \%AS\ Cu$$

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CONCLUSIONS AND RECOMMANDATIONS

The Client was interested in the following subjects:

1. Determine the true variance between the old and the new database.
2. Could the newer database be merged with the older one?
3. Could the AS Cu% and the AS Zn% in the newer database be extrapolated onto the older one?
4. Could all of this information be used to generate within acceptable standards a Measured Resource Estimation meeting CIM and NI 43-101 standards?

The present work has shown that the isolated cases of disagreement between individual samples within the two sets of data notwithstanding, when we correct for the difference in elevation of the collars most of the data is compatible. This is truer if we exclude from the dataset drill hole WPE-66, which is located outside of the perimeter of the mine. Therefore, it is the author's opinion that the two databases could be merged if corrected for the collar elevations.

The regression analysis indicates that it is possible to estimate the %AS Cu from the TCu with relative effectiveness (r=0.51), but for the estimation of %T Zn and %AS Zn it is recommended to conduct additional modeling. However, and just as a first approximation, three regression equations were established for the old El Paso database as follows:

$$\%AS\ Cu = 0.103 + 0.43 * T\ Cu$$

$$\%T\ Zn = 0.106 + 0.36 * \%AS\ Cu$$

$$\%AS\ Zn = 0.05 + 0.19 * \%AS\ Cu$$

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Finally, taking into consideration that Emerald Island was a producing mine, that the drilling grid is close to 33 metre centers, that the continuity of the ore body is stable and well studied, and that the only drill holes with sensible differences are located outside of the limits of the deposit, I believe that the merged database could be used to generate within acceptable standards a Measured Resource Estimation that could meet the CIM and NI 43-101 standards.

Respectfully submitted,

Validity unknown

Digitally signed by Ricardo Valls
Date: 2005.05.21 16:27:16 -04'00'
Reason: I am the author of this document
Location: Toronto

Ricardo A. Valls, P. Geo

Valls Geoconsultant

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Executive Summary

One sample of ore from the Emerald Isle pit and two samples of tailings, delivered tc Mountain States R & D International, Inc.'s lab in Vail, Arizona were sampled and assayed. A screen/assay test was run on each to determine the distribution of copper and zinc in the various size fractions and between the different chemical phases of copper and zinc. In addition, bottle-roll leach tests using sulfuric acid and ammonia were run on each sample to assess the leachability of the copper and zinc in the samples. Physical separation of the copper and zinc was evaluated through flotation and gravity concentration for the tailing samples.

The results of this testing program can be summarized as follows:

- Pit ore
    - The ore contained 0.65 percent copper and 1.31 percent zinc.
    - Based on a mineralogical assay of the pit ore, 80 percent of the copper and 96 percent of the zinc are soluble under typical heap leaching condition.
    - Copper and zinc recovery after four days of leaching the ore crushed to minus ¾ inch was 58.1 and 78.6 percent respectively. Acid consumption was 9.74 lbs of acid per pound of copper dissolved with no credit for the zinc dissolved. In an ammonia bottle roll leach test negligible copper and zinc were dissolved.
- Tailing #1
    - Tailings #1 contained 3.21 percent copper and 0.156 percent zinc.
    - Based on a mineralogical assay of Tailings #1, 100 percent of the copper and 91 percent of the zinc are soluble under typical heap leaching condition.
    - The copper is almost entirely contained in plus 20 mesh size bb-shaped particles and can be easily recovered by screening. A concentrate grade of above 40 percent copper and a recovery of 84 percent were obtained. Zinc is not recoverable by screening.
    - Flotation did not recovery a high percentage of the copper. Most probably this is because of the coarse size of the bbs. Zinc recovery was poor probably because it is present as an oxide (acid soluble) mineral.
    - Gravity concentration did not recovery a high percentage of the copper or zinc although the larger bbs were observed readily reporting to the concentrate.
    - Copper and zinc recovery after four days of leaching Tailings #1 disaggrated to minus ¾ inch was 41.1 and 53.7 percent respectively. Acid consumption was 3.07 lbs of acid per pound of copper dissolved with no credit for the zinc dissolved. In an ammonia bottle roll leach test negligible copper and zinc were dissolved.
- Tailings #2
    - Tailings #2 contained 0.171 percent copper and 0.121 percent zinc.
    - Based on a mineralogical assay of the Tailing #2, 67 percent of the copper and 64 percent of the zinc are soluble under typical heap leaching condition.

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- Flotation did not recovery a high percentage of the copper most probably because of the low grade of the tailing and as the copper is present as an oxide (acid soluble). Zinc recovery was poor probably because it is present as an oxide (acid soluble) mineral.
- Gravity concentration did not recovery a high percentage of the copper or zinc.
- Copper and zinc recovery after four days of leaching Tailings #2 disaggrated to minus ¾ inch was 52.1 and 54.2 percent respectively. Acid consumption was 15.4 lbs of acid per pound of copper dissolved with no credit for the zinc dissolved. In an ammonia bottle roll leach test negligible copper and zinc were dissolved.

Introduction

Mr. Bryan Wilson, President and CEO of SGV Resources, Inc. (SGV) delivered to Mountain States R & D International, Inc. (MSRDI) three samples from the Emerald Isle mine. One was an ore sample and the second and third were tailings samples left from the previous operators of the mine. MSRDI was asked by SGV to chemically analyze the samples for copper and zinc and perform preliminary tests so that the feasibility of processing the three materials to recover copper and possibly zinc could be determined. The test program proposed by MSRDI is detailed in MSRDI's Proposal 04-041 dated October 27, 2004 and accepted by SGV on November x, 2004.

Samples Evaluated

Three samples were received by MSRDI at its Vail laboratory: Ore, Tailings #1, and Tailings #2. The ore sample contained visible copper oxide mineralization and was crushed to minus ¾ inch then split into individual sub-samples for the various tests. Tailings Sample #1 contained bb size spherical particles thought to be copper. The majority of both tailings sample appeared to be -65 mesh in size.

The two tailings sample were disaggregated through a ½ inch screen before being split into individual sub-samples for the various tests.

Ore Sample

The ore sample was delivered in six-five gallon plastic containers and totaled 129 net kilograms. The entire sample was crushed through ¾ inch and four-5000 grams samples split out. The balance of the 129 kilogram sample was retained as a hold sample for possible future tests. One-5000 gram sample was split into five-1000 gram samples. A second 5000 gram sample was used for screen/assay test and the third 5000 gram sample was used for a screen/assay test on attritioned ore. One 1000 gram sample was used for a [illegible] assay and two for bottle roll leach tests – one sulfuric acid leach and one ammonia

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[illegible] of leach solution	1000	ml
Initial acid concentrateion	25	gpl
Acid added during test	10.9	grams
Pregnant solution	1006	
Cu	3.44	gpl
Zn	8.67	gpl
Free acid	2.21	gpl
Leach Residue		
Weight	971	grams
Cu(total)	[illegible]	%
Zn	0.35	%
Cu recovery	58.1	%
Zn recovery	71.6	%
Acid consumption	9.74	lbs acid/lb Cu
Calculate Head	0.59	% Cu
Calculate Head	1.21	% Zn

Ammonia leach

Table V shows the conditions and results of the ammonia leach bottle roll test on the ore sample

Table V Bottle roll leach test - "Ore", Test JP-2

Weight of ore	1000	grams
Volume of leach solution	1000	ml
Initial NH4OH concentrateion	25	gpl
Pregnant solution	1000	
Cu	0.0012	gpl
Zn	0.0002	gpl
Leach Residue		
Weight	990	grams
Cu(total)	0.61	%
Zn	1.12	%
Cu recovery	0.20	%
Zn recovery	0.00	%
Calculate Head	0.61	% Cu
Calculate Head	1.12	% Zn

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Tailings Sample

Tailings Sample #1 sample was delivered in one-five gallon plastic container an[illegible] 25.8 net kilograms. The entire sample was disaggrated through a ½ inch screen and five-1000 grams samples split out. The balance of the 25.8 kilogram sample was retained as a hold sample for possible future tests. Two-1000 grams samples were used for bottle roll leach tests – one sulfuric acid leach and one ammonia leach. One 1000-gram sample was used for a flotation test. One-1000 gram sample was split into 4-250 gram samples. One 250 gram sample was used for a head assay, one-250 gram sample for a screen/assay test on the attritioned tailings and one-250 gram sample for a gravity recovery test on an Archimedes spiral.

Head Analysis

A 250 gram sample of the ore was prepared for assay. The results of the assays are given is Table VI.

Table VI Result of head assay on "Tailings #1"

Cu, %				Zn %			
Weak Acid Soluble	Acid Soluble	Cyanide Soluble	Total	Weak Acid Soluble	Acid Soluble	Cyanide Soluble	Total
2.02	3.17	0.209	3.24	0.094	0.134	0.008	0.156

The "Weak Acid Soluble" copper and zinc (acetic acid soluble) and the "Total" copper and zinc determinations were preformed on separate samples from the "Acid Soluble" and 'Cyanide Soluble" determinations. The "Cyanide Soluble" copper and zinc was preformed on the residue from the "Acid Soluble" copper and zinc determination. The result of these assays shows that 100 percent of the copper and 91 percent of the zinc are soluble under typical heap leach conditions.

Screen/Assay of scrubbed tailings

A 250 gram sample of Tailings #1 was pulped and disaggrated in a flotation cell at 50 percent solids for 5 minutes. The tailings were screened, the screen fractions dried and then assayed. The results are shown in Table VIIa and VIIb.

Table VIIa Size/Assay test results on "Tailings #1"

Size	Weight %	Cu Assay, %				Cu Distribution, %			
		WA Sol.	Acid Sol.	CN Sol	Total	WA Sol.	Acid Sol.	CN Sol	Total
+10 mesh	4.8	10.30	40.10	7.97	48.40	54.6	74.6	88.1	74.6
10 x 20 mesh	1.1	8.32	25.10	1.47	26.90	10.4	11.0	3.8	9.8
+20 mesh	6.0	9.82	37.24	6.73	44.31	65.0	85.6	91.9	84.3
20 x 48 mesh	27.4	0.41	0.43	0.04	0.50	12.2	4.6	2.6	4.4
48 x 100 mesh	26.9	0.20	0.20	0.02	0.28	5.8	2.1	1.4	2.4
100 x 400 mesh	23.8	0.23	0.37	0.04	0.48	6.0	3.4	2.1	3.6
-400 mesh	15.9	0.630	0.70	0.054	1.04	11.0	4.3	2.0	5.3
Calculated Head	100.0	0.910	2.59	0.437	3.13	100.0	100.0	100.0	100.0

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Table VIIb Size/Assay test results on "Tai[illegible]									
Size	Weight %	Zn Assay, %				Zn Distribu[illegible]			
		WA Sol.	Acid Sol.	CN Sol	Total	WA Sol.	Acid Sol.	CN Sol	[illegible]
+10 mesh	4.8	0.209	0.27	0.010	0.22	17.2	16.7	6.6	8.0
10 x 20 mesh	1.1	0.166	0.23	0.009	0.21	3.2	3.4	1.4	1.8
+20 mesh	6.0	0.201	0.26	0.010	0.22	20.4	20.1	8.0	9.9
20 x 48 mesh	27.4	0.025	0.05	0.007	0.07	11.7	16.8	26.2	14.5
48 x 100 mesh	26.9	0.028	0.02	0.004	0.07	12.9	6.0	14.7	14.1
100 x 400 mesh	23.8	0.037	0.06	0.005	0.10	15.0	18.9	16.2	17.6
-400 mesh	15.9	0.147	0.18	0.016	0.37	40.0	38.2	34.9	44.0
Calculated Head	100.0	0.059	0.08	0.007	0.13	100.0	100.0	100.0	100.0

The plus 20 mesh fraction contained particles which resembled bbs. The bb looking particles contained in Tailing #1 are not solid but appear to be aggregates of copper, copper oxides and probably iron and/or iron oxide. They are the only phase present in the plus 10 mesh size range and the major phase present in the10 by 20 mesh size range. They appear to be absent in the minus 20 mesh size range. The bbs are almost entirely soluble in sulfuric acid which suggests that not much of the copper contained is metallic. Although the sample had been attritioned before screening, the assays of the screen fractions suggest that the bbs do not disintegrate readily. This size analysis demonstrates that the bbs are recoverable by a simple screening process into a concentrate containing above 40 percent copper. The zinc contained in the tailings is not appreciably concentrated by screening.

Archimedes Spiral test

A 250 gram pulped sample of Tailings #1 was agitated in a flotation cell to disperse the caked tailings and passed through an Archimedes spiral to concentrate any heavy mineral phase contained. The concentrate and the tailings were dried, weight and assayed. The results are shown in Table VIII.

Table VIII Archimedes spiral test results on "Tailings #1"									
Product	Weight %	Assay, %				Distribution, %			
		Acid Sol Cu	Cu(total)	Acid Sol Zn	Zn(total)	Acid Sol Cu	Cu(total)	Acid Sol Zn	Zn(total)
Spiral Concentrate	10.7	23.10	25.7	0.190	0.17	86.3	85.1	25.0	14.0
Spiral Tails	89.3	0.44	0.54	0.068	0.13	13.7	14.9	75.0	86.0
Calculated Head	100.0	2.86	3.23	0.081	0.13	100.0	100.0	100.0	100.0

Flotation test

A 1000 gram sample of Tailings #1 was conditioned with 50 gpt Minerac A and 50 gpt YarmorF for 1 minute. The sample was processed without grinding. The pH was 6.2. After 4 minutes of flotation 1000 gpt of lime was added and the pH increased to 8.2. This was followed by an additional 4 minutes of flotation. The concentrate and tails were dried, sampled and assayed.

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Table IX Flotation test results on "Tailings #1"									
Product	Weight %	Assay, %				Distribution			
		Acid Sol Cu	Cu(total)	Acid Sol Zn	Zn(total)	Acid Sol Cu	Cu(total)	Acid Sol Zn	Zn(total)
Flotation Concentrate	1.8	26.20	30.50	0.007	0.011	15.9	16.8	8.0	7.8
Flotation Tails	98.2	2.56	2.79	0.078	0.133	84.1	83.2	92.0	92.2
Calculated Head	100.0	2.99	3.29	0.084	0.144	100.0	100.0	100.0	100.0

Low recovery of copper is attributed to the copper being contained in the bbs which are too large to float.

Bottle roll leach tests

Two bottle roll test were run on Tailing #1 sample as received.. In the first test 1000 grams of the ore was leached for 96 hours with 1000 ml of solution containing 25 gpl sulfuric acid. At the end of the first 8 hours and each 24 hour period the pH of the leach solution was measured and sufficient acid added to reduce the pH to 1.5. In the second test the ore was leached for 96 hours with 1000 ml of solution containing 25 gpl NH_4OH

Acid leach

Table X shows the conditions and results of the acid leach bottle roll test on the Tailings #1 sample.

Table X Bottle roll leach test - "Tailings #1", Test JP-3	
Weight of ore	1000 grams
Volume of leach solution	1000 ml
Initial acid concentrateion	25 gpl
Acid added during test	10.9 grams
Pregnant solution	1006
Cu	11.3 gpl
Zn	0.8 gpl
Free acid	0.98 gpl
Leach Residue	
Weight	960 grams
Cu(total)	1.68 %
Zn	0.07 %
Cu recovery	41.1 %
Zn recovery	53.7 %
Acid consumption	3.07 lbs acid/lb Cu
Calculate Head	2.75 % Cu
Calculate Head	0.15 % Zn

Ammonia leach

Table X shows the conditions and results of the ammonia leach bottle roll test on Tailings

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Table XI Bottle roll leach test - "Tailings #1", Test JP-4

[illegible] of ore	1000	grams
[illegible] of leach solution	1000	ml
[illegible] NH4OH concentration	25	gpl
Pregnant solution	1000	
Cu	0.47	[illegible]
Zn	0.004	[illegible]
Leach Residue		
Weight	986	grams
Cu(total)	2.18	%
Zn	0.16	%
Cu recovery	21.10	%
Zn recovery	0.23	%
Calculate Head	2.23	% Cu
Calculate Head	0.16	% Zn

Tailings Sample #2

Tailings Sample #2 sample was delivered in one-five gallon plastic containers and totaled 15.9 net kilograms. The entire sample was disaggrated through a ½ inch screen and five-1000 grams samples split out. The balance of the 15.9 kilogram sample was retained as a hold sample for possible future tests. Two-1000 grams samples were used for bottle roll leach tests – one sulfuric acid leach and one ammonia leach. One 1000-gram sample was used for a flotation test. One-1000 gram sample was split into 4-250 gram sample. One 250 gram sample was used for a head assay and one-250 gram sample for a screen/assay test on the attritioned tailings.

Head Analysis

A 250 gram sample of the Tailings #2 was prepared for assay. The results of the assays are given is Table XII.

Table XII Result of head assay on "Tailings #2"							
Cu, %				Zn %			
Weak Acid Soluble	Acid Soluble	Cyanide Soluble	Total	Weak Acid Soluble	Acid Soluble	Cyanide Soluble	Total
0.074	0.087	0.009	0.171	0.051	0.049	0.002	0.121

The "Weak Acid Soluble" copper and zinc (acetic acid soluble) and the "Total" copper and zinc determinations were preformed on separate samples from the "Acid Soluble" and 'Cyanide Soluble" determinations. The "Cyanide Soluble" copper and zinc was preformed on the residue from the "Acid Soluble" copper and zinc determination. The result of these assays shows that 67 percent of the copper and 64 percent of the zinc is soluble under typical heap leach conditions.

C:\Metallurgical Jobs\6001\Report.doc

9

A2-12

...reen/Assay of scrubbed tailings

... gram sample of Tailings #2 was pulped and disaggrated in a flotation cell at 50 percent solids for 5 minutes. The tailings were screened, the screen fractions dried ... assayed. The results are shown in Table XIIIa and XIIIb.

Table XIIIa Size/Assay test results on scrubbed "Tailing #2"

Size	Weight %	Cu Assay, %				Cu Distribution, %			
		WA Sol.	Acid Sol.	CN Sol	Total	WA Sol.	Acid Sol.	CN Sol	Total
20 mesh	0.03	NA	NA	NA	6.72				1.3
20 x 48 mesh	21.6	0.037	0.043	0.039	0.091	10.4	10.6	41.8	12.1
48 x 100 mesh	33.9	0.033	0.038	0.014	0.087	14.5	14.6	23.5	18.2
100 x 400 mesh	33.4	0.056	0.066	0.011	0.119	24.2	25.0	18.2	24.5
-400 mesh	11.1	0.355	0.395	0.030	0.660	51.0	49.8	16.5	45.2
Calculated Head	100.0	0.077	0.088	0.020	0.162	100.0	100.0	100.0	100.0

Table XIIIb Size/Assay test results on scrubbed "Tailings #2"

Size	Weight %	Zn Assay, %				Zn Distribution, %			
		WA Sol.	Acid Sol.	CN Sol	Total	WA Sol.	Acid Sol.	CN Sol	Total
20 mesh	0.0	NA	NA	NA	0.231				0.1
20 x 48 mesh	21.6	0.018	0.018	0.021	0.044	14.5	12.2	47.4	14.8
48 x 100 mesh	33.9	0.016	0.017	0.006	0.043	20.3	18.1	21.2	22.6
100 x 400 mesh	33.4	0.028	0.029	0.006	0.053	34.9	30.3	20.9	27.4
-400 mesh	11.1	0.073	0.113	0.009	0.204	30.3	39.4	10.4	35.1
Calculated Head	100.0	0.027	0.032	0.010	0.064	100.0	100.0	100.0	100.0

Flotation test

A 1000 gram sample of Tailings #2 was conditioned with 50 gpt Minerac A and 50 gpt YarmorF for 1 minute. The sample was process without grinding. The pH was 5.5. After 4 minutes of flotation 1000 gpt of lime was added and the pH increased to 8.2. This was followed by an additional 4 minutes of flotation. The concentrate and tails were dried, sampled and assayed. The results are shown in Table XIV.

Table XIV Flotation test results on "Tailings #2"

Product	Weight %	Assay, %				Distribution, %			
		Acid Sol Cu	Cu(total)	Acid Sol Zn	Zn(total)	Acid Sol Cu	Cu(total)	Acid Sol Zn	Zn(total)
Flotation Concentrate	1.1	0.93	1.88	0.366	0.580	10.5	12.3	8.1	7.5
Flotation Tails	98.9	0.09	0.15	0.046	0.079	89.5	87.7	91.9	92.5
Calculated Head	100.0	0.10	0.17	0.050	0.084	100.0	100.0	100.0	100.0

Bottle roll leach tests

Two bottle roll test were run on Tailing #2 sample as received.. In the first test 1000 grams of the ore was leached for 96 hours with 1000 ml of solution containing 25 gpl sulfuric acid. At the end of the first 8 hours and each 24 hour period the pH of the leach solution was measured and sufficient acid added to reduce the pH to 1.5. In the second test the ore was leached for 96 hours with 1000 ml of solution containing 25 gpl NH_4OH

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A3-1

Appendix 3.0
Capital Cost Estimate Summary

The following is a summary of the pre-feasibility level capital costs for the process plant, pad and ponds at Emerald Isle.

Table A3.1 Emerald Isle Preliminary Rehab/Start-up Cost Estimate Summary		
Direct Costs	**Equipment (US$)**	**Labor (US$)**
SX	139,500	72,200
EW	236,420	191,000
Tank Farm	464,964	126,500
Ponds and Solution Piping	506,803	26,000
Miscellaneous	210,000	27,000
Water Development Costs	500,000	Placeholder Cost Only –Client is investigating
Electrical	1,075,000	
Subtotal Direct Costs	**3,132,687**	**442,700**
Indirect Costs		
Detail Engineering	200,000	
Procurement	100,000	
Construction Management	150,000	
Initial Fill Reagents	288,750	
Performance Bond	312,400	
Owner's Cost	100,000	
Subtotal Indirect Costs	**1,151,150**	
Total Direct and Indirect Costs	**4,726,537**	
20% Contingency	945,307	
Project Total	**5,671,844**	

Basis of the Estimate

This capital cost estimate is based on an evaluation of the equipment and materials during a site visit on July 11 and August 7, 2006. This assumes some of the equipment will be refurbished and some new equipment will have to be purchased for the project. The estimate is based on a plant with a capacity of 2,000 tpd of ore delivered to the heap leach pad. K D Engineering (KDE) was requested by Emerald Isle to prepare a capital cost estimate for the purposes of performing a pre-feasibility estimate level capital cost for the project.

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A3-3

The water development capital cost has not been determined as of the date of this report; therefore, the client requested that we include a placeholder of US$500,000 until this can be defined further.

To develop the costs for electrical power, KDE met with the local power company and then with an electrical contractor to come up with the detailed costs in the estimate.

Indirect Costs

The indirect costs will be factored based on similar projects performed by KDE and will include costs for the following items:

- Engineering and Procurement;
- Construction Management;
- Initial Fill Reagents;
- Performance Bond; and
- Owner's Costs.

Project Contingency

A 20% contingency was added to the capital cost due to the preliminary definition of the facilities at this time.

Fresh water development and an overland pipeline to the proposed mine site and a power line upgrade to the proposed mine site

Exclusions to Capital Cost

- Future Sustaining Costs:
  - New Leach Pad Costs (Estimated Cost US$2.8 Million)
  - Miscellaneous Painting and Minor Equipment (Estimated Cost US$0.4 million)
- Bleed Pond for Zinc (Estimated Cost US$2 Million)
- Definitive Cost of Water Development Pumps and Pipeline
- Power Line Upgrade to Proposed Mine Site
- Trade-off Studies to Maximize Efficiencies
- Mining and Ore haulage Costs

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A4-1

A4-2

Leach Stockpile Expansion Explanations for Estimate	
TASK	ASSUMPTIONS
Leach Pad Expansion Earth Work	All earthwork is based on 591,141 sq ft. leach stockpile area
Mobilization / Demobilization	Mobililize all equipment and people to perform the work.
Clearing / Grubbing	This will involve removing all organic materials, man made debris, and large rocks from the footprint of the leach stockpile that has the potential to damage the liner, once placed on the bedding material.
Subgrade preparation	This will involve shaping the footprint of the leach stockpile taking out surface irregularities and creating gentle contours for the liner to be placed. It is assumed that NO material/tailing will need to be removed from the low point where the storm water currently ponds
Crushing / Screening Material	The screened material will be within 1/2 mile of the leach stockpile site.
Hauling Material within 1/2 mile	The material will be hauled a distance no greater than 1/2 mile from the leach stockpile site.
Soil Bedding Layer (min 6")	This material will be dumped by truck and spread by dozer over the subgrade in lifts no less than 6 inches thick.
Soil Protective Layer (min 1.5 ft)	This material will be dumped by truck and placed by dozer in lifts no less than 1.5 ft thick.
Liner Anchor Trench and Swale	A swale will need to be constructed around the parimeter of the expansion stockpile to prevent storm water from flowing onto the liner and to prevent PLS from flowing outside the stockpile boundary. Also, a trench will need to be excavated and the material placed back in the trench and compacted once the liner has been placed into the trench.
Demolition	
Buildings Demolition	Three buildings will be demolished and removed from site. These three buildings fall within the footprint of the leach stockpile
Liner Construction	
Liner Placement	The liner will be an 80 mil liner with a 10 ft lined channel on the outslopes and anchored in a trench around the perimeter.
PLS Collection	
Tank	The tank will be SS and founded on a concrete footer.
Collection Piping and Headers	The main 12 inch collection pipe is oriented in the North / South direction with 4" perforated pipe tied to this main pipe on 10 ft centers and oriented in the East / West direction.
Pumps and Piping	Pumps and pipling to deliver the PLS to the SXEW Plant
Electrical & Instrumentation	Electrical and instrumentation for the PLS Collection
Storm Water Structures	
25 Ft High Earthen Dam	Dam will be 25 ft tall with a 20 ft top width.

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A4-4

STORMWATER BERM
STORMWATER OUTFALL
LEACH SOLUTION DIVERSION DITCH
RIPRAP PROTECTION FACE OF TAILINGS
AND FACE OF STORMWATER DAM
STORMWATER DISCHARGE
LEACH SOLUTION DIVERSION DITCH
ANCHOR TRENCH OUTER LIMIT
LEGEND
NOTES:
TAILINGS STOCKPILE
VOLUME TABLE*
FILL (CY)
TONS (T)
DRAFT
PRE-FEASIBILITY DRAFT
NOT FOR CONSTRUCTION
FOR DISCUSSION PURPOSES ONLY
STE-GENEVIÈVE
EMERALD ISLE
LEACH STOCKPILE EXPANSION
CONCEPTUAL PLAN
MWH

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A5-3

Table C
Power Consumption

BASIS		
Ore Production, stpy		720,000
Ore grade, % total copper		0.48
Copper recovery, percent		76%
Copper production, lbs/year		5,251,368
PLS flow, gpm		465
PLS grade, gpl		2.92
Raffinate grade, gpl		0.23
SX operating time, percent		96
Year	1	
Production rate, stpy	720,000	
Cathode, lbs/year	5,251,368	
Months per year	12	
Crushing shifts/day	1	
Total leach solution flow, gpm	465	
PLS flow, gpm	465	

Area	Equipment/Basis	Installed Hp	Draw at full Capacity (%)	Utilization (% of capacity)	Operating Hours/day	kWh/day
Crushing	Jaw crusher feeder	40	80	49	8	94.2
	Jaw crusher	200	85	49	8	500.3
	Jaw crusher disch conveyor	20	80	49	8	47.1
	Agglomerator	40	80	49	8	94.2
	Misc. allowance 5%					32.1
	Total	890				767.9
Conveying	Conveyors (20)	400	80	75	8	1,430.4
SX and tank farm		From Equipment List				3,509.4
EW	Rectifier	1.0 kWh/lb copper				14,387.3
Ancillaries		0.04 kWh/lb copper				575.5
Total						20,670.5
kWh/pound of copper						1.4
kWh/ton of ore						10.5
Cost of power, $/kWh						$0.079
Annual cost, $						$598,313

Note: Does not include any transmission or transforming losses. Consumption is at the plant motor.

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A5-5

Table E
Labor Cost

Year	1
Months per year	12
Crushing shifts/day	1

Area	Description	No.	Pay Rate ($/hr)	($/month)	Burden (%)	Annual Cost ($) (1)
Crushing	(By Contractor)					
	Supervisor	0		$5,000.00	30	$0
	Operator	0	$18.00		30	$0
	Helper	0	$15.50		30	$0
	Laborer	0	$15.00		30	$0
Conveying and stacking	(By Contractor)					
	Operator	0	$18.00		30	$0
	Helper	0	$15.50		30	$0
	Laborer	0	$15.00		30	$0
Leach						
	Helper	2	$15.50		30	$94,463
	Laborer	2	$15.00		30	$86,268
SX, tank farm, and EW						
	Superintendent	1		$7,500.00	30	$117,000
	Secretary	1		$2,500.00	30	$39,000
	Supervisor	2		$5,000.00	30	$156,000
	Chief metallurgist	1		$5,500.00	30	$85,800
	SX/EW operators	4	$18.00		30	$219,398
	SX/EW helpers	4	$15.50		30	$188,926
	Crane operator	1	$18.00		30	$54,850
	Fork lift operator	1	$18.00		30	$54,850
	Laborer	4	$15.00		30	$182,832
	Clerk	1	$10.00		30	$30,472
Maintenance						
	Maintenance supervisor	1		$5,500.00	30	$85,800
	Mech/pipe/welder	3	$20.00		30	$182,832
	Elect/instr.	1	$20.00		30	$60,944
Laboratory						
	Assayer	1		$3,333.00	30	$51,995
	Lab technicians	2	$15.00		30	$91,416
Total		32				$1,782,846
Cost for year based on months of operation						$1,782,846

Note:
(1) Includes 10 percent overtime with a 10 percent burden on overtime.

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A6-1

APPENDIX 6.0
MINING CONTRACTOR BIDS

As noted in Section 6.5, Behre Dolbear solicited feasibility level bids from three repu mining contractors – N. A. Degerstrom, Inc.; K G L Associates, Inc., and R. E. M Construction Company, LLC (see Attachments 1, 2, and 3).

The mining contractor bids are compared in Tables A6.1, A6.2, A6.3, and A6.4.

Table A6.1
Contractor Bid Comparison – Case 1

	Degerstrom	KGL	Monks
Cost per ton ore with crushing ($/t)	6.50	4.98	10.39
Cost per ton waste ($/t)	4.08	3.50	3.88
Mobilization ($000)	350	1,500	[1]
Demobilization ($000)	250	[2]	[1]

1 – Unit costs include mobilization and demobilization
2 – Demobilization included in mobilization

Table A6.2
Contractor Bid Comparison – Case 2

	Degerstrom	KGL	Monks
Cost per ton ore with crushing ($/t)	4.63	4.02	12.69
Cost per ton waste ($/t)	2.31	2.97	2.41
Mobilization ($000)	350	2,275	[1]
Demobilization ($000)	250	[2]	[1]

1 – Unit costs include mobilization and demobilization
2 – Demobilization included in mobilization

Table A6.3
Contractor Bid Comparison – Total Cost – Case 1 ($million)

	Degerstrom	KGL	Monks
Ore	6.4	4.9	10.2
Waste	9.4	8.0	8.9
Mobilization and Demobilization	0.6	1.5	-
Total	**16.4**	**14.4**	**19.1**

Table A6.4
Contractor Bid Comparison – Total Cost – Case 2 ($million)

	Degerstrom	KGL	Monks
Ore	9.7	8.4	26.6
Waste	15.8	20.3	16.5
Mobilization and Demobilization	0.6	2.3	-
Total	**26.1**	**31.0**	**43.1**

A6-2

A6-3

N.A. DEGERSTROM, INC.

3303 N. SULLIVAN ROAD 99216
P.O. BOX 425, SPOKANE, WASHINGTON 99210

MINE SERVICE DIVISION
Wash. Cont. Lic. No. DE-GE-RN-A375NO

PHONE:
FAX:

December 1, 2006

Bob Dimock
Behre Dolbear & Company, Inc.
Tucson, Arizona

Re: Emerald Isle

Dear Bob:

I have reviewed the data you sent for the Emerald Isle project and have prepared preliminary feasibility numbers based on this data.

Year	Case	Item	Unit	Unit Price
Year 1	Case 1	Waste	Ton	$4.85
		Ore	Ton	$4.55
	Case 2	Waste	Ton	$2.90
		Ore	Ton	$2.60
Year 2	Case 1	Waste	Ton	$4.85
		Ore	Ton	$4.55
	Case 2	Waste	Ton	$1.90
		Ore	Ton	$1.60
Year 3	Case 1	Waste	Ton	$3.20
		Ore	Ton	$2.90
	Case 2	Waste	Ton	$2.50
		Ore	Ton	$2.20
		Ore Crushing 6" minus	Ton	$2.50
		Mobilization	LS	$350,000.00
		Demobilization	LS	$250,000.00

A6-4

BobDimock
Behre Dolbear & Company, Inc.
December 1, 2006
Page 2

The pricing in this preliminary feasibility is based on the following assumptions:

1. Fuel price in estimate is $2.50/gallon; ANFO at $335/ton.
2. Pricing does not include any permits, surveys or taxes.
3. Water source is to be provided by owner and accessible to off-road water truck.
4. Multi-year contracts would be subject to yearly escalation of equipment and labor for work, including force account work.
5. Drill and blast is included based on a 17'x17' drill pattern. There is no provision for wet holes.
6. Haulage routes to be a minimum of 65' wide with maximum ramp grades of 10 percent.
7. These figures are for estimating purposes only. They do not constitute a formal bid.

The high pricing reflects the low production rates, especially in Case 1. For the first two years of this scenario we only need to maintain 350 ton/hour over four days-per-week to reach the desired amounts. Our lowest production fleet is comprised of Caterpillar 50-ton trucks and 988 loaders. This fleet is most efficient when operating above 800 ton/hour.

As you can see, the pricing for Years 2 and 3 in the second case scenario are considerably less, due to the higher production rates. One option to help the pricing for the first scenario could be to mine the material at a higher production rate over a six-month period and crush the rest of the year, assuming adequate stockpile room at the crusher. In Case 2, Year 2 we would have to double shift five days-per-week.

Please feel free to call if you have any questions or require anything further.

Regards,

N.A. DEGERSTROM, INC.

Chris Myers
Vice President

A6-5

KGL ASSOCIATES, INC.

Mining ■ **1.0 MINE** ■ **2.0 INDUSTRIAL** ■ *Reclamation* ■ *Surveyin*

813 14th St., Suite A ■Golden, Colorado 80401 ■ (303) 216-9050 ■ (303) 216-9053Fax

E-mail: kglinc@qwest.net

Contract Mining Budget Estimate
SGV Resources Inc.
Emerald Isle Copper Mine
Kingman, AZ

Prepared for Robert R. Dimock—Behre Dohlbear & Co., Inc.

	Case 1	Case 2
Cost per Ton of Ore	$4.98	$4.02
Cost per Ton of Waste	$3.50	$2.97
Mobilization	$1,500,000	$2,275,000

As your letter stated, this is a plus +/- 25% estimate. With no more knowledge than we have of the material or the conditions, we have been conservative in our estimating. There is good probability that a bid based on more complete information will be more favorable.

Our approach for mining ore includes the following steps:

1.) Dozer ripping to loosen the material.
2.) Mobile impact breaking of boulders as necessary
3.) Loading broken ore with a long range trackhoe to minimize crusher repositioning.
4.) Crushing to 6inch minus with a track-mounted mobile in-pit crusher.
5.) Conveying from the crusher in the pit floor to the leach pile, with no intermediate transfer.
6.) Placing in the leach pile with a stacker/spreader with dozer support.

Waste removal steps include the following:

1.) Dozer ripping to loosen the material.
2.) Mobile impact breaking of boulders as necessary
3.) Loading overburden with a trackhoe
4.) Haulage to waste dump with 30 yd. capacity articulated AWD haulage trucks, with dozer spreading in the dump.

The Case 1 estimate is based on a single shift operation. The Case 2 estimate is based on a double shift operation, and includes two more haulage trucks and a larger dozer for waste dump spreading.

A6-6

R.E. MONKS CONSTRUCTION COMPANY, LLC

Phone (480) 837-3684 ■ Fax (480) 837-7373

HEAVY CONSTRUCTION - EARTHMOVING - HIGHWAYS
SUBDIVISIONS - GOLF COURSES - LANDFILLS
WWW.REMONKS.COM

December 6, 2006

Mr. Robert Dimock, Sr. Associate & Principal
Behre Dolbear & Co., Inc.

RE: Pre-Feasibility Level Bids for Contract Mining at Emerald Isle Copper Mine, Kingman, AZ

VIA: Email

Dear Mr. Dimock;

We have reviewed the information you provided for Contract Mining at Emerald Isle Copper Mine and had discussions with Mark Anderson of your firm concerning the agglomeration process, leach pad construction and haul access. Based on this information and discussion we offer the following Pre-Feasibility Bid for the Contract Mining.

Case 1

	QTY	UOM	Unit Price	Ext. Price
Ore	985,227	TON	10.39	10,236,509
Waste	2,299,845	TON	3.88	8,923,399
				19,159,908

Case 2

	QTY	UOM	Unit Price	Ext. Price
Ore	2,095,709	TON	12.69	26,594,547
Waste	6,841,337	TON	2.41	16,487,622
				43,082,169

The costs for startup and shutdown have been rolled into the unit price for ore. Our proposal is based upon the items of work identified in the "Development Plan" which did not include and thus we have excluded: use tax, engineering, surveying, mining plans, permits and environmental permits, SWPPP preparation and implementation. We have assumed that the ore and waste will require 100% drill & blast and owner will provide acid for incorporating into agglomeration process. For the purposes of this bid we have expensed the conveyor system and the agglomerator.

Please contact me via email or phone (480) 837-3684 for any clarifications or questions. We would be pleased to provide additional services if the decision is made to proceed further with this process.

Sincerely,

R. E. Monks Construction Company, LLC

Mike Claflin
Sr. Estimator
/mc

Southwest Regional Office ■ 16646 E. Laser Drive ■ P.O. Box 17959 ■ Fountain Hills, Arizona 85269
AZ ROC191248 A

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engineering vehicles and equipment	$100,000		
contractor mobilization/demobilization	$350,000		
prestripping	$291,000		
solvent extraction	$187,374		
electrowinning	$408,157		
tank farm	$473,856		
ponds & piping	$447,042		
water development costs	$330,000		
electrical equipment	$860,000		
leach pad expansion		$924,000	$924,000
miscellaneous	$264,000		
infrastructure (admin bldg, etc.)	$315,000		
detail engineering & construct. mgt.	$290,000		
initial fills	$231,000		
bonding, reclamation & closure	$312,400		
working capital			
total investment	$4,859,829	$924,000	$924,000
net cash flow	($5,187,929)	($2,260,250)	($517,770)

project net present value and internal rate of return

discount rate	net present value
0.00%	($15,175,755)
5.00%	($13,353,188)
7.50%	($12,575,197)
10.00%	($11,871,359)
12.50%	($11,232,661)
15.00%	($10,651,379)
17.50%	($10,120,873)
20.00%	($9,635,412)
25.00%	($8,780,416)
30.00%	($8,053,919)

internal rate of return #DIV/0!

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engineering vehicles and equipment	$100,000			
contractor mobilization/demobilization	$350,000			
prestripping	$290,000			
solvent extraction	$211,700			
electrowinning	$427,420			
tank farm	$591,464			
ponds & piping	$532,803			
water development costs	$500,000			
electrical equipment	$1,075,000			
leach pad expansion		$1,400,000	$1,400,000	
miscellaneous	$264,000			
infrastructure (admin bldg, etc.)	$315,000			
detail engineering & construct. mgt.	$350,000			
initial fills	$288,750			
bonding, reclamation & closure	$312,400			
working capital				
total investment	$5,608,537	$1,400,000	$1,400,000	$0
net cash flow	($5,936,637)	$476,565	($1,261,057)	$3,772,913

project net present value and internal rate of return

discount rate	net present value
0.00%	($3,555,295)
5.00%	($3,682,708)
7.50%	($3,722,874)
10.00%	($3,750,536)
12.50%	($3,767,621)
15.00%	($3,775,757)
17.50%	($3,776,326)
20.00%	($3,770,501)
25.00%	($3,743,512)
30.00%	($3,701,146)

internal rate of return -27.39%

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